As filed with the Securities and Exchange Commission on December 23, 1997

                                                    Registration No. 333-_______

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              Quitman Bancorp, Inc.
          -------------------------------------------------------------
          (Exact Name of Small Business Issuer as Specified in Charter)

          Georgia                     6035                       Requested
--------------------------------- ----------------           -------------------
(State or Other Jurisdiction      (Primary SIC No.)           (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)

                 100 West Screven Street, Quitman, Georgia 31643
                                 (912) 263-7538
--------------------------------------------------------------------------------
        (Address and Telephone Number of Principal Executive Offices and
                          Principal Place of Business)

                               Mr. Melvin E. Plair
                      President and Chief Executive Officer
                              Quitman Bancorp, Inc.
                 100 West Screven Street, Quitman, Georgia 31643
                                 (912) 263-7538
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                  Please send copies of all communications to:
                             Charles E. Sloane, Esq.
                             Gregory J. Rubis, Esq.
                              Jean A. Milner, Esq.
                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
           1301 K Street, N.W., Suite 700 East, Washington, D.C. 20005

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this registration statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[  ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
   Title of Each                      Proposed Maximum       Proposed
Class of Securities     Amount to      Offering Price    Maximum Aggregate       Amount of
  To Be Registered    be Registered       Per Unit       Offering Price(1)   Registration Fee
--------------------------------------------------------------------------------------------------
Common Stock,
$.10 Par Value           $661,250          $10.00           $6,612,500           $1,950.69
--------------------------------------------------------------------------------------------------

(1)  Estimated solely for purposes of calculating the registration fee.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
Up to 575,000 Shares of Common Stock (Anticipated Maximum)

                                                           QUITMAN BANCORP, INC.
                     (Proposed Holding Company for Quitman Federal Savings Bank)
                                                         100 West Screven Street
                                                          Quitman, Georgia 31643
                                                                  (912) 263-7538
--------------------------------------------------------------------------------

         Quitman Federal Savings Bank is converting from the mutual form to the stock form of organization. As part of the conversion, Quitman Federal Savings Bank will become a wholly owned subsidiary of Quitman Bancorp, Inc. Quitman Bancorp, Inc. was formed in December 1997 and upon consummation of the conversion will own all of the shares of Quitman Federal Savings Bank. The common stock of Quitman Bancorp, Inc. is being offered to the public in accordance with a Plan of Conversion. The Plan of Conversion must be approved by a majority of the votes eligible to be cast by members of Quitman Federal Savings Bank and by the Office of Thrift Supervision. No common stock will be sold if Quitman Federal Savings Bank does not receive these approvals and Quitman Bancorp, Inc. does not receive orders for at least the minimum number of shares.

--------------------------------------------------------------------------------

                                TERMS OF OFFERING

         An independent appraiser has estimated the market value of the converted Quitman Federal Savings Bank to be between $4,250,000 and $5,750,000, which establishes the number of shares to be offered. Subject to Office of Thrift Supervision approval, up to 661,250 shares, an additional 15% above the maximum number of shares, may be offered. Based on these estimates, we are making the following offering of shares of common stock:

o        Price Per Share:                                     $10.00

o        Number of Shares
         Minimum/Maximum/Maximum, as adjusted:                425,000 to 575,000 to 661,250

o        Underwriting Commissions and Expenses
         Minimum/Maximum/Maximum, as adjusted:                $324,000 to $358,000 to $378,000

o        Net Proceeds to Quitman Bancorp, Inc.
         Minimum/Maximum/Maximum, as adjusted:                $3,926,000 to $4,659,000 to $6,235,000

o        Net Proceeds per Share
         Minimum/Maximum/Maximum, as adjusted:                $9.24 to $9.38 to $9.43

Please refer to Risk Factors beginning on page 1 of this document.

Any transfer of subscription rights is prohibited.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, Office of Thrift Supervision, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

 For information on how to subscribe, call the Stock Information Center at (912) ____ - ____


                            TRIDENT SECURITIES, INC.
                                          , 1998
                                ----------

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Questions and Answers About the Stock Offering..........................
Summary.................................................................
Selected Financial and Other Data.......................................
Risk Factors............................................................
Proposed Purchases by Directors and Officers............................
Use of Proceeds.........................................................
Dividends...............................................................
Market for the Common Stock.............................................
Capitalization..........................................................
Pro Forma Data..........................................................
Historical and Pro Forma Capital Compliance.............................
The Conversion..........................................................
Consolidated Statements of Income of
  Quitman Federal Savings Bank..........................................
Management's Discussion and Analysis of
  Financial Condition and Results of Operations.........................
Business of Quitman Bancorp, Inc........................................
Business of Quitman Federal Savings Bank................................
Regulation..............................................................
Taxation................................................................
Management of Quitman Bancorp, Inc......................................
Management of Quitman Federal Savings Bank..............................
Restrictions on Acquisitions of Quitman Bancorp, Inc....................
Description of Capital Stock............................................
Legal and Tax Matters...................................................
Experts.................................................................
Change in Auditor.......................................................
Registration Requirements...............................................
Where You Can Find Additional Information...............................
Index to Consolidated Financial Statements of
  Quitman Federal Savings Bank..........................................


         This document contains forward-looking statements which involve risks and uncertainties. Quitman Bancorp, Inc.'s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" beginning on page 1 of this document.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING

Q:       What is the purpose of the Offering?

A: The offering means that you will have the chance to become a stockholder of our newly formed holding company, Quitman Bancorp, Inc., which will allow you to share in our future as a federal stock savings bank. The stock offering will increase our capital and funds for lending and investment activities. As a stock savings institution operating through a holding company structure, we will have greater flexibility for investments.

Q:       How do I purchase the stock?

A: You must complete and return the Stock Order Form to us together with your payment, on or before 12:00 noon, __________, __________, 1998. If the stock is not all sold in the Subscription Offering, the stock offering may be extended until __________ ____, 1998.

Q:       How much stock may I purchase?

A: The minimum purchase is 25 shares (or $250). The maximum purchase is 6,000 shares (or $60,000), for any individual person or persons ordering through a single account. No person, related person or persons acting together, may purchase in total more than 10,000 shares (or $100,000). We may decrease or increase the maximum purchase limitation without notifying you. In the event that the offering is oversubscribed, shares will be allocated based upon a formula.

Q:       What happens if there are not enough shares to fill all orders?

A: You might not receive any or all of the shares you want to purchase. If there is an oversubscription in the Subscription Offering, the stock will be offered to the following persons:

          o Priority 1 - Persons who had a deposit account with us of at least $50.00 on December 31, 1995.

          o Priority 2 - Tax Qualified Employee Plans, including the employee stock ownership plan of Quitman Federal Savings Bank.

          o Priority 3 - Persons who had a deposit account of at least $50.00 with us on December 31, 1997.

          o Priority 4 - Other persons entitled to vote on the approval of the conversion.

If the above persons do not subscribe for all of the shares, the remaining shares may be offered in a Community Offering with a preference to persons who reside in Brooks County, Georgia, in a Public Offering, or through Trident Securities, Inc. to certain persons in a Syndicated Public Offering. We have the right to reject any stock order in the community offering or Syndicated Public Offering.

--------------------------------------------------------------------------------

                                       (i)

--------------------------------------------------------------------------------



Q: What particular factors should I consider when deciding whether to buy the stock?

A: Because of the small size of the offering, there is not expected to be an active market for the shares, which may make it difficult to resell any shares you may own. Also, before you decide to purchase stock, you should read this Prospectus, including the Risk Factors section on pages 1-____.

Q: As a depositor or borrower member of Quitman Federal Savings Bank, what will happen if I do not purchase any stock?

A: You presently have voting rights since we are in the mutual form; however, once we convert, voting rights will be held by the stockholders. You are NOT required to purchase stock. Your deposit account, certificate account and any loans you may have with us will be NOT be affected.

Q: Who can help answer any other questions I may have about the stock offering?

A: In order to make an informed investment decision, you should read this entire document. In addition, you should contact:

                            Stock Information Center
                              Quitman Bancorp, Inc.
                              100 W. Screven Street
                             Quitman, Georgia 31643
                                 (912) ____-____

--------------------------------------------------------------------------------

                                      (ii)

--------------------------------------------------------------------------------

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to the financial statements of Quitman Federal Savings Bank. References is this document to "we", "us", and "our" refer to Quitman Federal Savings Bank. In certain instances where appropriate, "we", "us", or "ours" refers collectively to Quitman Bancorp, Inc. and Quitman Federal Savings Bank. References in this document to "QBI" refers to Quitman Bancorp, Inc.

The Companies
                              Quitman Bancorp, Inc.
                             100 West Screven Street
                             Quitman, Georgia 31643
                                 (912) 263-7538

         Quitman Bancorp, Inc. is not an operating company and has not engaged in any significant business to date. It was formed in December 1997 as a Georgia-chartered corporation to be the holding company for Quitman Federal Savings Bank. The holding company structure will provide greater flexibility in terms of operations, expansion and diversification. See page __________.

                          Quitman Federal Savings Bank
                             100 West Screven Street
                             Quitman, Georgia 31643
                                 (912) 263-7538

         Quitman Federal Savings Bank was founded in 1936 under the name "Quitman Federal Savings and Loan Association." In November 1997 we changed our name to Quitman Federal Savings Bank. We are a community and customer oriented federal mutual savings bank. We provide financial services to individuals, families and small businesses. Historically, we have emphasized residential mortgage lending, primarily originating one- to four-family mortgage loans and funded these loans with certificates of deposit. In recent years we have increasingly emphasized consumer, commercial and construction lending and have begun to use borrowings as a source of funding. At September 30, 1997 we had total assets of $39.2 million, deposits of $34.5 million, and total equity of $3.0 million. See pages __________ to ____________.

The Stock Offering

         Between 425,000 and 575,000 shares of common stock are being offered at $10.00 per share. As a result of changes in market and financial conditions prior to completion of the conversion, or to fill the order of our employee stock ownership plan and subject to Office of Thrift Supervision approval, the offering may be increased to 661,250 shares without further notice to you. In such event, you will not have the opportunity to change or cancel any stock order previously delivered to us.

Stock Purchases

         The shares of common stock will be offered on the basis of priorities. As a depositor or borrower member, you will receive subscription rights to purchase the shares. The shares will be offered first in a Subscription Offering and any remaining shares may be offered in a Community Offering, Public Offering, or Syndicated Public Offering. See pages __________ to __________.

--------------------------------------------------------------------------------
                                      (iii)

--------------------------------------------------------------------------------

Subscription Rights

         You may not sell or assign your subscription rights. Any transfer of subscription rights is prohibited by law.

The Offering Range and Determination of the Price Per Share

         The offering range is based on an independent appraisal of the estimated market value of the common stock by FinPro Financial Services, Inc., an appraisal firm experienced in appraisals of savings institutions. FinPro has estimated, that in its opinion as of __________ ____, 1997 the aggregate pro forma market value of the common stock ranged between $4,250,000 and $5,750,000 (with a mid-point of $5,000,000). The estimated market value of the shares is our estimated market value after giving effect to the sale of shares in this offering.

         The appraisal was based in part upon our financial condition and operations and the effect of the additional capital raised by the sale of common stock in this offering. The $10.00 price per share was determined by our board of directors and is the price most commonly used in stock offerings involving conversions of mutual savings institutions. The independent appraisal will be updated prior to the consummation of the conversion. If the estimated market value of the common stock is either below $4,250,000 or above $6,612,500. You will be notified and will have the opportunity to modify or cancel your order. See pages __________ to __________.

Termination of the Offering

         The Subscription Offering will terminate at 12:00 p.m., Eastern Time, on __________ ____, 1997. The Community Offering or Public Offering, if any, may terminate at any time without notice but no later than __________ ____, 1998, without approval by the OTS.

Benefits to Management from the Offering

         Our full-time employees will participate in the offering through individual purchases and through purchases of stock by our employee stock ownership plan, which is a type of retirement plan. We also intend to implement a restricted stock plan and a stock option plan, which may benefit the President and other officers and directors. Officers and directors may be granted common stock under a restricted stock plan without payment of cash. The restricted stock plan and stock option plan may not be adopted until after the conversion and are subject to stockholder approval and compliance with OTS regulations.

Use of the Proceeds Raised from the Sale of Common Stock

         Quitman Bancorp, Inc. will use a portion of the net proceeds from the stock offerings to purchase all the common stock to be issued by us in the conversion and to make a loan to our employee stock ownership plan to fund its purchase of stock in the conversion. The balance of the funds will be retained as Quitman Bancorp, Inc.'s initial capitalization. See page __________.

--------------------------------------------------------------------------------
                                      (iv)

--------------------------------------------------------------------------------

Dividends

         It is anticipated that QBI will pay an annual cash dividend of $.20 per share following the completion of the first quarter of 1999.

Market for the Common Stock

         Since the size of the offering is relatively small, it is unlikely that an active and liquid trading market will develop and be maintained. Investors should have a long-term investment intent. Persons purchasing shares may not be able to sell their shares when they desire or sell them at a price equal to or above $10.00. See page __________.


Important Risks in Owning Quitman Bancorp, Inc.'s Common Stock

         Before you decide to purchase stock in the offering, you should read the Risk Factors section on pages 1 -__________ of this document.


--------------------------------------------------------------------------------
                                       (v)

--------------------------------------------------------------------------------

                        SELECTED FINANCIAL AND OTHER DATA

         We are providing the following summary financial information about us for your benefit. This information is derived from our 1997 and 1996 audited financial statements, as shown below. The following information is only a summary and you should read it in conjunction with our financial statements and notes beginning on page F-1.

Selected Financial Data

         The following table sets forth certain information concerning the financial position of the Savings Bank at the dates indicated:

                                                                    At September 30,
                                                                ----------------------------
                                                                    1997            1996
                                                                -----------     ------------
                                                                       (Dollars in
                                                                       thousands)
Total amount of:
  Assets...................................................         $39,192         $36,173
  Cash and cash equivalents................................             657             765
  Loans receivable, net....................................          33,326          30,805
  Investment securities available-for-sale.................           3,046           1,781
  Investment securities held-to-maturity...................             805           1,663
  Savings deposits.........................................          34,471          31,729
  Other borrowings.........................................           1,300           1,200
  Total equity(1)..........................................           2,959           2,667

Number of:
  Loans....................................................           1,471           1,421
  Full service offices.....................................               1               1

-----------------------------
(1)  Includes   retained   earnings   and   unrealized   gains  and   losses  on
     available-for-sale securities.

--------------------------------------------------------------------------------
                                      (vi)

--------------------------------------------------------------------------------

Summary of Operations

         The following table summarizes the Savings Bank's results of operations for each of the periods indicated:

                                                                                   Year Ended September 30,
                                                                                  ----------------------------
                                                                                   1997                 1996
                                                                                  --------             -------
                                                                                       (In thousands)
Interest income.....................................................               $3,198              $2,907
Interest expense....................................................                1,978               1,844
                                                                                    -----               -----
Net interest income.................................................                1,220               1,063
Provision for loan losses...........................................                  136                  36
                                                                                    -----               -----
Net interest income after provision for loan losses.................                1,084               1,027
                                                                                    -----               -----
Non-interest income.................................................                   45                  49
Non-interest expense(1).............................................                  747                 922
                                                                                    -----               -----
Income before income taxes..........................................                  382                 154
Income tax expense..................................................                  119                  51
                                                                                    -----               -----
Net income .........................................................               $  263              $  103
                                                                                    =====               =====


-----------------
(1) Includes a non-recurring expense of $185,647 for the year ended September 30, 1996 for a one-time deposit premium to recapitalize the SAIF.

--------------------------------------------------------------------------------
                                      (vii)

--------------------------------------------------------------------------------

Key Operating Ratios

         The table below sets forth certain performance ratios of the Savings Bank at the dates or for the periods indicated.

                                                                                      At or For the Year Ended
                                                                                            September 30,
                                                                                -------------------------------------
                                                                                     1997                    1996
                                                                                -------------            ------------
Performance Ratios:
Return on average assets (net income
  divided by average total assets)..................................                    .70%                    .30%
Return on average equity (net income
  divided by average equity)........................................                   9.34%                   3.93%
Ratio of average equity to average assets ratios (average
  equity divided by average total assets)...........................                   7.46%                   7.58%
Equity to assets at period end......................................                   7.55%                   7.38%
Interest rate spread................................................                   3.07%                   2.78%
Net interest margin.................................................                   3.37%                   3.15%
Average interest-earning assets to average
  interest-bearing liabilities......................................                 105.52%                 106.83%
Net interest income after provision for loan
  losses, to total non-interest expenses............................                 145.07%                 111.35%

Asset Quality Ratios:
Non-performing loans to total assets................................                   1.22%                   2.41%
Non-performing assets to total assets...............................                   1.38%                   2.41%
Non-performing loans to total loans, net............................                   1.43%                   2.83%
Allowance for loan losses to total loans, net,
  at end of period..................................................                   1.03%                    .68%
Allowance for loan losses to
  non-performing loans..............................................                  72.54%                  24.11%


--------------------------------------------------------------------------------
                                     (viii)

                                  RISK FACTORS

         In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in our common stock.

Intent to Remain Independent

         We have operated as an independent community oriented savings bank since 1936. It is our intention to continue to operate as an independent community institution following the Conversion. Accordingly, you are urged not to subscribe for shares of our common stock if you are anticipating a quick sale by us. See "Business of Quitman Bancorp, Inc."

Increased Construction Lending in Recent Periods

         More than 10% of our loan portfolio consists of construction loans. Most of these construction loans have been originated during the past several years to a small number of borrowers to enable each of them to construct multiple homes in our market area. We originate construction loans, which are a form of temporary financing, because we receive higher interest rates from these borrowers. We also typically originate permanent financing loans for the purchase of these homes after they are constructed. We think construction loans have more risk than other loans we originate. We have not always originated the dollar volume of construction loans that we recently have. We do not expect the dollar amount of construction loans to significantly increase in the future. Because most of our construction loan borrowers are building more than one home at a time, including homes for which the ultimate borrower has not yet been identified, these loans are more speculative than our other loans. Construction loans are for relatively greater dollar amounts than we usually extend for other loans. The resulting larger loans with the increased risk could have a material negative impact on our financial condition and results of operations if one or more of these builders were unable to repay the amount they borrowed. See "Business of Quitman Federal Savings Bank -- Lending Activities -- Residential Construction Loans."

Lack of Active Market for Common Stock

         Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all, or sell your shares at a price equal to or above the price you paid for them. The common stock may not be appropriate as a short-term investment. See "Market for the Common Stock."

Limitations on Growth

         Economic growth in our market area remains dependent upon a local, agriculture-based economy. Our deposit and loan activity is affected by economic conditions in our market area. Housing values, employment levels, and household income are at lower levels within a five mile radius of our office than they are within a 10 and 20 mile radius of our office. Within a five mile radius of our office, the population is declining and certain areas have extremely low housing values and household income. Most of our growth in recent years has come from outside five and ten mile radiuses of our office. We may not be able to remain the same size or continue to grow in our market area if our office is too far from our potential customers. Further, we do not believe that we will substantially increase our consumer lending portfolio without hiring another employee who is experienced in consumer lending or that we will be able to significantly increase our construction lending portfolio, both of which portfolios have grown in recent years. As a result, our continued growth may depend upon such things as opening a branch office, and our success in hiring additional people or creating new products. See "Business of Quitman Federal Savings Bank -- Market Area."

Potential Impact of Changes in Interest Rates and the Current Interest Rate Environment

         Our ability to make a profit, like that of most financial institutions, is substantially dependent on our net interest income, which is the difference between the interest income we earn on our interest-earning assets (such as mortgage loans and investment securities) and the interest expense we pay on our interest-bearing liabilities (such as deposits and borrowings). Most of our mortgage loans have rates of interest which are fixed for the term of the loan ("fixed rates") and are generally originated with terms of up to five years, while deposit accounts have significantly shorter terms to maturity. Because our interest-earning assets generally have fixed rates of interest and have longer effective maturities than our interest-bearing liabilities, the yield on our interest-earning assets generally will adjust more slowly to changes in interest rates than the cost of our interest-bearing liabilities. As a result, our net interest income will be adversely affected by material and prolonged increases in interest rates. In addition, rising interest rates may adversely affect our earnings because there may be a lack of customer demand for loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset/Liability Management."

         Changes in interest rates can also affect the average life of loans and mortgage-backed securities. Historically lower interest rates have resulted in increased prepayments of loans and mortgage-backed securities, as borrowers refinanced their mortgages in order to reduce their borrowing cost. Under these circumstances, we are subject to reinvestment risk to the extent that we are not able to reinvest such prepayments at rates which are comparable to the rates on the prepaid loans or securities.

Decreased Return on Average Equity and Increased Expenses Immediately After Conversion

         As a result of the conversion, our equity will increase substantially. Our expenses will increase because of the costs associated with our employee stock ownership plan, restricted stock plan, and the costs of being a public company. We also expect to offer checking accounts and may offer the use of an automated teller machine (an "ATM") to our customers during 1998. Our preparation costs for these products and the costs of soliciting checking account funds will also increase our expenses. We do not know if we will receive sufficient checking account funds or other income to offset these additional costs. Because of the increases in our equity and expenses, our return on equity may decrease as compared to our performance in previous years. Initially, we intend to invest the net proceeds in short term investments which generally have lower yields than residential mortgage loans. A lower return on equity could reduce the trading price of our shares. For 1997 our return on average equity was 9.34%.

Anti-Takeover Provisions and Statutory Provisions That Could Discourage Hostile Acquisitions of Control

         Provisions in QBI's articles of incorporation and bylaws, the general corporation law of Georgia, and certain federal regulations may make it difficult for someone to pursue a tender offer, change in control or takeover attempt which is opposed by our management and the board of directors. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current board of directors or management of QBI more difficult. In addition, the effect of these provisions could be to reduce the trading price of our stock. These provisions include: restrictions on the acquisition of QBI's equity securities and limitations on voting rights; the classification of the terms of the members of the board of directors; certain provisions relating to the meeting of stockholders; denial of cumulative voting to stockholders in the election of directors; the issuance of preferred stock and additional shares of common stock without shareholder approval; and supermajority provisions for the approval of certain business combinations. See "Restrictions on Acquisitions of Quitman Bancorp, Inc."

Possible Voting Control by Directors and Officers

         The proposed purchases of the common stock by our directors, officers and employee stock ownership plan, as well as the potential acquisition of the common stock through the stock option plan and restricted stock plan, together with the votes of a few supporters, could make it difficult to obtain majority support for stockholder proposals which are opposed by our management and board of directors. Based upon the midpoint of the estimated valuation range, our officers and directors intend to purchase approximately 8% of the common shares offered in the conversion. In addition, the voting of those shares could block the approval of transactions (i.e., business combinations and amendment to our articles of incorporation and bylaws) requiring the approval of 80% of the stockholders under QBI's articles of incorporation. See "Proposed Purchases by Directors and Officers," "Management of Quitman Federal Savings Bank -- Executive Compensation," "Description of Capital Stock," and "Restrictions on Acquisitions of Quitman Bancorp, Inc."

Possible Dilutive Effect of RSP and Stock Options

         If the conversion is completed and shareholders approve the restricted stock plan and stock option plan, we will issue stock to our officers and directors through these plans. If the shares for the restricted stock plan and stock options are issued from our authorized but unissued stock, your voting interests could be cumulatively diluted by up to approximately 12.3% and the trading price of our stock may be reduced. See "Pro Forma Data," "Management of Quitman Federal Savings Bank -- Proposed Future Stock Benefit Plans," and "-- Restricted Stock Plan."

Financial Institution Regulation and Future of the Thrift Industry

         We are subject to extensive regulation, supervision, and examination by the OTS and FDIC. Bills have been introduced in Congress that could consolidate the OTS with the Office of the Comptroller of the Currency ("OCC") and require the Bank to adopt a commercial charter. If we become a commercial bank, our investment authority and the ability of QBI to engage in diversified activities may be limited, which could adversely affect our value and profitability. See "Regulation."

Restrictions on Repurchase of Shares

         Generally, during the first year following the conversion, QBI may not repurchase its shares. During each of the second and third years following the conversion, QBI may repurchase up to 5% of its outstanding shares. During those periods, if we decide that additional repurchases would be a good use of funds, we would not be able to do so without first obtaining OTS approval. There is no assurance that OTS approval would be given. See "The Conversion -- Restrictions on Repurchase of Shares."

                  PROPOSED PURCHASES BY DIRECTORS AND OFFICERS

         The following table sets forth the approximate purchases of common stock by each director and executive officer and their associates in the conversion. Shares purchased by officers and directors in the conversion may not be sold for at least one year. The table assumes that 500,000 shares (the midpoint of the estimated valuation range, "EVR") of the common stock will be sold at $10 per share and that sufficient shares will be available to satisfy subscriptions in all categories. However, officers and directors and their associates may not buy more than 35% of the total amount of shares sold in the conversion.

                                                                                           Aggregate
                                                                        Total              Price of               Percent
                                                                       Shares               Shares               of Shares
             Name                          Position                 Purchased(1)         Purchased(1)          Purchased(1)
------------------------------   -----------------------------   ------------------   -------------------   ---------------
Claude R. Butler                 Chairman                               10,000              $100,000                 2.0%
Larry Cunningham                 Vice Chairman                           5,000                50,000                 1.0%
Walter B. Holwell                Director                                3,500                35,000                 0.7%
John W. Romaine                  Director                                6,000                60,000                 1.1%
Daniel M. Mitchell, Jr.          Director                               10,000               100,000                 2.0%
Melvin E. Plair                  Director, President and
                                 Chief Executive
                                 Officer                                 1,500                15,000                 0.4%
Peggy Forgione                   Vice President and
                                 Controller                              2,500                25,000                 0.5%
                                                                        ------               -------                 ---
                                                                       $38,500              $385,000                 7.7%
                                                                        ======               =======                 ===

----------
(1) Does not include shares purchased by the employee stock ownership plan (the "ESOP").

                                 USE OF PROCEEDS

         QBI Bancorp will use 50% of the net proceeds from the offering to purchase all of the capital stock we will issue in connection with the conversion. A portion of the net proceeds to be retained by QBI will be loaned to our employee stock ownership plan to fund its purchase of 8% of the shares sold in the Conversion. On a short-term basis, the balance of the net proceeds retained by QBI will initially be invested in short-term investments. Although there are no current plans, the net proceeds may later be used to fund acquisitions of other financial services institutions or to diversify into non-banking activities, such as real estate acquisition and development. The net proceeds may also serve as a source of funds for the payment of dividends to stockholders or for the repurchase of the shares. A portion of the net proceeds may also be used to fund the purchase of 4% of the shares for a restricted stock plan (the "RSP") which is anticipated to be adopted following the Conversion. See "Pro Forma Data."

         The funds we receive from the sale of our capital stock to QBI will be added to our general funds and will be used for general corporate purposes including: (i) investment in mortgages and other loans, (ii) investment in U.S. Government and federal agency securities, (iii) investment in mortgage-backed securities, (iv) funding loan commitments or (v) repaying FHLB advances. We may also use some of these funds for the preparation costs we expect to incur in connection with offering checking accounts and the use of an ATM to our customers. However, initially we intend to invest the net proceeds in short-term investments until we can deploy the proceeds into higher yielding loans. The funds added to our capital will further strengthen our capital position. We may use a portion of the funds to expand or relocate our office or to establish a branch office; however, we have no definite plans at this time.

         The net proceeds may vary because the total expenses of the conversion may be more or less than those estimated. We expect our estimated expenses to range from $324,000 to $358,000 (or up to $378,000 in the event the maximum of the estimated valuation range is increased to up to $6,612,500). Our estimated net proceeds will range from $3,926,000 to $4,659,000 (or up to $6,235,000 in the event the maximum of the estimated valuation range is increased to $6,612,500). See "Pro Forma Data." The net proceeds will also vary if expenses are different or if the number of shares to be issued in the conversion is adjusted to reflect a change in our estimated pro forma market value. Payments for shares made through withdrawals from existing deposit accounts with us will not result in the receipt of new funds for investment by us but will result in a reduction of our liabilities and interest expense as funds are transferred from interest-bearing certificates or accounts.

                                    DIVIDENDS

         Upon conversion, QBI's board of directors will have the authority to declare dividends on the shares, subject to statutory and regulatory requirements. It is anticipated that QBI will pay an annual cash dividend of $.20 following completion of the first quarter of 1999. Declarations of dividends by the board of directors will depend upon a number of factors, including: (i) the amount of the net proceeds retained by QBI in the conversion,
(ii) investment opportunities available, (iii) capital requirements, (iv) regulatory limitations, (v) results of operations and financial condition, (vi) tax considerations, and (vii) general economic conditions. Upon review of such considerations, the board may authorize future dividends if it deems such payment appropriate and in compliance with applicable law and regulation. In addition, from time to time in an effort to prevent the accumulation of excess levels of capital, QBI may pay special cash dividends. Special cash dividends, if paid, may be paid in addition to, or instead of, regular cash dividends. For a period of one year following the completion of the conversion, we will not pay any dividends that would be treated for tax purposes as a return of capital nor take any actions to pursue or propose such dividends. In addition, there can be no assurance that regular or special dividends will be paid, or, if paid, will continue to be paid. See "Historical and Pro Forma Capital Compliance," "The

Conversion -- Effects of Conversion to Stock Form on Depositors and Borrowers of Quitman Federal Savings Bank -- Liquidation Account" and "Regulation -- Dividend and Other Capital Distribution Limitations."

         QBI is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders although the source of such dividends will be dependent in part upon the receipt of dividends from us. QBI is subject, however, to the requirements of Georgia law, which generally limit the payment of dividends to amounts that will not affect the ability of QBI, after the dividend has been distributed, to pay its debts in the ordinary course of business.

         In addition to the foregoing, the portion of our earnings which has been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by us to pay cash dividends to QBI without the payment of federal income taxes by us at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. See "Taxation -- Federal Taxation" and Note 9 to our financial statements. QBI does not contemplate any distribution by us that would result in a recapture of our bad debt reserve or otherwise create federal tax liabilities.

                           MARKET FOR THE COMMON STOCK

         As a newly organized company, QBI has never issued capital stock, and consequently there is no established market for the common stock. Following the completion of the offering, it is anticipated that the common stock (symbol:
___________) will be traded on the over-the-counter market with quotations available through the OTC Electronic Bulletin Board. Trident is expected to make a market in the common stock by developing and maintaining historical stock trading records, soliciting potential buyers and sellers and attempting to match buy and sell orders. In connection with its market making activities, Trident may buy or sell shares from time to time for its own account. However, Trident will not be subject to any obligation with respect to such efforts. If the common stock cannot be quoted and traded on the OTC Bulletin Board it is expected that the transactions in the common stock will be reported in the pink sheets of the National Quotation Bureau, Inc.

         The development of an active trading market depends on the existence of willing buyers and sellers. Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained. You could have difficulty disposing of your shares and you should not view the shares as a short-term investment. You may not be able to sell your shares at a price equal to or above the price you paid for the shares.

                                 CAPITALIZATION

         The following table presents, as of September 30, 1997, our historical capitalization and the consolidated capitalization of QBI after giving effect to the conversion and the other assumptions set forth below and under "Pro Forma Data," based upon the sale of shares at the minimum, midpoint, maximum, and 15% above the maximum of the EVR at a price of $10.00 per share.

                                                                                   Pro Forma Consolidated Capitalization
                                                                                         Based on the Sale of (2)(3)
                                                                   ---------------------------------------------------------------
                                                     Historical       425,000            500,000       575,000           661,250
                                                   Capitalization    Shares at          Shares at     Shares at         Shares At
                                                  at September 30,     $10.00             $10.00       $10.00             $10.00
                                                        1997         Per Share          Per Share     Per Share         Per Share
                                                       ------        ---------          ---------     ---------         ---------
                                                                                   (In thousands)
Deposits(1) ..................................        $   34,471   $    34,471         $   34,471    $   34,471        $    34,471
Other Borrowings..............................             1,300         1,300              1,300         1,300              1,300
                                                          ------    ----------          ---------     ---------         ----------
  Total deposits and other borrowings.........        $   35,771   $    35,771         $   35,771    $   35,771        $    35,771
                                                          ======    ==========          =========     =========         ==========

Stockholders' Equity:
 Preferred Stock, no par value per share,
   1,000,000 shares authorized; none to be
   issued.....................................        $       --   $        --         $       --    $       --        $        --
 Common Stock, $.10 par value, 4,000,000
   shares authorized; total shares to be
   issued as reflected........................                --            43                 50            58                 66
Additional paid in capital....................                --         3,883              4,609         5,334              6,169
  Total equity(4).............................             2,959         2,959              2,959         2,959              2,959
Less:
  Common Stock acquired by ESOP...............                --          (340)              (400)         (460)              (529)
  Common Stock acquired by RSP................                            (170)              (200)         (230)              (265)
                                                       ---------    ----------          ---------     ---------         ----------
Total stockholders' equity....................        $    2,959   $     6,375         $    7,018    $    7,661        $     8,400
                                                       =========    ==========          =========     =========         ==========

---------------------
(1) Excludes accrued interest payable on deposits. Withdrawals from savings accounts for the purchase of stock have not been reflected in these adjustments. Any withdrawals will reduce pro forma capitalization by the amount of such withdrawals.
(2) Does not reflect the increase in the number of shares of common stock after the conversion in the event of implementation of the Option Plan or RSP. See "Management of Security Federal Savings Bank - Proposed Future Stock Benefit Plans -- Stock Option Plan" and "-- Restricted Stock Plan."
(3) Assumes that 8% and 4% of the shares issued in the conversion will be purchased by the ESOP and RSP, respectively. No shares will be purchased by the RSP in the conversion. It is assumed on a pro forma basis that the RSP will be adopted by the board of directors, approved by stockholders of QBI, and reviewed by the OTS. It is assumed that the RSP will purchase common stock in the open market within one year of the conversion in order to give an indication of its effect on capitalization. The pro forma presentation does not show the impact of: (a) results of operations after the conversion, (b) changing market prices of shares of common stock after the conversion, or (c) a smaller than 4% purchase by the RSP. Assumes that the funds used to acquire the ESOP shares will be borrowed from QBI for a ten year term at the prime rate as published in The Wall Street Journal. For an estimate of the impact of the ESOP on earnings, see "Pro Forma Data." The Savings Bank intends to make contributions to the ESOP sufficient to service and ultimately retire its debt. The amount to be acquired by the ESOP and RSP is reflected as a reduction of stockholders' equity. The issuance of authorized but unissued shares for the RSP in an amount equal to 4% of the outstanding shares of common stock will have the effect of diluting existing stockholders' interests by 3.9%. There can be no assurance that stockholder approval of the RSP will be obtained. See "Management of Quitman Federal Savings Bank - Proposed Future Stock Benefit Plans - Restricted Stock Plan."
(4) Includes retained earnings and gains and losses on available-for-sale securities. The equity of the Bank will be substantially restricted after the conversion. See "Dividends," "Regulation - Dividends and Other Capital Distribution Limitations," "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of Security Federal Savings Bank - Liquidation Account" and Note 17 to the Financial Statements.

                                 PRO FORMA DATA

         The actual net proceeds from the sale of the common stock cannot be determined until the conversion is completed. However, net proceeds are currently estimated to be between $3.4 million and $5.4 million at the minimum and maximum, as adjusted, of the EVR, based upon the following assumptions: (i) 8% of the shares will be sold to the ESOP and 38,500 shares will be sold to executive officers, and their associates; (ii) Trident will receive a fee of 2.5% of the Common Stock sold in the Conversion, excluding the sale of shares to the ESOP, executive officers, directors and their associates; (iii) no shares will be sold in a Public Offering; (iv) other conversion expenses, excluding the sales fees paid to Trident, will be $236,000; and (v) 4% of the shares will be sold to the RSP. Because management of the Savings Bank presently intends to adopt the RSP within the first year following the conversion, a purchase by the RSP in the conversion has been included with the pro forma data to give an indication of the effect of a 4% purchase by the RSP, at a $10.00 per share purchase price in the market, even though the RSP does not currently exist and is prohibited by OTS regulation from purchasing shares in the conversion. The pro forma presentation does not show the effect of: (a) results of operations after the conversion, (b) changing market prices of the shares after the conversion, (c) less than a 4% purchase by the RSP, or (d) dilutive effects of newly issued shares under the restricted stock plan and the stock option plan (see footnotes 2 and 3).

         The following table sets forth, our historical net earnings and stockholders' equity prior to the conversion and the pro forma consolidated net earnings and stockholders' equity of QBI following the conversion. Unaudited pro forma consolidated net earnings and stockholders' equity have been calculated for the fiscal year ended September 30, 1997 as if the common stock to be issued in the conversion had been sold at October 1, 1996 and the estimated net proceeds had been invested at 5.52%, which was approximately equal to the one-year U.S. Treasury bill rate at September 30, 1997. The one-year U.S. Treasury bill rate, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering. In calculating pro forma income, an effective state and federal income tax rate of 37% has been assumed, resulting in an after tax yield of 3.48% for the fiscal year ended September 30, 1997. Withdrawals from deposit accounts for the purchase of shares are not reflected in the pro forma adjustments. The computations are based upon the assumptions that 425,000 shares (minimum of EVR) shares, 500,000 (midpoint of EVR), 575,000 shares (maximum of EVR) or 661,250 shares (maximum, as adjusted, of the EVR) are sold at a price of $10.00 per share. As discussed under "Use of Proceeds," a portion of the net proceeds that QBI will receive will be loaned to the ESOP to fund its anticipated purchase of 8.0% of shares issued in the conversion. It is assumed that the yield on the net proceeds of the conversion retained by QBI will be the same as the yield on the net proceeds of the conversion transferred to us. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares. Per share amounts have been computed as if the shares had been outstanding at the beginning of the periods or at the dates shown, but without any adjustment of per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds.

         The stockholders' equity information is not intended to represent the fair market value of the shares, or the current value of our assets or liabilities, or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. For additional information regarding the liquidation account, see "The Conversion -- Certain Effects of the Conversion to Stock Form on Depositors and Borrowers of Quitman Federal Savings Bank -- Liquidation Account" and Note 17 to the Financial Statements. The pro forma income derived from the assumptions set forth above should not be considered indicative of the actual results of our operations for any period. Such pro forma data may be materially affected by a change in the price per share or number of shares to be issued in the conversion and by other factors. For information regarding investment of the proceeds see "Use of Proceeds" and "The Conversion -- Stock Pricing" and "-- Change in Number of Shares to be Issued in the Conversion."

                                                                              At or For the Year Ended September 30, 1997
                                                            ------------------------------------------------------------------------
                                                                 425,000             500,000             575,000         661,250
                                                                Shares at           Shares at           Shares at       Shares at
                                                                 $10.00               $10.00             $10.00           $10.00
                                                                Per Share           Per Share           Per Share       Per Share
                                                                ---------           ---------           ---------       ---------
                                                                      (Dollars in thousands, except per share amounts)

Gross proceeds...........................................    $    4,250            $   5,000           $   5,750         $  6,613
Less estimated offering expenses.........................           324                  341                 359              378
                                                                 ------             --------            --------           ------
  Estimated net proceeds.................................         3,926                4,659               5,391            6,235
  Less:  ESOP funded by the Company......................          (340)                (400)               (460)            (529)
         RSP funded by the Company.......................          (170)                (200)               (230)            (265)
                                                              ---------             --------            --------          -------
  Estimated investable net proceeds:                         $    3,416            $   4,059           $   4,701         $  5,441
                                                              =========             ========            ========          =======
Net income:
  Historical net income..................................    $      263            $     263           $     263         $    263
  Pro forma earnings on investable net proceeds..........           119                  141                 164              189
  Pro forma ESOP adjustment(1)...........................           (21)                 (25)                (29)             (33)
  Pro forma RSPs adjustment(2)...........................           (21)                 (25)                (29)             (33)
                                                              ---------             --------            --------          -------
 Total...................................................    $      340            $     354           $     369         $    386
                                                              =========             ========            ========          =======
Net income per share:
  Historical net income per share........................    $     0.67            $    0.57           $    0.49         $   0.43
  Pro forma earnings on net proceeds.....................          0.30                 0.30                0.31             0.31
  Pro forma ESOP adjustment(1)...........................         (0.05)               (0.05)              (0.05)           (0.05)
   Pro forma RSP adjustment(2)...........................         (0.05)               (0.05)              (0.05)           (0.05)
                                                              ---------             ---------           ---------         --------
 Total(5)................................................    $     0.87            $    0.77           $    0.70         $   0.64
                                                              =========             ========            ========          =======
Stockholders' equity:(3)
  Historical.............................................    $    2,959            $   2,959           $   2,959         $  2,959
  Estimated net proceeds.................................         3,926                4,659               5,391            6,235
  Less:  Common stock acquired by ESOP(1)................          (340)                (400)               (460)            (529)
         Common stock acquired by RSP(2).................          (170)                (200)               (230)            (265)
                                                              ---------             --------            --------          -------
 Total...................................................    $    6,375            $   7,018           $   7,660         $  8,400
                                                              =========             ========            ========          =======
Stockholders' equity per share:(3)
  Historical.............................................    $     6.96            $    5.92           $    5.15         $   4.47
  Estimated net proceeds.................................          9.24                 9.32                9.38             9.43
  Less Common Stock acquired by ESOP(1)..................         (0.80)               (0.80)              (0.80)           (0.80)
         Common stock acquired by RSP(2).................         (0.40)               (0.40)              (0.40)           (0.40)
                                                              ---------             --------            --------          -------
 Total...................................................    $    15.00            $   14.04           $   13.33         $  12.70
                                                              =========             ========            ========          =======
Offering price as percentage of pro forma
stockholders' equity per share(4)........................         66.67%               71.23%              75.02%           78.74%
                                                              =========             ========            ========          =======
Ratio of offering price to pro forma earnings per
share(5).................................................         11.49x               12.99x              14.29x           15.63x
                                                              ==========            =========           =========         ========


                                                   (Footnotes on following page)

-------------------
(1) Assumes 8% of the shares sold in the conversion are purchased by the ESOP, and that the funds used to purchase such shares are borrowed from QBI. The approximate amount expected to be borrowed by the ESOP is not reflected as a liability but is reflected as a reduction of capital. We intend to make annual contributions to the ESOP over a ten year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) that 425,000, 500,000, 575,000 and 661,250 shares at the minimum, mid-point, maximum and maximum, as adjusted of the EVR, were committed to be released during the year ended September 30, 1997 at an average fair value of $10.00 per share in accordance with Statement of Position (SOP) 93-6 of the American Institute of Certified Public Accountants ("AICPA"); (ii) the effective tax rate was 37% for such periods; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the per share net earnings. The pro forma stockholders' equity per share calculation assumes all ESOP shares were outstanding, regardless of whether such shares would have been released. Because QBI will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. As a result, to the extent the value of the shares appreciates over time, compensation expense related to the ESOP will increase. For purposes of the preceding tables, it was assumed that a ratable portion of the ESOP shares purchased in the conversion were committed to be released during the period ended September 30, 1997. See
     Note 5 below. If it is assumed that all of the ESOP shares were included in the calculation of earnings per share for the period ended at September 30, 1997, earnings per share would have been $.80, $.71, and $.64, and $.58, respectively, based on the sale of shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the EVR. See Management of Quitman Federal Savings Bank -- Other Benefits -- Employee Stock Ownership Plan.

(2) Assumes issuance to the RSP of 17,000, 20,000, 23,000, and 26,450 shares at the minimum, mid-point, maximum, and maximum, as adjusted of the EVR. The assumption in the pro forma calculation is that (i) shares were purchased by QBI following the conversion, (ii) the purchase price for the shares purchased by the RSP was equal to the purchase price of $10.00 per share and (iii) 20% of the amount contributed was an amortized expense during such period. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price. As we accrue compensation expense to reflect the five year vesting period of such shares pursuant to the RSP, the charge against capital will be reduced accordingly. Implementation of the RSP within one year of conversion would require regulatory and stockholder approval at a meeting of our stockholders to be held no earlier than six months after the conversion. If the shares to be purchased by the RSP are assumed at September 30, 1997, to be newly issued shares purchased from QBI by the RSP at the Purchase Price, at the minimum, midpoint, maximum and maximum, as adjusted, of the EVR, pro forma stockholders' equity per share would have been $14.42, $13.50, $12.81 and $12.21, respectively, and pro forma earnings per share would have been $.84, $.75, $.68 and $.62 for the year ended September 30, 1997. As a result of the RSP from newly issued shares, stockholders' voting interests could be diluted by up to approximately 3.9%. See Management of Quitman Federal Savings Bank -- Proposed Future Stock Benefit Plans -- Restricted Stock Plan.

(3) Assumes that following the consummation of the conversion, QBI will adopt the Option Plan, which if implemented within one year of conversion would be subject to regulatory review and board of director and stockholder approval, and that such plan would be considered and voted upon at a meeting of QBI stockholders to be held no earlier than six months after the conversion. Under the Option Plan, employees and directors could be granted options to purchase an aggregate amount of shares equal to 1096 of the shares issued in the conversion at an exercise price equal to the market price of the shares on the date of grant. In the event the shares issued under the Option Plan were newly issued rather than purchased in the open market, the voting interests of existing stockholders could be diluted by up to approximately 9.1% . At the minimum, midpoint, maximum and the maximum, as adjusted, of the EVR, if all shares under the Option Plan were newly issued at the beginning of the respective periods and the exercise price for the option shares were equal to the Purchase Price, the number of outstanding shares would increase to 467,500, 550,000, 632,500 and 727,375, respectively, pro forma stockholders' equity per share would have been $14.55, $13.67, $13.02 and $12.46, respectively and pro forma earnings per share would have been $.78, $.69 $.62 and $.57, respectively.

(4) Consolidated stockholders' equity represents the excess of the carrying value of the assets of the over its liabilities. The calculations are based upon the number of shares issued in the conversion, without giving effect to SOP 93-6. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the tax bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the shares, the current value of our assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the conversion and by other factors.

(5) Pro forma net income per share calculations include the number of shares assumed to be sold in the conversion and, in accordance with SOP 93-6, exclude ESOP shares which would not have been released during the period. Accordingly, 30,600, 36,000, 41,400, and 47,610 shares have been subtracted from the shares assumed to be sold at the minimum, mid-point, maximum, and maximum, as adjusted, of the EVR, respectively, and 3,400, 4,000, 4,600, and 5,290 shares are assumed to be outstanding at the minimum, mid-point, maximum, and maximum, as adjusted of the EVR. See Note 1 above.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

         The following table presents our historical and pro forma capital position relative to our capital requirements as of September 30, 1997. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "Use of Proceeds," "Capitalization" and "Pro Forma Data." The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to us, see "Regulation -- Savings Institution Regulation -- Regulatory Capital Requirements."

                                                                            Pro Forma(1)
                                          ------------------------------------------------------------------------------------------
                                           $4,250,000              $5,000,000             $5,750,000              $6,612,500
                                             Minimum                Midpoint                Maximum           Maximum,  as adjusted
                                          --------------------  ---------------------  ---------------------  ---------------------
                             Percentage           Percentage             Percentage             Percentage            Percentage
                    Amount   of Assets(2) Amount  of Assets(2)  Amount   of Assets(2)  Amount   of Assets(2)  Amount  of Assets(2)
                    ------   ------------ ------  ------------  ------   ------------  ------   ------------  ------  ------------
                                               (Dollars in Thousands)

GAAP Capital....... $2,959       7.55%    $4,412      10.86%    $4,689      11.46%     $4,965      12.05%     $5,283      12.73%
                     =====      =====      =====      =====      =====      =====       =====      =====       =====      =====

  Tangible
    Capital........ $2,953       7.54%    $4,406      10.84%    $4,683      11.44%     $4,959      12.04%     $5,277      12.71%
  Tangible
    Capital
    Requirement....    588       1.50        610       1.50        614       1.50         618       1.50         623       1.50
                     -----      -----      -----      -----      -----      -----       -----      -----       -----     ------
  Excess........... $2,365       6.04%    $3,796       9.34%    $4,069       9.94%     $4,341      10.54%     $4,654      11.21%
                     =====      =====      =====      =====      =====      =====       =====      =====       =====      =====


  Core
    Capital(3)..... $2,953       7.54%    $4,406      10.84%    $4,683      11.44%     $4,959      12.04%     $5,277      12.71%
  Core Capital
    Requirement(4).  1,176       3.00      1,219       3.00      1,227       3.00       1,236       3.00       1,245       3.00
                     -----      -----      -----      -----      -----      -----       -----      -----       -----     ------
  Excess........... $1,777       4.54%    $3,187       7.84%    $3,455       8.44%     $3,723       9.04%     $4,031       9.71%
                     =====      =====      =====      =====      =====      =====       =====      =====       =====      =====


  Total Risk-
    Based
    Capital(4)..... $3,299      14.25%    $4,406      18.79%    $4,683      19.92%     $4,959      21.05%     $5,277      22.34%
  Risk-Based
    Capital
    Requirement....  1,852       8.00      1,876       8.00      1,880       8.00       1,885       8.00       1,890       8.00
                     -----      -----      -----      -----      -----      -----       -----      -----       -----     ------
  Excess........... $1,447       6.25%    $2,530      10.79%    $2,802      11.92%     $3,074      13.05%     $3,387      14.34%
                     =====      =====      =====      =====      =====      =====       =====      =====       =====      =====

-----------------
(1) Institutions must value available-for-sale debt securities at amortized cost, rather than at fair value, for purposes of calculating regulatory capital. Institutions are still required to comply with SFAS No. 115 for financial reporting purposes. The pro forma data has been adjusted to reflect reductions in our capital that would result from an assumed 8% purchase by the ESOP and 4% purchase by the RSP as of September 30, 1997. It is assumed that QBI will retain 50% of net conversion proceeds. See "Use of Proceeds."
(2)  GAAP, adjusted, or risk-weighted assets as appropriate.
(3) The unrealized gain on securities available-for-sale of $6,000 has been added to GAAP Capital to arrive at our Tangible and Core Capital.
(4) Proposed regulations of the OTS could increase the core capital requirements to a ratio between 4% and 5%, based upon an association's regulatory examination rating. See "Regulation - Regulatory Capital Requirements." Our Risk-Based Capital includes our Tangible Capital plus $346,000 of our allowance for loan losses. Our Risk-weighted assets as of September 30, 1997 totaled approximately $23.2 million. Net proceeds available for investment by us are assumed to be invested in interest earning assets that have a 20% risk-weighting.

                                 THE CONVERSION

         Our board of directors and the OTS have approved the Plan subject to it's approval by our members, and subject to the satisfaction of certain other conditions imposed by the OTS in its approval. OTS approval, however, does not constitute a recommendation or endorsement of the Plan.

General

         On October 14, 1997, our board of directors adopted a Plan of Conversion, pursuant to which we will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and become a wholly owned subsidiary of QBI. The conversion will include adoption of the proposed Federal Stock charter and Bylaws which will authorize the issuance of capital stock by us. Under the Plan, our capital stock is being sold to QBI and the common stock of QBI is being offered to our eligible depositors and members and then to the public. The conversion will be accounted for at historical cost in a manner similar to a pooling of interests. The OTS has approved QBI's application to become a savings and loan holding company and to acquire all of our common stock to be issued in the conversion.

         The shares are first being offered in a Subscription Offering to holders of subscription rights. To the extent shares of common stock remain available after the Subscription Offering, shares of common stock may be offered in a Community Offering or Public Offering on a best efforts basis through Trident in such a manner as to promote a wide distribution of the shares. The Community Offering or Public Offering, if any, may commence anytime subsequent to the commencement of the Subscription Offering. Shares not subscribed for in the Subscription, Community and Public Offerings may be offered for sale by QBI on a best efforts basis in a Syndicated Public Offering conducted by Trident. We have the right, in our sole discretion, to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the Community, Public and Syndicated Public Offering. See "-- Community or Public Offering."

         Shares of common stock in an amount equal to our pro forma market value as a stock savings institution must be sold in order for the conversion to become effective. The Community Offering, Public Offering or Syndicated Public Offering must be completed within 45 days after the last day of the Subscription Offering period unless such period is extended by us with the approval of the OTS. The Plan provides that the conversion must be completed within 24 months after the date of the approval of the Plan by our members.

         In the event that we are unable to complete the sale of common stock and effect the conversion within 45 days after the end of the Subscription Offering, we may request an extension of the period by the OTS. No assurance can be given that the extension would be granted if requested. Due to the volatile nature of market conditions, no assurances can be given that our valuation would not substantially change during any such extension. If the EVR of the shares must be amended, no assurance can be given that such amended EVR would be approved by the OTS. Therefore, it is possible that if the conversion cannot be completed within the requisite period, we may not be permitted to complete the conversion. A substantial delay caused by an extension of the period may also significantly increase the expense of the conversion. No sales of the shares may be completed in the offering unless the Plan is approved by our members.

         The completion of the offering is subject to market conditions and other factors beyond our control. No assurance can be given as to the length of time following approval of the Plan at the meeting of our members that will be required to complete the sale of shares being offered in the conversion. If delays are experienced, significant changes may occur in our estimated pro forma market value upon conversion together with corresponding changes in the offering price and the net proceeds to be realized by us from the sale of the shares. In the event the conversion is terminated, we will charge all conversion expenses against current income and any funds collected by us in the offering will be promptly returned, with interest, to each potential investor.

Effects of Conversion to Stock Form on Depositors and Borrowers of Quitman Federal Savings Bank

         Voting Rights. Currently in our mutual form, our depositor and certain borrower members have voting rights and may vote for the election of directors. Following the conversion, all voting rights will be held solely by stockholders.

         Savings Accounts and Loans. The balances, terms and FDIC insurance coverage of savings accounts will not be affected by the conversion.
Furthermore, the amounts and terms of loans and obligations of the borrowers under their individual contractual arrangements with us will not be affected by the conversion.

         Tax Effects. We have received an opinion from our counsel, Malizia, Spidi, Sloane & Fisch, P.C. on the federal tax consequences of the conversion. The opinion has been filed as an exhibit to the registration statement of which this Prospectus is a part and covers those federal tax matters that are material to the transaction. The opinion provides, in part, that: (i) the conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by us by reason of the proposed conversion; (ii) no gain or loss will be recognized by us upon the receipt of money from QBI for our stock, and no gain or loss will be recognized by QBI upon the receipt of money for the shares; (iii) our assets will have the same basis before and after the conversion; (iv) the holding period of our assets will include the period during which the assets were held by us in our mutual form; (v) no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the issuance to them of withdrawable savings accounts in us in the stock form in the same dollar amount as their savings accounts in us in the mutual form plus an interest in the liquidation account of us in the stock form in exchange for their savings accounts in us in the mutual form; (vi) provided that the amount to be paid for the shares pursuant to the subscription rights is equal to the fair market value of such shares, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members under the Plan upon the distribution to them of nontransferable subscription rights; (vii) the basis of each account holder's savings accounts after the conversion will be the same as the basis of his savings accounts prior to the conversion, decreased by the fair market value of the nontransferable subscription rights received and increased by the amount, if any, of gain recognized on the exchange; (viii) the basis of each account holder's interest in the liquidation account will be zero; (ix) the holding period of the common stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised; (x) we will succeed to and take into account the earnings and profits or deficit in earnings and profits of us as of the date of conversion; (xi) immediately after conversion, we will succeed to the bad debt reserve accounts previously held by us, and the bad debt reserves will have the same character in our hands after conversion as if no distribution or transfer had occurred; and (xii) the creation of the liquidation account will have no effect on our taxable income.

         The opinion from Malizia, Spidi, Sloane & Fisch, P.C. is based in part on the assumption that the exercise price of the subscription rights will be approximately equal to the fair market value of those shares at the time of the completion of the proposed conversion. We have received an opinion of FinPro which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the subscription rights are exercised. Such opinion is based on the fact that such rights are: (i) acquired by the recipients without payment therefor, (ii) non-transferable, (iii) of short duration, and (iv) afford the recipients the right only to purchase shares at a price equal to their estimated fair market value, which will be the same price at which shares for which no subscription right is received in the Subscription Offering will be offered in the Public Offering. If the subscription rights granted to Eligible Account Holders or other eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable only to those Eligible Account Holders or other eligible subscribers who exercise the subscription rights in an amount equal to such value (either as a capital gain or ordinary income), and we could recognize gain on such distribution.

         We are also subject to Georgia income taxes and have received an opinion from Daniel M. Mitchell, Jr., Esq. that the conversion will be treated for Georgia state tax purposes similar to the conversion's treatment for federal tax purposes. The opinion has been filed as an exhibit to the registration statement to which this Prospectus is a part and covers those state tax matters that are material to the transaction.

         Unlike a private letter ruling, the opinions of Malizia, Spidi, Sloane & Fisch, P.C., Daniel M. Mitchell, Esq. and FinPro have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Georgia tax authorities. Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are deemed to have an ascertainable value.

         Liquidation Account. In the unlikely event of our complete liquidation in our present mutual form, each depositor is entitled to equal distribution of any of our assets, pro rata to the value of his accounts, remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit accounts was to the total value of all deposit accounts in us at the time of liquidation.

         Upon a complete liquidation after the conversion, each depositor would have a claim, as a creditor, of the same general priority as the claims of all other general creditors of ours. Therefore, except as described below, a depositor's claim would be solely in the amount of the balance in his deposit account plus accrued interest. A depositor would not have an interest in the residual value of our assets above that amount, if any.

         The Plan provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he continues to maintain his deposit account with us, would be entitled on a complete liquidation of us after conversion, to an interest in the liquidation account prior to any payment to stockholders. Each Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in us on the qualifying date, December 31, 1995. Each Supplemental Eligible Account Holder would have a similar interest as of the qualifying date, December 31, 1997. The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such qualifying dates. However, if the amount in the deposit account on any annual closing date of ours (September 30) is less than the amount in such account on the respective qualifying dates, then the interest in this special liquidation account would be reduced from time to time by an amount proportionate to any such reduction, and the interest would cease to exist if such deposit account were closed. The interest in the special liquidation account will never be increased despite any increase in the related deposit account after the respective qualifying dates.

         No merger, consolidation, purchase of bulk assets with assumptions of savings accounts and other liabilities, or similar transactions with another insured institution in which transaction we in our converted form are not the surviving institution shall be considered a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

Subscription Rights and the Subscription Offering

         Non-transferable subscription rights to purchase shares of the common stock have been granted to persons and entities entitled to purchase shares in the Subscription Offering under the Plan. If the Community Offering, Public Offering or Syndicated Public Offering, as described below, extends beyond 45 days following the completion of the Subscription Offering, subscribers will be resolicited. Subscription priorities have been established for the allocation of stock to the extent that shares are available after satisfaction of all subscriptions of all persons having prior rights and subject to the purchase limitations set forth in the Plan and as described below under "-- Limitations on Purchases of Shares." The following priorities have been established:

Category 1: Eligible Account Holders (First Priority). Eligible Account Holders are persons who had a deposit account of at least $50 with us on December 31, 1995. Each Eligible Account Holder will receive non-transferable subscription rights on a priority basis to purchase that number of shares of common stock which is equal to the greater of 6,000 shares ($60,000), or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders. If such allocation results in an oversubscription, shares shall be allocated among subscribing Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase the lesser of 100 shares or the total amount of his subscription. Any shares not so allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Eligible Account Holders. Only a person(s) with a qualifying deposit as of the eligibility record date (or a successor entity or estate) shall receive subscription rights. Any Person(s) added to a Savings Account after the Eligibility Record Date is not an Eligible Account Holder. Subscription rights received by officers and directors in this category based on their increased deposits in us in the one-year period preceding December 31, 1995, are subordinated to the subscription rights of other Eligible Account Holders. See "-- Limitations on Purchases and Transfer of Shares."

Category 2: Tax-Qualified Employee Benefit Plans (Second Priority). Our tax-qualified employee benefit plans ("Employee Plans") have been granted subscription rights to purchase up to 8% of the total shares issued in the conversion. The ESOP is an Employee Plan.

         The right of Employee Plans to subscribe for shares is subordinate to the right of the Eligible Account Holders to subscribe for shares. However, in the event the offering result in the issuance of shares above the maximum of the EVR (i.e., more than 575,000 shares), the Employee Plans have a priority right to fill their subscription (the ESOP, the only Employee Plan, currently intends to purchase up to 8 % of the common stock issued in the conversion). The
Employee Plans may, however, determine to purchase some or all of the shares covered by their subscriptions after the conversion in the open market or, if approved by the OTS, out of authorized but unissued shares in the event of an oversubscription.

Category 3: Supplemental Eligible Account Holders (Third Priority). Supplemental Eligible Account Holders are persons who had a deposit account of at least $50 with us on December 31, 1997. Each Supplemental Eligible Account Holder who is not an Eligible Account Holder will receive non-transferable subscription rights to purchase that number of shares which is equal to the greater of 6,000 shares ($60,000) or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders. If the allocation made in this paragraph results in an oversubscription, shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase the lesser of 100 shares or the total amount of his subscription. Any shares not so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Supplemental Eligible Account Holders. See "-- Limitations on Purchases and Transfer of Shares."

         The right of Supplemental Eligible Account Holders to subscribe for shares is subordinate to the rights of the Eligible Account Holders and Employee Plans to subscribe for shares.

Category 4: Other Members (Fourth Priority). Other Members are persons who have a deposit account of at least $50 on the voting record date of our special meeting and certain borrowers whose loans were outstanding as of _________, 1997 and continue to be outstanding, on the voting record date of our special meeting. Each Other Member who is not an Eligible Account Holder or Supplemental Eligible Account Holder, will receive non-transferable subscription rights to purchase up to 6,000 shares ($60,000) to the extent such shares are available following subscriptions by Eligible Account Holders, Employee Plans, and Supplemental Eligible Account Holders. In the event there are not enough shares to fill the orders of the Other Members, the subscriptions of the Other Members will be allocated so that each subscribing Other Member will be entitled to purchase the lesser of 100 shares or the number of shares ordered. Any remaining shares will be allocated among Other Members whose subscriptions remain unsatisfied on a 100 share (or whatever lesser amount is available) per order basis until all orders have been filled on the remaining shares have been allocated. See "-- Limitations on Purchases and Transfer of Shares."

         Members in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the shares pursuant to the Plan reside. However, no person will be offered or allowed to purchase any shares under the Plan if he resides in a foreign country or in a state with respect to which any of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in that state or foreign country;
(ii) the granting of subscription rights or offer or sale of shares of common stock to those persons would require either us, or our employees to register, under the securities laws of that state or foreign country, as a broker or dealer or to register or otherwise qualify our securities for sale in that state or foreign country; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of subscription rights to any person.

         Restrictions on Transfer of Subscription Rights and Shares. Persons are prohibited from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of their subscription rights. Subscription rights may be exercised only by the person to whom they are granted and only for his account. Each person subscribing for shares will be required to certify that he is purchasing shares solely for his own account and has not entered into an agreement or understanding regarding the sale or transfer of those shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock prior to the completion of the conversion.

         We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders believed by us to involve the transfer of subscription rights.

         Expiration Date. The Subscription Offering will expire at ____:____ p.m., Eastern Time, on __________ ____, 1998, (Expiration Date). Subscription rights will become void if not exercised prior to the Expiration Date.

Community or Public Offering

         To the extent that shares remain available and subject to market conditions at or near the completion of the Subscription Offering, we may offer shares in a Community Offering, with a preference to persons who reside in Brooks County, Georgia, or to selected persons in a Public Offering on a best-efforts basis through Trident in such a manner as to promote a wide distribution of the Common Stock. Any orders received in connection with the Community Offering or Public Offering, if any, will receive a lower priority than orders properly made in the Subscription Offering by persons exercising Subscription Rights. Common Stock sold in the Community Offering or Public Offering will be sold at the same price as all other shares in the Subscription Offering. We have the right to reject any orders in the Community Offering or Public Offering.

         No person will be permitted to purchase more than 6,000 shares or $60,000 of Common Stock in the Community Offering or Public Offering. In addition, no person, related person or persons acting together, may purchase in all categories more than 10,000 shares of stock sold in the conversion. To order Common Stock in connection with the Community Offering or Public Offering, if held, an executed stock order and account withdrawal authorization (if applicable) must be received prior to the termination of the Community Offering or Public Offering. Promptly upon receipt of available funds, together with a properly executed stock order and account withdrawal authorization, if applicable, and certification, Trident will forward funds for any order in a Community Offering or Public Offering to the Bank to be deposited in a subscription escrow account.

         The date by which orders must be received in the Community Offering or Public Offering ("Community Offering or Public Offering Expiration Date") will be set by us at the time of commencement of the Community Offering or Public Offering; provided however, if the Offerings are extended beyond __________ ____, 1998, each purchaser will have the opportunity to maintain, modify, or rescind his order. In such event, all funds received in the Community Offering or Public Offering will be promptly returned with interest unless the subscriber affirmatively indicates otherwise.

         If an order in the Community Offering or Public Offering is accepted, promptly after the completion of the conversion, a certificate for the appropriate amount of shares will be forwarded to Trident as nominee for the beneficial owner. In the event that an order is not accepted in the Community Offering or Public Offering or the conversion is not consummated, the Savings Bank will promptly refund with interest the funds received to Trident which will then return the funds to purchasers' accounts. If the appraisal of the aggregate estimated pro forma market value of the Savings Bank and QBI is less than $4,250,000 or more than $6,612,500, each purchaser will have the right to modify or rescind his order. The Plan also permits Trident to conduct a Syndicated Public Offering, which is not expected to occur.

If a Syndicated Public Offering does occur, it will occur on a best-efforts basis through Trident on terms negotiated prior to commencement of the Syndicated Public Offering and, therefore, Trident will not be committed to purchase any shares.

Ordering and Receiving Shares

         Use of Order Forms. Rights to subscribe in the Subscription Offering or purchase stock in the Community Offering or Public Offering (if any) may only be exercised by completion of an original order form. Persons ordering shares in the Subscription Offering must deliver by mail or in person a properly completed and executed original order form to us prior to the Expiration Date. Order forms must be accompanied by full payment for all shares ordered. See "-- Payment for Shares." Subscription rights under the Plan will expire on the Expiration Date, whether or not we have been able to locate each person entitled to subscription rights. Once submitted, subscription orders cannot be revoked without our consent unless the conversion is not completed within 45 days of the Expiration Date.

         In the event an order form (i) is not delivered and is returned to us by the United States Postal Service or we are unable to locate the addressee,
(ii) is not received or is received after the Expiration Date, (iii) is defectively completed or executed, or (iv) is not accompanied by full payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment), the subscription rights for the person to whom such rights have been granted will lapse as though that person failed to return the completed order form within the time period specified. We may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as we specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on that, or any irregularity on any other, order form. Waivers will be considered on a case by case basis. Photocopies of order forms, payments from private third parties, or electronic transfers of funds will not be accepted. Our interpretation of the terms and conditions of the Plan and of the acceptability of the order forms will be final. We have the right to investigate any irregularity on any order form.

         To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule l5c2-8. Order forms will only be distributed with a prospectus.

         Payment for Shares. Payment for shares of common stock may be made (i) in cash, if delivered in person, (ii) by check or money order, or (iii) by authorization of withdrawal from savings accounts (including certificates of deposit) maintained with us or (iv) by an IRA not held by us. Appropriate means by which such withdrawals may be authorized are provided in the order form. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be used by the subscriber for any purpose other than to purchase the shares. Where payment has been authorized to be made through withdrawal from a savings account, the sum authorized for withdrawal will continue to earn interest at the contract rate until the conversion has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate evidencing the remaining balance will earn interest at the passbook savings account rate subsequent to the withdrawal. Payments made in cash or by check or money order, will be placed in a segregated savings account and interest will be paid by us at our passbook savings account rate from the date payment is received until the conversion is completed or terminated. An executed order form, once received by us, may not be modified, amended, or rescinded without our consent, unless the conversion is not completed within 45 days after the conclusion of the Subscription Offering, in which event subscribers may be given an opportunity to increase, decrease, or rescind their order. In the event that the conversion is not consummated, all funds submitted pursuant to the offering will be refunded promptly with interest.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares in the offering, provided that such IRAs are not maintained on deposit with us. Persons with IRAs maintained with us must have their accounts transferred to an unaffiliated institution or broker to purchase shares in the offering. The Stock Information can assist you in transferring your self-directed IRA. Because of the paperwork involved, persons owning IRAs with us who wish to use their IRA account to purchase stock in the offering, must contact the Stock Information Center no later than __________ ____, 1998.

         The ESOP may subscribe for shares by submitting its order form along with evidence of a loan commitment from a financial institution or QBI for the purchase of the shares during the Subscription Offering and by making payment for shares on the date of completion of the conversion.

         Federal regulations prohibit us from lending funds or extending credit to any person to purchase shares in the conversion.

         Delivery of Stock Certificates. Certificates representing shares of common stock issued in the conversion will be mailed to the person(s) at the address noted on the order form, as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be held until properly claimed or otherwise disposed. Persons ordering shares might not be able to sell their shares until they receive their stock certificates.

Plan of Distribution

         Materials for the offering have been distributed to eligible subscribers by mail. Additional copies are available at our stock information center. Our officers may be available to answer questions about the conversion. Responses to questions about us will be limited to the information contained in this document. Officers will not be authorized to render investment advice. All subscribers for the shares being offered will be instructed to send payment directly to us. The funds will be held in a segregated special escrow account and will not be released until the closing of the conversion or its termination.

Marketing Arrangements

         Trident has been engaged as our financial advisor in connection with the offering. Trident has agreed to exercise its best efforts to assist us in the sale of the shares in the offering. Trident will receive a fee of 2.5% of the aggregate dollar amount of Common Stock sold in the Offerings, excluding shares sold to the Bank's directors and executive officers and their associates and the ESOP. We will also reimburse Trident for its out-of-pocket expenses (up to $10,000) and legal expenses (up to $27,500). Also, we have agreed to indemnify Trident for reasonable costs and expenses in connection with certain claims or liabilities which might be asserted against Trident. This indemnification covers the investigation, preparation of defense and defense of any action, proceeding or claim relating to, among other things, misrepresentation or breach of warranty of the written agreement among Trident and us or the omission or alleged omission of a material fact required to be stated or necessary in the prospectus or other documents. We will negotiate the fees and reimbursement of expenses for Trident before we begin any Syndicated Public Offering.

         The shares will be offered principally by the distribution of this document and through activities conducted at the Stock Information Center. The Stock Information Center is expected to operate during our normal business hours throughout the offering. A registered representative employed by Trident will be working at, and supervising the operation of, the Stock Information Center. Trident will assist us in responding to questions regarding the conversion and the offering and processing order forms. Our personnel will be present in the Stock Information Center to assist Trident with clerical matters and to answer questions related solely to our business.

Stock Pricing

         FinPro, an independent economic consulting and appraisal firm, which is experienced in the evaluation and appraisal of business entities, including savings institutions involved in the conversion process has been retained by us to prepare an appraisal of our estimated pro forma market value. FinPro will receive fees of $12,000 for preparing the appraisal and $10,000 for its assistance in connection with the preparation of a business plan and also will be reimbursed reasonable out-of-pocket expenses. We have agreed to indemnify FinPro under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by us to FinPro.

         The appraisal was prepared by FinPro in reliance upon the information contained herein, including the financial statements. The appraisal contains an analysis of a number of factors including, but not limited to, our financial condition and operating trends, the competitive environment within which we operate, operating trends of certain savings institutions and savings and loan holding companies, relevant economic conditions, both nationally and in the State of Georgia which affect the operations of savings institutions, and stock market values of certain savings institutions. In addition, FinPro has advised us that it has considered the effect of the additional capital raised by the sale of the shares on our estimated aggregate pro forma market value.

         On the basis of the above, FinPro has determined, in its opinion, that as of __________ ____, 1997, our estimated aggregate pro forma market value was $5,000,000. OTS regulations require, however, that the appraiser establish a range of value for the stock to allow for fluctuations in the aggregate value of the stock due to changing market conditions and other factors. Accordingly, FinPro has established a range of value from $4,250,000 to $5,750,000 for the offering, the EVR. The EVR will be updated prior to consummation of the conversion and the EVR may increase to $6,612,500.

         The board of directors has reviewed the independent appraisal, including the stated methodology of the independent appraiser and the assumptions used in the preparation of the independent appraisal. The board of directors is relying upon the expertise, experience and independence of the appraiser and is not qualified to determine the appropriateness of the assumptions.

         In order for stock sales to take place FinPro must confirm to the OTS that, to the best of FinPro's knowledge and judgment, nothing of a material nature has occurred which would cause FinPro to conclude that the Purchase Price on an aggregate basis was incompatible with FinPro's estimate of our pro forma market value of us in converted form at the time of the sale. If, however, facts do not justify such a statement, an amended EVR may be established.

         The appraisal is not a recommendation of any kind as to the advisability of purchasing these shares. In preparing the appraisal, FinPro has relied upon and assumed the accuracy and completeness of financial and statistical information provided by us. FinPro did not independently verify the financial statements and other information provided by us, nor did FinPro value independently our assets and liabilities. The appraisal considers us only as a going concern and should not be considered as our liquidation value. Moreover, because the appraisal is based upon estimates and projections of a number of matters which are subject to change, the market price of the common stock could decline below $10.00.

Change in Number of Shares to be Issued in the Conversion

         Depending on market and financial conditions at the time of the completion of the offerings, we may significantly increase or decrease the number of shares to be issued in the conversion. In the event of an increase in the valuation, we may increase the total number of shares to be issued in the conversion. An increase in the total number of shares to be issued in the conversion would decrease a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and increase the pro forma net income and net worth (book value) on an aggregate basis. In the event of a material reduction in the valuation, we may decrease the number of shares to be issued to reflect the reduced valuation. A decrease in the number of shares to be issued in the conversion would increase a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and decrease pro forma net income and net worth on an aggregate basis.

         Persons ordering shares will not be permitted to modify or cancel their orders unless the change in the number of shares to be issued in the conversion results in an offering which is either less than $4,250,000 or more than $6,612,500. If the offering is either less than $4,250,000 or more than $6,612,500, only, persons who subscribed for shares will have an opportunity to modify or cancel their orders. Persons who did not subscribe for shares will not have the opportunity to do so.

Limitations on Purchases and Transfer of Shares

         The Plan provides for certain additional purchase limitations. The minimum purchase is 25 shares and the maximum purchase for any individual person or persons ordering through a single account, is 6,000 shares. In addition, no person or persons ordering through a single account, together with their associates, or group of persons acting together, may purchase more than 10,000 shares. However, the Employee Plans may purchase up to 8% of the shares sold. The OTS regulations governing the conversion provide that officers and directors and their associates may not purchase, in the aggregate, more than 35% of the shares issued pursuant to the conversion.

         Depending on market conditions and the results of the offering, the board of directors may increase or decrease any of the purchase limitations without the approval of our members and without resoliciting subscribers. If the maximum purchase limitation is increased, persons who ordered the maximum amount will be given the first opportunity to increase their orders. In doing so the preference categories in the offerings will be followed.

         In the event of an increase in the total number of shares offered in the conversion due to an increase in the EVR of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority: (i) to fill the Employee Plans' subscription of up to 8% of the Adjusted Maximum number of shares (the ESOP currently intends to subscribe for 8%); (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions to Supplemental Eligible Account Holders; (iv) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members; and (v) to fill unfulfilled subscriptions in the Community Offering or Public Offering to the extent possible.

         The term "associate" of a person means (i) any corporation or organization (other than us or a majority-owned subsidiary of ours) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as director or in a similar fiduciary capacity (excluding tax-qualified employee stock benefit plans), and (iii) any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is a director or officer of us, or any of our subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of that person, and therefore all shares purchased by that corporation would be included with the number of shares which that person individually could purchase under the above limitations.

         The term "officer" may include our chairman of the board, president, vice presidents in charge of principal business functions, Secretary and Treasurer and any other person performing similar functions. All references herein to an officer have the same meaning as used for an officer in the Plan.

         To order shares in the conversion, persons must certify that their purchase does not conflict with the purchase limitations. In the event that the purchase limitations are notated by any person (including any associate or group of persons affiliated or otherwise acting in concert with such persons), we will have the right to purchase from that person at $10.00 per share all shares acquired by that person in excess of the purchase limitations. If the excess shares have been sold by that person, we may recover the profit from the sale of the shares by that person. We may assign our right either to purchase the excess shares or to recover the profits from their sale.

         Shares of common stock purchased pursuant to the conversion will be freely transferable, except for shares purchased by our directors and officers. For certain restrictions on the shares purchased by directors and officers, see "-- Restrictions on Sales and Purchases of Shares by Directors and Officers." In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.

Restrictions on Repurchase of Shares

         Generally, during the first year following the conversion, QBI may not repurchase its shares and during each of the second and third years following the conversion, QBI may repurchase five percent of the outstanding shares provided they are purchased in open-market transactions. Repurchases must not cause us to become undercapitalized and at least 10 days prior notice of the repurchase must be provided to the OTS. The OTS may disapprove a repurchase program upon a determination that (1) the repurchase program would adversely affect our financial condition, (2) the information submitted is insufficient upon which to base a conclusion as to whether the financial condition would be adversely affected, or (3) a valid business purpose was not demonstrated. However, the OTS may grant special permission to repurchase shares after six months following the conversion and to repurchase more than five percent during each of the second and third years. In addition, SEC rules also govern the method, time, price, and number of shares of common stock that may be repurchased by QBI and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, QBI may utilize the rules and regulations then in effect.

Restrictions on Sales and Purchases of Shares by Directors and Officers

         Shares purchased by directors and officers of QBI may not be sold for one year following the conversion, except in the event of the death of the director or officer. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock shall be subject to the same restrictions.

         For three years following the conversion, directors and officers may purchase shares only through a registered broker or dealer. Exceptions are available only if the OTS has approved the purchase or the purchase is an arm's length transaction and involves more than one percent of the outstanding shares.

Interpretation and Amendment of the Plan

         We  have  the   authority  to  interpret   and  amend  the  Plan.   Our
interpretations are final. Amendments to the Plan after the receipt of member approval will not need further member approval unless required by the OTS.

Conditions and Termination

         Completion of the conversion requires (i) the approval of the Plan by the affirmative vote of not less than a majority of the total number of votes eligible to be cast by our members, and (ii) completion of the sale of shares within 24 months following approval of the Plan by our members If these conditions are not satisfied, the Plan will be terminated and we will continue our business in the mutual form of organization. We may terminate the Plan at any time prior to the meeting of members to vote on the Plan or at any time thereafter with the approval of the OTS.

Other

         All statements made in this document are hereby qualified by the contents of the Plan of Conversion, the material terms of which are set forth herein. The Plan of Conversion is attached to the proxy statement mailed to certain depositors and borrowers. Copies of the Plan are available from us and should be consulted for further information. Adoption of the Plan by our members authorizes us to interpret, amend or terminate the Plan.

                  Quitman Federal Savings and Loan Association

                              Statements of Income

                                                                     YEARS ENDED
                                                                     SEPTEMBER 30,
                                                         -------------------------------------
                                                             1997                     1996
                                                         ------------            -------------
Interest Income:
  Loans receivable:
    First mortgage loans............................      $2,833,489               2,615,633
    Consumer and other loans........................         108,748                  38,644
  Interest on FHLMC Pool............................             219                     636
  Investment securities.............................         233,416                 214,266
  Interest-bearing deposits.........................          21,552                  37,560
  Federal funds sold................................             520                       0
                                                           ---------               ---------
      Total Interest Income.........................       3,197,944               2,906,739
                                                           ---------               ---------

Interest Expense:
  Deposits, Note 7..................................       1,913,045               1,828,770
  Interest on Federal Home Loan Bank advances.......          65,418                  14,900
                                                           ---------               ---------
      Total Interest Expense........................       1,978,463               1,843,670
                                                           ---------               ---------

Net Interest Income.................................       1,219,481               1,063,069
Provision for loan losses, Notes 1 and 4............         136,000                  36,000
                                                           ---------               ---------
Net Interest Income After Provision for Losses......       1,083,481               1,027,069
                                                           ---------               ---------
Non-Interest Income:
  Gain (loss) on sale of securities.................           (133)                       0
  Other income......................................          45,536                  49,196
                                                           ---------               ---------
    Total Non-Interest Income.......................          45,403                  49,196
                                                           ---------               ---------

Non-Interest Expense:
  Compensation......................................         255,966                 221,056
  Other personnel expenses, Note 11.................         150,382                 138,188
  Occupancy expenses of premises....................          22,900                  22,042
  Furniture and equipment expenses..................          69,892                  67,268
  Federal deposit insurance.........................          29,553                  69,874
  Special SAIF Assessment, Note 13..................               0                 185,647
  Other operating expenses..........................         218,181                 218,283
                                                           ---------               ---------
      Total Non-Interest Expense....................         746,874                 922,358
                                                           ---------               ---------
Income Before Income Taxes..........................         382,010                 153,907
Provision for Income Taxes, Note 9..................         119,211                  50,621
                                                           ---------               ---------
Net Income..........................................      $  262,799                 103,286
                                                           =========               =========


Note:The accompanying notes to financial statements beginning on page F-5 are an integral part of this statement.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Management's discussion and analysis of financial condition results of operations is intended to assist you in understanding our financial condition and results of operations. The information in this section should also be read with our Financial Statements and Notes to the Financial Statements elsewhere in this document.

         QBI has recently been formed and, accordingly, has no results of operations. The following discussion relates only to our financial condition and results of operations.

         Our results of operations depend primarily on net interest income, which is determined by (i) the difference between rates of interest we earn on our interest-earning assets and the rates we pay on interest-bearing liabilities (interest rate spread), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. Our results of operations are also affected by non-interest income, including, primarily, income from customer deposit account service charges, gains and losses from the sale of investments and mortgage-backed securities and non-interest expense, including, primarily, compensation and employee benefits, federal deposit insurance premiums, office occupancy costs, and data processing cost. Our results of operations also are affected significantly by general and economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, all of which are beyond our control.

Asset/Liability Management

         Our assets and liabilities may be analyzed by examining the extent to which our assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on our net portfolio value.

         An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if our assets mature or reprice more slowly or to a lesser extent than our liabilities, our net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. As described in the following paragraph, our policy has been to address the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits by maintaining liquid assets in excess of regulatory minimums for material and prolonged changes in interest rates. At September 30, 1997, our liquid asset ratio was 13%.

         We originate fixed rate real estate loans which approximated 88.7% of our loan portfolio at September 30, 1997. To manage the interest rate risk of this type of loan portfolio, generally we limit maturities of fixed rate loans to no more than 5 years and maintain a portfolio of liquid assets. Our liquid assets include cash and cash equivalents and investment securities available-for-sale. At September 30, 1997, these liquid assets totalled $3.7 million, which was more than 10% of our total liabilities of $36.2 million. We maintain these liquid assets to protect us in the event market interest rates rise and we experience losses because we are paying more for our liabilities than we are earning on our assets. If this happens, we may need liquid assets to continue paying our liabilities and to continue operating with required capital levels. However, maintaining liquid assets tends to reduce potential net income because liquid assets usually provide a lower yield than less liquid assets. In the past several years we have increased the size of our construction lending portfolio through, in part, the use of short term borrowings from the FHLB. Construction loans have a shorter duration than most of our other loans and this type of lending and borrowing has somewhat reduced our interest rate risk. At September 30, 1997, the average weighted term to maturity of our mortgage loan portfolio was slightly more than 3 years and the average weighted term of our deposits was slightly less than 17 months. See "Business of Quitman Federal Savings Bank -- Lending Activities."

Net Portfolio Value

         In recent years, we have measured our interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. However, we now receive computations of amounts by which our net interest income over the next 12 months ("NII") would change in the event of assumed changes in market interest rates. These computations indicate to us how the net present value of our cash flow from assets, liabilities and off balance sheet items (our net portfolio value or "NPV") would change in the event of assumed changes in market interest rates. These computations estimate the effect on an our NII from instantaneous and permanent increases and decreases in market interest rates. In our interest rate risk management policy we have set maximum decreases in net interest income (over a 12 month period) and NPV that we would be willing to tolerate under these assumed conditions.


                                           Board Limit of a Percentage Change In
                                           -------------------------------------
             Changes
            in Market
        Interest Rates(1)                        NII                  NPV
        -----------------                        ---                  ---
         (basis points)

              +400                              -60%                  -65%

              +300                              -60%                  -60%

              +200                              -40%                  -40%

              +100                              -20%                  -25%

              -100                              -25%                  -25%

              -200                              -40%                  -40%

              -300                              -50%                  -50%

              -400                              -60%                  -60%


-----------------
(1) 100 basis points equals 1%.

         Because most of our loans have a longer term than most of our deposits, the computation of the impact on our net income indicated we would earn more income if interest rates were to fall and we would earn less income if interest rates were to rise. Specifically, the computation of an instantaneous and permanent 200 basis point decrease in market interest rates indicated an approximately 15% increase in estimated pre-tax income. The computation of an instantaneous and permanent 200 basis point increase in market interest rates indicated an approximately 18% decrease in estimated pre-tax income. Both of these computations (1) were based on financial information at September 30, 1997, (2) assumed net income over the 12 months following September 30, 1997 and
(3) resulted in financial results within the guidelines shown in the table above.

         While we cannot predict future interest rates or their effects on our NPV or net interest income, we do not expect current interest rates, assuming rates remain stable, to have a material adverse effect on our NPV or net interest income. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates resulting in specific interest rates for our various investment securities, loan portfolios and liabilities. These assumptions also include estimates of other components of our income and the duration of certain of our investment securities as well as prepayments, deposit run-offs and growth rates and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making the calculations discussed above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

         The board of directors reviews our asset and liability policies. The board of directors meets quarterly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. Management administers the policies and determinations of the board of directors with respect to our asset and liability goals and strategies. We expect that our asset and liability policies and strategies will continue as described so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

Financial Condition

         Total consolidated assets increased $3.0 million, or 8.3 % to $39.2 million at September 30, 1997, from $36.2 million at September 30, 1996. The increase in total assets reflects a $2.5 million increase in loans receivable, a $406,000 increase in investment securities, and a $109,000 increase in the cash value of life insurance. Our increase in loans receivable is mainly due to increased demand for loans in our market area.

         Deposits increased $2.7 million or 8.5% to $34.5 million at September 30, 1997 from $31.7 million at September 30, 1996. The increase in fiscal 1997 was a result of competitive pricing to fund loan demand. Advances from the Federal Home Loan Bank ("FHLB") of Atlanta increased $100,000 to $1.3 million. Other liabilities decreased by $188,000 primarily due to the one time SAIF special assessment of $185,000 in fiscal 1996.

Average Balance Sheet

         The following table sets forth certain information relating to the Savings Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                                             Year Ended September 30,                        At September 30,
                                           -----------------------------------------------------------    --------------------------
                                                       1997                          1996                          1997
                                           ------------------------------- ---------------------------    --------------------------
                                             Average            Average    Average           Average      Average         Average
                                             Balance  Interest  Yield/Cost Balance Interest Yield/Cost    Balance        Yield/Cost
                                             -------  --------  ---------- ------- -------- ----------    -------        ----------
                                                                            (Dollars in thousands)
Interest-earning assets:
  Loans receivable(1)...................     $32,065  $2,942       9.18%   $29,351  $ 2,654     9.04%     $33,326           9.13%
  Mortgage-backed securities............         140       8        5.71        --       --       --          542           5.14
  Investment securities(2)..............       3,617     226        6.25     3,732      216     5.79        3,309           5.94
  Other interest-earning assets.........         345      22        6.38       671       37     5.51          548           5.26
                                              ------   -----                ------    -----                ------
    Total interest-earning assets.......      36,167   3,198        8.84    33,754    2,907     8.61       37,825           8.74
Non-interest-earning assets.............       1,515      --                   897       --                 1,367
                                              ------  ------                ------   ------                ------
    Total assets........................     $37,682  $3,198               $34,651  $ 2,907               $39,192
                                              ======   =====                ======    =====                ======

Interest-bearing liabilities:
  NOW Accounts..........................     $ 1,488  $   49        3.29   $ 1,452  $    47     3.24      $ 1,439           3.45
  Savings accounts......................       2,185      82        3.75     2,103       78     3.73        1,945           4.25
  Money market accounts.................          --      --          --        --       --       --           --
  Certificates of deposit...............      29,427   1,782        6.06    27,737    1,703     6.14       31,087           6.06
  Other liabilities.....................       1,175      65        5.53       304       15     4.93        1,300           6.55
                                              ------   -----                ------    -----                ------
    Total interest-bearing liabilities        34,275   1,978        5.77    31,596    1,843     5.83       35,771           5.87
Non-interest bearing liabilities........         519      --                   428       --                   463
                                              ------  ------                ------   ------                ------
    Total liabilities...................      34,794   1,978                32,024  $ 1,843                36,234
                                                      ======                         ======
Retained earnings.......................       2,888                         2,627                          2,958
                                              ------                        ------                         ------
    Total liabilities and retained earnings  $37,682                       $34,651                        $39,192
                                              ======                        ======                         ======
Net interest income.....................              $1,220                        $ 1,064
Interest rate spread(3).................                           3.07%                        2.78%                      2.87%
Net yield on interest-earning assets(4).                           3.37%                        3.15%                      3.18%
Ratio of average interest-earning assets
 to average interest-bearing liabilities                         105.52%                      106.83%                    105.74%

---------------------------------
(1)  Average balances include non-accrual loans.
(2)  Includes interest-bearing deposits in other financial institutions.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.
(5) Annualized (where appropriate) for purposes of comparability with year-end data.

         The table below sets forth certain information regarding changes in interest income and interest expense of the Savings Bank for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).

                                                        Year Ended September 30,
                                   ----------------------------------------------------------------------
                                         1997     vs.     1996            1996     vs.     1995
                                   ---------------------------------  -----------------------------------
                                          Increase (Decrease)              Increase (Decrease)
                                                Due to                             Due to
                                   ---------------------------------  -----------------------------------
                                                      Rate/                              Rate/
                                    Volume    Rate   Volume    Net     Volume    Rate    Volume     Net
                                    ------   -----   ------   ------   ------    ----   -------   -------
                                                      (Dollars in thousands)
Interest income:
  Loans receivable ..............   $ 250    $  35    $   3    $ 288    $ 278    $  (5)   $  (1)   $ 272
  Investment securities .........      (6)      17        7       18       (1)      (1)    --         (2)
  Other interest-earning assets .     (18)       6       (3)     (15)       9       (1)      (1)       7
                                    -----    -----    -----    -----    -----    -----    -----    -----
    Total interest-earning assets   $ 226    $  58    $   7    $ 291    $ 286    $  (7)   $  (2)   $ 277
                                    =====    =====    =====    =====    =====    =====    =====    =====

Interest expense:
  NOW Accounts ..................   $   1    $   1    $--      $   2    $   8    $--      $--      $   8
  Savings accounts ..............       3        1     --          4       13     --       --         13
  Money market accounts .........    --       --       --       --       --       --       --       --
  Certificate of deposit ........     139      (55)      (5)      79      191       86       12      289
  Other liabilities .............      43        2        5       50       (2)      (1)    --         (3)
                                    -----    -----    -----    -----    -----    -----    -----    -----
    Total interest-bearing
      liabilities ...............   $ 186    $ (51)   $--      $ 135    $ 210    $  85    $  12    $ 307
                                    =====    =====    =====    =====    =====    =====    =====    =====

Net change in interest income ...   $  40    $ 109    $   7    $ 156    $  76    $ (92)   $ (14)   $ (30)
                                    =====    =====    =====    =====    =====    =====    =====    =====

Results of Operations for the Years Ended September 30, 1997 and 1996

         Net Income. Net income increased $159,513 or 154.4% from $103,286 for fiscal 1996 to $262,799 for fiscal 1997. The increase was primarily the result of an increase in interest on loans receivable due to an increase in the average balance of $2.7 million and a one-time SAIF assessment of $185,647 in fiscal 1996, partially offset by a $100,000 increase in the provision for loan losses.

         Net Interest Income. Our net interest income increased $156,412 or 14.7% to $1,219,481 in fiscal 1997 compared to $1,063,069 in fiscal 1996. The increase was due primarily to the growth of average interest-earning assets from $33.8 million in fiscal 1996 to $36.2 million in fiscal 1997.

         The increase in our average interest-earning assets of $2.4 million reflects an increase of $2.7 million in average loans. Our increase in average loans receivable is mainly due to increased demand for loans in our market area.

         Our interest rate spread and net interest margin increased in fiscal 1997 compared to fiscal 1996. This was due to the increase in the yield on interest-earning assets from 8.61% in fiscal 1996 to 8.84% in fiscal 1997 and the decrease in the interest cost of average interest-bearing liabilities from 5.83% in fiscal 1996 to 5.77% in fiscal 1997.

         The yield on our average interest-earning assets increased in fiscal 1997 primarily due to an increase in the yield on loans receivable and to a lesser degree an increase in the yield on investment securities. This increase in yield on our loans receivable primarily reflected an increase in the average balance of our loans and, to a lesser degree, increased levels of higher yielding construction loans, and the increase in the yield on our investment securities reflected the reinvestment at higher interest rates of those proceeds we received when our investment securities matured.

         The increase in the cost of our average interest-bearing liabilities was due primarily to an increase in the average balance of our certificates of deposit from $27.7 million in fiscal 1996 to $29.4 million in fiscal 1997, offset partially by a decrease in the cost of certificates of deposit from 6.14% in fiscal 1996 to 6.06% in fiscal 1997. The lower cost of certificates of deposit reflects our reduction of rates to match declining market rates. The $1.7 million increase in the average balance of certificates of deposits was attributable primarily to our increased efforts to market our certificates of deposit by offering competitive rates to fund our loan demand.

         Provision for Loan Losses. Our provision for loan losses increased $100,000 from $36,000 for fiscal 1996 to $136,000 for fiscal 1997. The increase in the provision for fiscal 1997 was the result of management's review of our loan portfolio, including the increasing importance in the portfolio of riskier construction and consumer loans and a $124,000 increase in classified assets in the loan portfolio.

         Noninterest Income. Our non-interest income decreased approximately $4,000 in fiscal 1997 as compared to fiscal 1996. This was attributable to a decrease in other income.

         Noninterest Expense. Our non-interest expense decreased by $175,484 or 19.0% from $922,358 for fiscal 1996 to $746,874 for fiscal 1997. The decrease was primarily attributable to a special SAIF assessment of 185,647 in fiscal 1996 which was partially offset by increases in compensation expense and other personnel expense.

         Income Tax Expense. Our income tax expense increased $68,590 from $50,621 in fiscal 1996 to $119,211 in fiscal 1997 due to the increase in income before taxes.

Liquidity and Capital Resources

         We are required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of our deposits and short-term borrowings. The required ratio currently is 5.0% and our liquidity ratio average was 12% at both September 30, 1997 and 1996.

         Our primary sources of funds are deposits, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, funds provided from operations and advances from the FHLB of Atlanta. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predicable sources of funds, deposit flows, and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. We use our liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses.

         Net cash provided by our operating activities (the cash effects of transactions that enter into our determination of net income -- e.g., non-cash items, amortization and depreciation, provision for loan losses) for the year ended September 30, 1997 was $328,902 as compared to $298,754 for the year ended September 30, 1996.

         Net cash used in our investing activities (i.e., cash receipts, primarily from our investment securities and mortgage-backed securities portfolios and our loan portfolio) for the year ended September 30, 1997 totalled $3.3 million, an increase of $377,542 from September 30, 1996. The increase was primarily attributable to our use of $1.7 million in cash to fund the purchase of available-for-sale investment securities and for loan originations, the use of $4 million in cash to fund the net increase in investment and mortgage-backed securities.

         Net cash provided by our financing activities (i.e., cash receipts primarily from net increases in deposits and net FHLB advances) for fiscal 1997 totalled $2.8 million compared to $2.7 million for fiscal 1996. This is a result of a net increase in deposits of $2.7 million in fiscal 1997 as compared to an increase of $2.0 million in fiscal 1996 and proceeds of $100,000 in FHLB advances in fiscal 1997 compared to $600,000 in fiscal 1996.

         We have received a letter from our computer service vendor assuring us that the computer services of our vendor will properly function on January 1, 2000, the date that computer problems are expected to develop worldwide on computer systems that incorrectly identify the year 2000 as the year 1900 and incorrectly compute interest, payment or delinquency. However, our vendor, and other vendors, have not yet eliminated the year 2000 computer problem. Accurate data processing is essential to our operations and a lack of accurate processing by our vendor or by us could have a significant adverse impact on our financial condition and results of operation. We have also examined our computers to determine whether they will properly function on January 1, 2000 and do not believe that we will experience material costs to upgrade our computers to meet our requirements.

Recent Accounting Pronouncements

         FASB Statement on Earnings Per Share. In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS) No. 128. The Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, Earnings per Share ("EPS"), and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This statement supersedes Opinion 15 and AICPA Accounting Interpretation 1-102 of Opinion 15. This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. SFAS No. 128 will be adopted by us in the initial period after December 15, 1997. We do not believe the impact of adopting SFAS No. 128 will be material to our financial statements.

         FASB Statement on Disclosure of Information about Capital Structure. In February 1997, the FASB issued SFAS No. 129. The Statement incorporates the disclosure requirements of APB Opinion No. 15, Earnings per Share, and makes them applicable to all public and nonpublic entities that have issued securities addressed by the Statement. APB Opinion No. 15 requires disclosure of descriptive information about securities that is not necessarily related to the computation of earnings per share. This statement continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10, Omnibus Opinion- 1966, and No. 15, Earnings per Share, and FASB Statement No. 47, Disclosure of Long-Term Obligations, for entities that were subject to the requirements of those standards. This Statement eliminates the exemption of nonpublic entities from certain disclosure requirements of Opinion 15 as provided by FASB Statement No. 21, Suspension of the Reporting of Earnings per Share and Segment Information by Nonpublic Enterprises. It supersedes specific disclosure requirements of Opinions 10 and 15 and Statement 47 and consolidates them in this Statement for ease of retrieval and for greater visibility to nonpublic entities. The Statement is effective for financial statements for periods ending after December 15, 1997. SFAS No. 129 will be adopted by us in the initial period after December 15, 1997. We do not believe the impact of adopting SFAS No. 129 will be material to our financial statements.

         FASB Statement of on Accounting for Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB has encouraged all entities to adopt the fair value based method, however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by APB Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995. Pro forma disclosures must include the effects of all awards granted in fiscal years beginning after December 15, 1994. We expect to use the "intrinsic value based method" as prescribed by APB Opinion No. 25. Accordingly, we do not believe the impact of adopting SFAS No. 123 will be material to our financial statements.

         SOP 93-6 Employers' Accounting for Employee Stock Ownership Plan. In November 1993, the American Institute of Certified Public Accountants ("AICPA") issued SOP 93-6 Employers' Accounting for Employee Stock Ownership Plan. SOP 93-6 addresses accounting for shares of stock issued to employees by an employee stock ownership plan. SOP 93-6 requires that the employer record compensation expense in an amount equal to the fair value of shares committed to be released from the ESOP to employees. SOP 93-6 is effective for fiscal years beginning after December 15, 1993 and relates to shares purchased by an ESOP after December 31, 1992. If the common stock appreciates over time, SOP 93-6 will increase compensation expense relative to the ESOP, as compared with prior guidance that required recognition of compensation expense based on the cost of the shares acquired by the ESOP. The amount of any such increase, however, cannot be determined at this time because the expense will be based on the fair value of the shares committed to be released to employees, which amount is not determinable. See "Pro Forma Data."

                        BUSINESS OF QUITMAN BANCORP, INC.

         QBI is not an operating company and has not engaged in any significant business to date. It was formed in December 1997 as a Georgia-chartered corporation to be the holding company for Quitman Federal Savings Bank. The holding company structure and retention of proceeds will facilitate: (i) diversification into non-banking activities, (ii) acquisitions of other financial institutions, such as savings institutions, (iii) expansion within existing and into new market areas and (iv) stock repurchases without adverse tax consequences. There are no present plans regarding diversification, acquisitions, expansion, or repurchases, although QBI is considering engaging in the acquisition and development of real estate.

         Since QBI will own only one savings association, it generally will not be restricted in the types of business activities in which it may engage, provided that we retain a specified amount of our assets in housing-related investments. QBI initially will not conduct any active business and does not intend to employ any persons other than officers but will utilize our support staff from time to time.

         The office of the QBI is located at 100 West Screven Street, Quitman, Georgia. The telephone number is (912) 263-7538.

                    BUSINESS OF QUITMAN FEDERAL SAVINGS BANK

         The principal sources of funds for our activities are deposits, payments on loans and borrowings from the FHLB of Atlanta. Our deposits totalled $34.5 million at September 30, 1997. Funds are used principally for the origination of fixed rate loans secured by first mortgages on one- to four-family residences which are located in our market area. Such loans totalled $23.5 million, or 67.05% of our total loans receivable portfolio at September 30, 1997. Our principal source of revenue is interest received on loans and investments and our principal expense is interest paid on deposits.

Market Area

         We are located in Quitman, which is in the center of the southern part of Georgia, approximately 15 miles west of Valdosta and Interstate 75 and 10 miles north of the Florida border. Our market area is Brooks county (in which Quitman is located) as well as parts of Lowdnes county, both of which are in Georgia. Our market area is based primarily on agricultural goods such as cotton, peanuts, corn and tobacco and dairy products.

         Our area has benefitted from its location of within 30 miles of Moody Air Force Base as well as from small garment factories, although employment from these sources is not expected to grow. Although the population in a five and ten mile radius of our office has been declining and is expected to decline somewhat in the future, the population in a 20 mile radius of our office has grown and is expected to grow more modestly in the future. The income of the population within a 10 mile radius of us is primarily low to moderate. The income within a 20 mile radius is somewhat higher.

         Unemployment levels are higher within a five mile radius of our office than those within a 10 and 20 mile radius of our office but, for all three areas, are below the national average. In addition, housing values are lower within a five mile radius of our office than they are within a 10 or 20 mile radius of our office. Approximately two-thirds of the homes within a five mile radius have a value of less than $50,000, with almost half of these homes having a value of less than $25,000. We expect that most of the future growth in our loan portfolio would come from within a 20 mile radius of our office rather than within a five mile radius. We believe our market share of deposits within a five mile radius of our office is approximately 30% while within a 20 mile radius it is approximately 3%.

Lending Activities

         Most of our loans are mortgage loans which are secured by one- to four-family residences. We also make multi-family, commercial real estate and consumer loans. Most of the loans we originate have rates of interest which are fixed for a three or five year term of the loan ("fixed rate"). We do also originate some adjustable-rate mortgage ("ARM") loans.

         The following table sets forth information concerning the types of loans held by us.

                                                                                    At September 30,
                                                              -------------------------------------------------------------
                                                                    1997                               1996
                                                              -------------------------        ----------------------------
                                                                Amount         Percent           Amount            Percent
                                                                ------         -------           ------            -------
                                                                                  (Dollars in thousands)
Type of Loans:
--------------
Real estate loans:
  One-to-four family residential...................            $23,656           68.09%         $23,717              70.43%
  Multi-family (5 or more) dwelling................                699            2.01              607               1.80
  Non residential..................................              5,394           15.52            5,083              15.09
  Construction.....................................              3,655           10.52            3,142               9.33
  FHLMC pools......................................                  4             .01                6                .02
Share loans........................................                470            1.35              476               1.41
Consumer ..........................................                867            2.50              645               1.92
                                                                ------          ------           ------             ------
                                                                34,745          100.00%          33,676             100.00%
                                                                ------          ======           ------             ======
Less:
  Loans in process.................................              1,023                            2,609
  Allowance for loan losses........................                346                              210
  Deferred loan origination fees
   and costs.......................................                 50                               52
                                                               -------                           ------
Total loans, net...................................            $33,326                          $30,805
                                                                ======                           ======

         The following table sets forth the estimated maturity of our loan portfolio at September 30, 1997. The table does not include the effects of possible prepayments or scheduled principal repayments. All mortgage loans are shown as maturing based on the date of the last payment required by the loan agreement.

                                        Real Estate
                           ------------------------------------------
                           Residential
                           Real Estate       Non
                            Mortgage     Residential    Construction   Other     Total
                            --------     -----------    ------------   -----     -----
                                                       (In thousands)
Amounts due:
Within 1 year ...........    $ 2,042        $ 1,408        $ 3,655    $   736    $ 7,841
Over 1 to 5 years .......     13,271          2,562             --        398     16,231
Over 5 years ............      9,046          1,424             --        203     10,673
                             -------        -------        -------    -------    -------
  Total amount due ......    $24,359        $ 5,394        $ 3,655    $ 1,337     34,745
                             =======        =======        =======    =======    -------

Less:
Allowance for loan loss..                                                            346
Loans in process.........                                                          1,023
Deferred loan fees.......                                                             50
                                                                                   -----
  Loans receivable, net..                                                        $33,326
                                                                                  ======

         The following table sets forth the dollar amount of all loans due after September 30, 1998, which have pre-determined interest rates and which have floating or adjustable interest rates.

                                                                        Floating or
                                                Fixed Rates           Adjustable Rates        Total
                                                -----------           ----------------        -----
                                                                      (In thousands)
Real estate:
  Residential............................         $19,943                $2,374               $22,317
  Non-residential........................           3,926                    60                 3,986
                                                   ------                 -----                 -----
                                                   23,869                 2,434                26,303

Non real estate:
  Share loans............................              78                    --                    78
  Consumer...............................             523                    --                   523
                                                  -------                ------               -------
                                                  $24,470                $2,434               $26,904
                                                   ======                 =====               =======

         The following information contains information concerning changes in the amount of loans held by us.


                                                                                  For the Years Ended
                                                                                     September 30,
                                                                              ----------------------------
                                                                                1997                1996
                                                                              ---------          ---------
Total gross loans receivable at beginning of period...........                $36,676              $29,102
                                                                               ------               ------
Loans originated:
  Residential real estate.....................................                 15,156               16,258
  Non-residential real estate.................................                  2,864                3,081
  Consumer....................................................                  1,218                1,080
                                                                               ------               ------
Total loans originated........................................                 19,238               20,419
                                                                               ------               ------
Loan principal repayments.....................................                 18,169               15,845
                                                                               ------               ------
Net loan activity.............................................                  1,069                4,574
                                                                               ------               ------
  Total gross loans receivable at
     end of period............................................                $34,745              $33,676
                                                                               ======               ======

         One-to Four-Family Residential Loans. Our primary lending activity consists of the origination of one- to four-family residential mortgage loans secured by property located in our primary market area. We generally originate one- to four-family residential mortgage loans in amounts up to 85% of the appraised market value or purchase price. The maximum loan-to-value ratio on mortgage loans secured by non-owner occupied properties generally is limited to 80% . We primarily originate and retain fixed-rate balloon loans having terms of 3 or 5 years, with principal and interest payments calculated using up to a 25-year amortization period. Because of the amortization period, relatively short term and renewability of these loans, there are similarities between these loans and ARMs, particularly from our asset/liability management perspective. We occasionally originate 15 year fixed-rate loans.

         The interest rate on our ARM loans is based on an index plus a stated margin. We may offer discounted initial interest rates on ARM loans but we require that the borrower qualify for the ARM loan at the fully indexed rate (the index rate plus the margin). ARM loans provide for periodic interest rate adjustments upward or downward of up to 2% per year . The interest rate may not increase more than 6% over the life of the loan. ARM loans typically reprice every year and provide for terms of up to 25 years with most loans having terms of between 20 and 25 years. ARM loans are offered to all applicants; however, consumer preference in our market area for ARM loans has been weak.

         ARM loans decrease the risk associated with changes in interest rates by periodically repricing, but involve other risks because as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustment permitted by the loan documents, and, therefore is potentially limited in effectiveness during periods of rapidly rising interest rates. At September 30, 1997, less than 10% of our one- to four-family residential loans we held had adjustable rates of interest.

         All of our loans are originated for our portfolio. We do not conform our loans to the standards that are used in the mortgage industry that would allow our loans to be readily sold into the secondary market since we do not expect to sell our loans. For example, our lending policy does not require our borrowers to obtain private mortgage insurance on the amount of a loan that exceeds the typical loan to value ratios used in the mortgage loan industry and we may lend money to individuals based on our review of personal circumstances that other lenders might not consider.

         Mortgage loans originated and held by us generally include due-on-sale clauses. This gives us the right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property securing the mortgage loan without our consent.

         Residential Construction Loans. We make residential construction loans on one- to four-family residential property to the individuals who will be the owners and occupants upon completion of construction. No principal payments are required during construction. After that time, the payments are set at an amount that will repay the loan over the term of the loan. The maximum loan-to-value ratio is 85%. Because residential construction loans are not rewritten if permanent financing is obtained from us, these loans are made on terms similar to those of our single family residential loans and may be paid off over terms of 3 to 5 years with an amortization period of 25 years.

         We also originate speculative loans to residential builders who have established business relationships with us. These speculative loans typically are made for a term of six months after which we allow one extension of six months. If after one year a unit remains unsold, we require that the builder make a 10% principal reduction payment and we either then allow the builder to make interest payments for 90 days before he is required to make another principal reduction payment, or the builder may choose that we treat the loan as a regular loan, pursuant to which he will make monthly payments for the full term of the loan. In underwriting such loans, we consider the number of units that the builder has on a speculative bid basis that remain unsold. Our experience has been that most speculative loans are repaid well within the twelve month period. Speculative loans are generally originated with a loan to value ratio that does not exceed 75%. At September 30, 1997 our largest speculative loan was $429,000, drawn on a line of credit, and was performing in accordance with its terms.

         Construction lending is generally considered to involve a higher degree of credit risk than long-term financing of residential properties. Our risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction and the estimated cost of construction. If the estimate of construction cost and the marketability of the property upon completion of the project prove to be inaccurate, we may be compelled to advance additional funds to complete the construction. Furthermore, if the final value of the completed property is less than the estimated amount, the value of the property might not be sufficient to assure the repayment of the loan. For speculative loans we originate to builders, the ability of the builder to sell completed dwelling units will depend, among other things, on demand, pricing and availability of comparable properties, and general economic conditions.

         We  do  not  expect  the  dollar  amount  of   construction   loans  to
significantly increase in the future.

         Non-Residential Real Estate Loans. Our non-residential real estate loans consist of commercial business loans and farm real estate loans. Commercial real estate loans are secured by churches, office buildings, and other commercial properties. Farm loans are secured by the farm land. These loans generally have not exceeded $500,000 or had terms greater than 25 years.

         Commercial and farm real estate lending entails significant additional risks compared to residential property lending. These loans typically involve large loan balances to single borrowers or groups of related borrowers. The repayment of these loans typically is dependent on the successful operation of the real estate project securing the loan. For commercial real estate these risks can be significantly affected by supply and demand conditions in the market for office retail space and may also be subject to adverse conditions in the economy. For loans secured by farm real estate, repayment may be affected by weather conditions, government policies, and subsidies concerning farming. To minimize these risks, we generally limit this type of lending to our market area and to borrowers who are otherwise well known to us and generally limit the loan to value ratio to 80%.

         Consumer Loans. We offer consumer loans in order to provide a wider range of financial services to our customers and because these loans provide higher interest rates and shorter terms than many of our other loans. Consumer loans totalled $867,000 or 2.5% of our total loans at September 30, 1997. Our consumer loans consist of home equity, automobile, and mobile home loans and are generally in smaller dollar amounts than our other loans.

         Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. Repossessed collateral for a defaulted consumer loan may not be sufficient for repayment of the outstanding loan, and the remaining deficiency may not be collectible.

         Loan Approval Authority and Underwriting. Our loan committee, which is comprised of all 5 directors on the board, approves all loans. Mr. Plair, our President, has loan authority to approve consumer loans of up to $5,000.

         Upon receipt of a completed loan application from a prospective borrower, a credit report is ordered. Income and certain other information is verified. If necessary, additional financial information may be requested. An appraisal or other estimate of value of the real estate intended to be used as security for the proposed loan is obtained. Appraisals are processed by independent fee appraisers.

         Construction/permanent loans are made on individual properties. Funds advanced during the construction phase are held in a loans-in-process account and disbursed at various stages of completion, following physical inspection of the construction by a loan officer or appraiser.

         Either title insurance or a title opinion is generally required on all real estate loans. Borrowers also must obtain fire and casualty insurance. Flood insurance is also required on loans secured by property which is located in a flood zone.

         Loan Commitments. Verbal commitments are given to prospective borrowers on all approved real estate loans. Written commitments are given where requested. Generally, the commitment requires acceptance within 30 days of the date of issuance. At September 30, 1997, commitments to cover originations of mortgage loans totalled $3.2 million. We believe that virtually all of our commitments will be funded.

         Loans to One Borrower. The maximum amount of loans which we may make to any one borrower may not exceed the greater of $500,000 or 15% of our unimpaired capital and unimpaired surplus. We may lend an additional 10% of our unimpaired capital and unimpaired surplus if the loan is fully secured by readily marketable collateral. Our maximum loan to one borrower limit has been $500,000. At September 30, 1997, the aggregate loans outstanding of our five largest borrowers have outstanding balances of between $220,000 and $434,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations for the Years Ended September 30, 1997 and 1996."

Nonperforming and Problem Assets

         Loan Delinquencies. When a mortgage loan becomes 5 days past due, a notice of nonpayment is sent to the borrower. After the loan becomes 30 days past due, another notice of nonpayment, accompanied by a personal letter, is sent to the borrower. If the loan continues in a delinquent status for 90 days past due and no repayment plan is in effect, foreclosure proceedings will be initiated. The customer will be notified when foreclosure is commenced.

         Loans are reviewed on a monthly basis and are placed on a non-accrual status when, in our opinion, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent interest payments, if any, are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

         Nonperforming Assets. The following table sets forth information regarding nonaccrual loans and real estate owned, as of the dates indicated. We have no loans categorized as troubled debt restructurings within the meaning of SFAS 15. There was no interest income that would have been recorded on loans accounted for on a nonaccrual basis under the original terms of such loans for the year ended September 30, 1997.

                                                                           At September 30,
                                                                  ---------------------------------
                                                                      1997                 1996
                                                                  -----------          ------------
                                                                           (In thousands)
Loans accounted for on a non-accrual basis:
Mortgage loans:
  Construction loans...................................               $  --               $   --
  One- to four-family residential......................                  73                   --
  All other mortgage loans.............................                  51                   --
Non-mortgage loans:
  Commercial...........................................                  --                   --
  Consumer.............................................                  --                   --
                                                                       ----               ------
Total..................................................                $124               $   --
                                                                       ====               ======

Accruing loans which are contractually past due 90 days or more:
Mortgage loans:
  Construction loans...................................               $  58               $   18
  One- to four-family residential......................                 249                  820
  All other mortgage loans.............................                  25                   18
Non-mortgage loans:
  Commercial...........................................                  --                   --
  Consumer.............................................                  21                   15
                                                                        ---                -----
Total..................................................                $353               $  871
                                                                       ====                =====
Total non-accrual and accrual loans....................                $477               $  871
                                                                       ====                =====
Real estate owned......................................                $ 64               $   --
                                                                       ====                =====
Other non-performing assets............................                $ --               $   --
                                                                       ====                =====
Total non-performing assets............................                $541               $  871
                                                                       ====                =====
Total non-performing loans to total loans, net.........                1.43%                2.83%
                                                                       ====                =====
Total non-performing loans to total assets.............                1.22%                2.41%
                                                                       ====                =====
Total non-performing assets to total assets............                1.38%                2.41%
                                                                       ====                =====



         Classified Assets. OTS regulations provide for a classification system for problem assets of savings associations which covers all problem assets. Under this classification system, problem assets of savings institutions such as ours are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the savings institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated "special mention" because of potential weakness that do not currently warrant classification in one of the aforementioned categories.

         When a savings association classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When a savings association classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. A savings association's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining a savings association's regulatory capital. Specific valuation allowances for loan losses generally do not qualify as regulatory capital.

         At September 30, 1997, we had loans classified as special mention, substandard, doubtful and loss as follows:

                                                        At
                                                   September 30,
                                                       1997
                                                  --------------
                                                  (In thousands)

Special mention.............................           $313
Substandard.................................            444
Doubtful assets.............................             --
Loss assets.................................             --
                                                      -----

     Total..................................           $757
                                                        ===

         Allowances for Loan Losses. A provision for loan losses is charged to operations based on management's evaluation of the losses that may be incurred in our loan portfolio. The evaluation, including a review of all loans on which full collectibility of interest and principal may not be reasonably assured, considers: (i) our past loan loss experience, (ii) known and inherent risks in our portfolio, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions.

         We monitor our allowance for loan losses and make additions to the allowance as economic conditions dictate. Although we maintain our allowance for loan losses at a level that we consider adequate for the inherent risk of loss in our loan portfolio, future losses could exceed estimated amounts and additional provisions for loan losses could be required. In addition, our determination as to the amount of allowance for loan losses is subject to review by the OTS, as part of its examination process. After a review of the information available, the OTS might require the establishment of an additional allowance.

         The following table illustrates the allocation of the allowance for loan losses for each category of loans. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict our use of the allowance to absorb losses in other loan categories.

                                                                                At September 30
                                             -------------------------------------------------------------------------------
                                                               1997                                      1996
                                             -----------------------------------------   -----------------------------------
                                                                      Percent of                                Percent of
                                                                       Loans in                                  Loans in
                                                                         Each                                      Each
                                                                       Category                                  Category
                                                                       to Total                                  to Total
                                                  Amount                Loans                 Amount               Loans
                                                  ------                -----                 ------               -----
                                                                          (Dollars in thousands)
At end of period allocated to:
  One- to four-family......................       $  231                   68.1%              $ 144                70.4%
  Multi-family.............................            7                    2.0                   4                 1.8
  Other real estate........................           90                   26.1                  53                24.5
  Consumer.................................           18                    3.8                   9                 3.3
                                                   -----                  -----                ----               -----
     Total allowance.......................       $  346                  100.0%              $ 210               100.0%
                                                   =====                  =====                ====               =====

         The following table sets forth information with respect to our allowance for loan losses at the dates and for the periods indicated:

                                                      At September 30,
                                                 ---------------------------
                                                   1997                1996
                                                 --------            -------
                                                 (Dollars in thousands)

Total loans, net...............................  $33,326             $30,805
                                                  ======              ======
Average loans outstanding......................  $32,065             $29,351
                                                  ======              ======

Allowance balances (at beginning of period)....  $   210             $   174
Provision:
  Residential..................................       94                  25
  Non-residential..............................       35                   9
  Consumer.....................................        7                   2
Net charge-offs (recoveries):
  Residential..................................       --                  --
  Non-residential..............................       --                  --
  Consumer.....................................       --                  --
                                                 -------              ------
Allowance balance (at end of period)...........  $   346              $  210
                                                 =======              ======
Allowance for loan losses as a percent
  of total loans outstanding...................     1.03%                .68%
Net loans charged off as a percent of
  average loans outstanding....................       --                  --

Investment Activities

         Investment Securities. We are required under federal regulations to maintain a minimum amount of liquid assets which may be invested in specified short-term securities and certain other investments. See "Regulation -- Savings Institution Regulation -- Federal Home Loan Bank System" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The level of liquid assets varies depending upon several factors, including: (i) the yields on investment alternatives, (ii) our judgment as to the attractiveness of the yields then available in relation to other opportunities, (iii) expectation of future yield levels, (iv) asset/liability management, and (v) our projections as to the short-term demand for funds to be used in loan origination and other activities. We classify our investment securities as "available-for-sale" or "held-to-maturity" in accordance with SFAS No. 115. At September 30, 1997, our investment portfolio policy allowed investments in instruments such as: (i) U.S. Treasury obligations, (ii) U.S. federal agency or federally sponsored agency obligations,
(iii) local municipal obligations, (iv) mortgage-backed securities, (v) banker's acceptances, (vi) certificates of deposit, (vii) federal funds, including FHLB overnight and term deposits (up to six months), and (viii) investment grade corporate bonds, commercial paper and mortgage derivative products. See "-- -Mortgage-backed Securities." The board of directors may authorize additional investments.

         Our investment securities "available-for-sale" and "held-to-maturity" portfolios at September 30, 1997, did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity, excluding those issued by the United States Government or its agencies.

         Mortgage-backed Securities. To supplement lending activities, we have invested in residential mortgage-backed securities. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of single-family or other type of mortgages. Principal and interest payments are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors such as us. The quasi-governmental agencies guarantee the payment of principal and interest to investors and include the Federal Home Loan Mortgage Corporation ("FHLMC"), the Government National Mortgage Association ("GNMA"), and Federal National Mortgage Association ("FNMA").

         At September 30, 1997, our mortgaged-backed securities portfolio was classified as "available-for- sale" and totalled $542,000. Each security was issued by GNMA, FHLMC or FNMA. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

         Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed rate or adjustable rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed rate or adjustable rate) and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages. Mortgage-backed securities issued by FHLMC and GNMA make up a majority of the pass-through certificates market.

         Securities Portfolio. The following table sets forth the carrying (i.e., amortized cost) value of our investment securities held-to-maturity, at the dates indicated. Our securities portfolio classified as available-for-sale is carried at market value. At September 30, 1997, the market value of our investment securities, held-to-maturity, was $801,000 million. At September 30, 1997, our securities portfolio available-for-sale contained net unrealized losses, net of tax, of $6,000. See Notes 1 and 3 to our financial statements elsewhere in this document.

Investment Portfolio

         The following table sets forth the carrying value of the Savings Bank's investment securities portfolio, short-term investments, FHLB stock, and mortgage-backed securities at the dates indicated. At September 30, 1997, the market value of the Savings Bank's investment securities portfolio held-to-maturity was $801,000.

                                                            At September 30,
                                                         ---------------------
                                                          1997           1996
                                                         ------         ------
                                                            (In thousands)

Investment securities:
 U.S. Government securities available-for-sale.....      $  904         $   --
 U.S. Agency securities held-to-maturity...........         100             --
 U.S. Agency securities available-for-sale.........       1,600          1,781
 U.S. Agency securities held-to-maturity...........         705          1,663
   Total investment securities.....................       3,309          3,444
Interest-bearing deposits..........................         548            679
FHLB stock.........................................         228            219
Mortgage-backed securities available-for-sale......         542             --
Mortgage-backed securities held-to-maturity........          --             --
                                                         ------        -------
   Total investments...............................      $4,627         $4,342
                                                          =====          =====

         The following table sets forth certain information regarding scheduled maturities, carrying values, approximate fair values, and weighted average yields for our investment securities portfolio at September 30, 1997 by contractual maturity. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                                                            More than                  Total
                                  One Year or Less  One to Five Years  Five to Ten Years    Ten Years         Investment Securities
                                 ------------------ ------------------ ----------------- ---------------- --------------------------
                                 Carrying   Average Carrying   Average Carrying  Average Carrying Average Carrying    Average Market
                                   Value     Yield   Value      Yield   Value     Yield   Value    Yield    Value     Yield    Value
                                 -------    ------- -------    ------- --------  ------- ------- --------  -------   -------  ------
                                                                     (Dollars in thousands)
Investment securities:
  U.S. Government securities ..   $  100      4.68% $  904      6.27%    $   --     --%   $ --     --%      $1,004      6.42% $1,004
  U. S. Agency securities .....       --        --   2,305      6.25         --     --      --     --        2,305      6.25   2,301
  Corporate notes and bonds ...       --
  Other securities(1) .........       --        --      --        --         --     --      --     --           --        --      --
                                  ------            ------                -----           ----              ------            ------
    Total investment securities      100      4.68   3,209      6.26         --     --      --     --        3,309      6.30   3,305
Interest-bearing deposits .....      548      5.69      --        --         --     --      --     --          548      5.69     548
Federal Funds sold ............       --        --      --        --         --     --      --     --           --        --      --
FHLB stock ....................      228      7.25      --        --         --     --      --     --          228      7.25     228
Mortgage-backed securities ....       --        --      --        --         --     --     542   5.13          542      5.13     542
                                  ------            ------                -----           ----              ------            ------
    Total investments .........   $  876      5.98  $3,209      6.26     $   --     --    $542   5.13       $4,627      6.07  $4,623
                                  ======            ======                =====           ====              ======            ======

Sources of Funds

         Deposits are our major external source of funds for lending and other investment purposes. Funds are also derived from the receipt of payments on loans and prepayment of loans and maturities of investment securities and mortgage-backed securities and, to a much lesser extent, borrowings and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.

         Deposits. Consumer and commercial deposits are attracted principally from within our primary market area through the offering of a selection of deposit instruments including regular savings accounts, money market accounts, and term certificate accounts. IRA accounts are also offered. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate.

         The interest rates paid by us on deposits are set weekly at the direction of our senior management. Interest rates are determined based on our liquidity requirements, interest rates paid by our competitors, and our growth goals and applicable regulatory restrictions and requirements.

         Regular savings and NOW accounts constituted $3.4 million, or 9.38%, of our deposit portfolio at September 30, 1997. Certificates of deposit constituted $31.1 million or 90.17% of the deposit portfolio of which $6.3 million or 18.38% of the deposit portfolio were certificates of deposit with balances of $100,000 or more. Such deposits are offered at negotiated rates. As of September 30, 1997, we had no brokered deposits.

         We hope to offer checking accounts to our customers during 1998. These accounts will provide us with an additional source of funds.

         At September 30, 1997, our deposits were represented by the various types of savings programs described below.

                                                  Interest         Minimum             Balance as of           Percentage of
Category                         Term             Rate(1)       Balance Amount       September 30, 1997        Total Deposits
--------                         ----           --------------  --------------       ------------------        --------------
                                                                                        (In thousands)
Now Accounts                     None                    3.50%       $1,000               $ 1,439                    4.18%
Regular Savings                  None                    4.25%           25                 1,945                    5.65%
                                                                                           ------

Certificates of Deposit:
                                                                                            3,384                    9.83
                                                                                           ------                  ------
Fixed Term, Fixed Rate           1-3 Months       4.25 - 4.50%          100                     1                     .01%
Fixed Term, Fixed Rate           4-6 Months       5.10 - 5.75%          100                 1,406                    4.08%
Fixed Term, Fixed Rate           7-12 Months      5.75 - 6.25%          100                 9,978                   28.90%
Fixed Term, Fixed Rate           13-24 Months     5.70 - 6.40%          100                 9,628                   27.93%
Fixed Term, Fixed Rate           25-36 Months     5.70 - 7.10%          100                 2,176                    6.32%
Fixed Term, Fixed Rate           36-48 Months     5.30 - 7.35%          100                 1,221                    3.55%
Fixed Term, Fixed Rate           49-120 Months    5.65 - 6.75%          100                   344                    1.00%
Fixed Term, Variable Rate        12-18 Months     5.15 - 6.90%
Jumbo Certificates                                                   98,000                 6,333                   18.38%
                                                                                           ------                  ------
                                                                                           31,087                   90.17%
                                                                                           ------                  ------
                                 Total                                                    $34,471                  100.00%
                                                                                           ======                  ======


-------------------------
(1) Current interest rate offerings as of September 30, 1997:

          6 mos            5.10%
         12 mos            5.75%
         15 mos            5.90%
         24 mos            6.25%
         36 mos            6.25%
         48 mos            6.25%

         The following table sets forth our time deposits classified by interest rate at the dates indicated.

                                                       As of September 30,
                                              ----------------------------------
                                                  1997                    1996
                                              ----------              ----------
                                                         (In thousands)
2.00% or less..................               $      --               $      --
2.01-4.00%.....................                      --                       1
4.01-6.00%.....................                  14,976                  18,329
6.01-8.00%.....................                  16,111                   9,437
                                                 ------                  ------

Total..........................                 $31,087                 $27,767
                                                 ======                  ======

         The following table sets forth the time deposits in the Savings Bank classified by interest rate as of the dates indicated.

                                                                  Amount Due
                           ---------------------------------------------------------------------------------------------------------
                                                                                                         After
                           September 30,            September 30,             September 30,           September 30,
                               1998                     1999                     2000                    2001               Total
                           -------------            -------------             -------------           ------------     -------------
                                                                 (In thousands)
  2.00% or less........     $       --               $       --                $       --             $       --          $   --
  2.01-4.00%...........             --                       --                        --                     --              --
  4.01-6.00%...........         14,478                      448                        50                     --          14,976
  6.01-8.00%...........          7,232                    7,107                       949                    823          16,111
  8.01% or more........             --                       --                        --                     --              --
                             ---------                ---------                 ---------              ---------       ---------
  Total                       $ 21,710                 $  7,555                  $    999               $    823        $ 31,087
                               =======                  =======                   =======                =======         =======

         The following table sets forth our savings activity for the periods indicated:

                                                       Year Ended September 30,
                                                    ----------------------------
                                                         1997           1996
                                                    -------------     ----------
                                                             (In thousands)

Net increase (decrease) before interest credited....      $   829       $   293
Interest credited...................................        1,913         1,673
                                                            -----         -----
Net increase (decrease) in savings deposits.........      $ 2,742       $ 1,966
                                                            =====         =====




         The following table indicates the amount of our certificates of deposits of $100,000 or more by time remaining until maturity as of September 30, 1997.
                                                         Certificates
      Maturity Period                                     of Deposits
      ---------------                                     -----------
                                                         (In thousands)
      Within three months...............                     $  403
      Three through six months..........                      2,180
      Six through twelve months.........                      2,404
      Over twelve months................                      1,346
                                                              -----
                                                             $6,333
                                                             ======

         Borrowings. Advances (borrowing) may be obtained from the FHLB of Atlanta to supplement our supply of lendable funds. Advances from the FHLB of Atlanta are typically secured by a pledge of our stock in the FHLB of Atlanta, a portion of our first mortgage loans and other assets. Each FHLB credit program has its own interest rate (which may be fixed or adjustable) and range of maturities. We may borrow up to $3 million from the FHLB of Atlanta. If the need arises, we may also access the Federal Reserve Bank discount window to supplement our supply of lendable funds and to meet deposit withdrawal requirements. At September 30, 1997, borrowings from the FHLB of Atlanta totaled $1.3 million (all of which were variable rate short-term borrowings maturing on July 16, 1998). We had no other borrowings outstanding. At September 30, 1996, FHLB advances were $1.2 million.

         The following table sets forth the terms of our short-term FHLB advances during the year ended September 30, 1997.

                                                      (Dollars in thousands)

Average balance outstanding.........................        $1,175
Maximum amount outstanding at any month-end
  during the period.................................         1,300
Weighted average interest rates during the period...         5.60%


Competition

         Competition for deposits comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, finance companies, and multi-state regional banks in our market areas. Competition for funds also includes a number of insurance products sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers. Loan competition varies depending upon market conditions and comes from commercial banks, thrift institutions, credit unions and mortgage bankers, most of whom have far greater resources than we have.

Properties

         We operate from our main office which we own. The net book value of this real property at September 30, 1997, was $180,000. Our total investment in office equipment had a net book value of $142,000 at September 30, 1997.

Personnel

         At September 30, 1997 we had 8 full-time employees and 1 part-time employee. None of our employees are represented by a collective bargaining group. We believe that our relationship with our employees is good.

Legal Proceedings

         We are, from time to time, a party to legal proceedings arising in the ordinary course of our business, including legal proceedings to enforce our rights against borrowers. We are not a party to any legal proceedings which are expected to have a material adverse effect on our financial statements.

                                   REGULATION

         Set forth below is a brief description of certain laws which relate to us. The description is not complete and is qualified in its entirety by references to applicable laws and regulation.

Holding Company Regulation

         General. QBI will be required to register and file reports with the OTS and will be subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over QBI and any non-savings institution subsidiaries. This will permit the OTS to restrict or prohibit activities that it determines to be a serious risk to us. This regulation is intended primarily for the protection of our depositors and not for the benefit of you, as stockholders of QBI.

         QTL Test. Since QBI will only own one savings institution, it will be able to diversify its operations into activities not related to banking, but only so long as we satisfy the QTL test. If QBI controls more than one savings institution, it would lose the ability to diversify its operations into non-banking related activities, unless such other savings institutions each also qualify as a QTL or were acquired in a supervised acquisition. See "-- Savings Institution Regulation -- Qualified Thrift Lender Test. "

         Restrictions on Acquisitions. QBI must obtain approval from the OTS before acquiring control of any other SAIF-insured savings institution. No person may acquire control of a federally insured savings institution without providing at least 60 days written notice to the OTS and giving the OTS an opportunity to disapprove the proposed acquisition.

Savings Institution Regulation

         General. As a federally chartered, SAIF-insured savings institution, we are subject to extensive regulation by the OTS and the FDIC. Our lending activities and other investments must comply with various federal and state statutory and regulatory requirements. We are also subject to certain reserve requirements promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve").

         The OTS, in conjunction with the FDIC, regularly examines us and prepares reports for the consideration of our board of directors on any deficiencies that the OTS finds in our operations. Our relationship with our depositors and borrowers is also regulated to a great extent by federal and state law, especially in such matters as the ownership of savings accounts and the form and content of our mortgage documents.

         We  must  file  reports  with  the  OTS and  the  FDIC  concerning  our activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in regulations, whether by the OTS, the FDIC or any other government agency, could have a material adverse impact on our operations.

         Insurance of Deposit Accounts. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such assessment rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments are set within a range, based on the risk the institution poses to its deposit insurance fund. This risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

         Because a significant portion of the assessments paid into the SAIF by savings institutions were used to pay the cost of prior savings institution failures, the reserves of the SAIF were below the level required by law. The BIF had, however, met its required reserve level during the third calendar quarter of 1995. As a result, deposit insurance premiums for deposits insured by the BIF were substantially less than premiums for deposits such as ours which are insured by the SAIF. Legislation to capitalize the SAIF and to eliminate the significant premium disparity between the BIF and the SAIF became effective September 30, 1996. The recapitalization plan provided for a special assessment equal to $.657 per $100 of SAIF deposits held at March 31, 1995, in order to increase SAIF reserves to the level required by law. Certain BIF institutions holding SAIF-insured deposits were required to pay a lower special assessment. Based on our deposits at March 31, 1995, we paid a pre-tax special assessment of $186,000.

         The recapitalization plan also provides that the cost of prior failures which were funded through the issuance of Fico Bonds (bonds issued to fund the cost of savings institution failures in prior years) will be shared by members of both the SAIF and the BIF. This will increase BIF assessments for healthy banks to approximately $.013 per $100 of deposits in 1997. SAIF assessments for healthy savings institutions in 1997 will be approximately $.064 per $100 in deposits and may be reduced, but not below the level set for healthy BIF institutions.

         The FDIC has lowered the rates on assessments paid to the SAIF and widened the spread of those rates. The FDIC's action established a base assessment schedule for the SAIF with rates ranging from 4 to 31 basis points, and an adjusted assessment schedule that reduces these rates by 4 basis points. As a result, the effective SAIF rates range from 0 to 27 to basis points as of October 1, 1996. In addition, the FDIC's final rule prescribed a special interim schedule of rates ranging from 18 to 27 basis points for SAIF-member savings institutions for the last quarter of calendar 1996, to reflect the assessments paid to the Financing Corp. (Fico Bonds). Finally, the FDIC's action established a procedure for making limited adjustments to the base assessment rates by rulemaking without notice and comment, for both the SAIF and the BIF.

         The recapitalization plan also provides for the merger of the SAIF and BIF effective January 1, 1999, assuming there are no savings institutions under federal law. Under separate proposed legislation, Congress is considering the elimination of the federal thrift charter and elimination of the separate federal regulation of thrifts. As a result, we might have to convert to a different financial institution charter and be regulated under federal law as a bank, including being subject to the more restrictive activity limitations imposed on national banks. We cannot predict the impact of our conversion to, or regulation as, a bank until the legislation requiring such change is enacted.

         Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) core capital equal to at least 3% of total adjusted assets, and (3) risk-based capital equal to 8% of total risk-weighted assets. Our capital ratios are set forth under "Historical and Pro Forma Capital Compliance."

         Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), less certain mortgage servicing rights and less certain investments. Core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less nonqualifying intangible assets, certain mortgage servicing rights and certain investments.

         The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital (which is defined as core capital plus supplementary capital) of 8% of risk-weighted assets. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

         The risk-based capital standards of the OTS generally require savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. An institution's interest rate risk will be measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution will be considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline) is less than two percent of the current estimated economic value of its assets. An institution with a greater than normal interest rate risk will be required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

         The OTS calculates the sensitivity of an institution's net portfolio value with data submitted by the institution and the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from an institution's total capital will be based on the institution's Thrift Financial Report filed two quarters earlier. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS may require any exempt institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis and may be subject to an additional capital requirement based upon its level of interest rate risk as compared to its peers. Although the rule is not yet in effect, due to our net size and risk-based capital level, we are exempt from the interest rate risk component.

         Dividend and Other Capital Distribution Limitations. OTS regulations require us to give the OTS 30 days advance notice of any proposed declaration of dividends to QBI, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends by us to QBI. In addition, we may not declare or pay a cash dividend on our capital stock if the effect would be to reduce our regulatory capital below the amount required for the liquidation account to be established at the time of the conversion. See "The Conversion -- Effects of Conversion to Stock Form on Depositors and Borrowers of Quitman Federal Savings Bank -- Liquidation Account."

         OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger, and other distributions charged against capital. The rule establishes three tiers of institutions based primarily on an institution's capital level. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 institution") and has not been advised by the OTS that it is in need of more than the normal supervision can, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. Any additional capital distributions require prior regulatory notice. As of September 30, 1997, we qualified as a Tier 1 institution.

         In the event our capital falls below our fully phased-in requirement or the OTS notifies us that we are in need of more than normal supervision, we would become a Tier 2 or Tier 3 institution and as a result, our ability to make capital distributions could be restricted. Tier 2 institutions, which are institutions that before and after the proposed distribution meet their current minimum capital requirements, may only make capital distributions of up to 75 % of net income over the most recent four quarter period. Tier 3 institutions, which are institutions that do not meet current minimum capital requirements and propose to make any capital distribution, and Tier 2 institutions that propose to make a capital distribution in excess of the noted safe harbor level, must obtain OTS approval prior to making such distribution. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. The OTS has proposed rules relaxing certain approval and notice requirements for well-capitalized institutions.

         A savings institution is prohibited from making a capital distribution if, after making the distribution, the savings institution would be undercapitalized (i.e., not meet any one of its minimum regulatory capital requirements). Further, a savings institution cannot distribute regulatory capital that is needed for its liquidation account.

         Qualified Thrift Lender Test. Savings institutions must meet a qualified thrift lender ("QTL") test. If we maintain an appropriate level of qualified thrift investments ("QTIs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualify as a QTL, we will continue to enjoy full borrowing privileges from the FHLB of Atlanta. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the institution in conducting its business and liquid assets equal to 10% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition, savings institutions may include shares of stock of the FHLBs, FNMA, and FHLMC as QTIs. Compliance with the QTL test is determined on a monthly basis in nine out of every 12 months. As of September 30, 1997, we were in compliance with our QTL requirement with approximately 85% of our assets invested in QTIs.

         Transactions With Affiliates. Generally, restrictions on transactions with affiliates require that transactions between a savings institution or its subsidiaries and its affiliates be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain of these transactions are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. Within certain limits, affiliates are permitted to receive more favorable loan terms than non-affiliates. Our affiliates include QBI and any company which would be under common control with us. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institution as affiliates on a case-by-case basis.

         Liquidity Requirements. All savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. At September 30, 1997, our required liquid asset ratio was 5% and our actual ratio was 13%. In November 1997, the required ratio was reduced to 4%. Monetary penalties may be imposed upon institutions for violations of liquidity requirements.

         Federal Home Loan Savings Bank System. We are a member of the FHLB of Atlanta, which is one of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB.

         As a member, we are required to purchase and maintain stock in the FHLB of Atlanta in an amount equal to at least 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. At September 30, 1997, we had $228,000 in FHLB stock, at cost, which was in compliance with this requirement. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

         The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future.

         Federal Reserve. The Federal Reserve requires all depository institutions to maintain noninterest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy the liquidity requirements that are imposed by the OTS. At September 30, 1997, our reserve met the minimum level required by the Federal Reserve.

         Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System. We had no borrowings from the Federal Reserve System at September 30, 1997.

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




                                    TAXATION

Federal Taxation

         We are subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Coder), in the same general manner as other corporations. In August 1996, the Code was revised to equalize the taxation of thrifts and banks. Thrifts, such as us, no longer have a choice between the percentage of taxable income method and the experience method in determining additions to bad debt reserves. Thrifts with $500 million of assets or less may still use the experience method, which is generally available to small banks. Larger thrifts must use the specific charge off method regarding bad debts. Any reserve amounts added to our bad debt reserve after 1987 will be recaptured into our taxable income over a six year period beginning in 1996. A thrift may delay recapturing into income its post-1987 bad debt reserves for an additional two years if it meets a residential lending test. This recapture will not have a material impact on us.

         Under the experience method, the bad debt deduction may be based on (i) a six-year moving average of actual losses on qualifying and non-qualifying loans, or (ii) a fill-up to the institution's base year reserve amount, which is the tax bad debt reserve determined as of December 31, 1987.

         The percentage of specially computed taxable income that was used to compute a savings institution's bad debt reserve deduction under the percentage of taxable income method (the "percentage bad debt deduction") was 8%. The percentage of taxable income bad debt deduction thus computed was reduced by the amount permitted as a deduction for non-qualifying loans under the experience method. In the past the availability of the percentage of taxable income method permitted qualifying savings institutions to be taxed at a lower effective federal income tax rate than that applicable to corporations generally (approximately 31.3% assuming the maximum percentage bad debt deduction).

         If a savings institution's qualifying assets (generally, loans secured by residential real estate or deposits, educational loans, cash and certain government obligations) constitute less than 60% of its total assets, the institution may not deduct any addition to a bad debt reserve and generally must include existing reserves in income over a four year period, which is immediately accruable for financial reporting purposes. As of September 30, 1997, at least 60% of our assets were qualifying assets as defined in the Code. No assurance can be given that we will meet the 60% test for subsequent taxable years.

         Earnings appropriated to our bad debt reserve and claimed as a tax deduction including our supplemental reserves for losses will not be available for the payment of cash dividends or for distribution to you, our stockholders (including distributions made on dissolution or liquidation), unless we include the amount in income. Distributable amounts may be reduced by any amount deemed necessary to pay the resulting federal income tax. As of September 30, 1997, we had $6,000 of accumulated earnings, representing our base year tax reserve, for which federal income taxes have not been provided. If such amount is used for any purpose other than bad debt losses, including a dividend distribution or a distribution in liquidation, it will be subject to federal income tax at the then current rate.

         Generally, for taxable years beginning after 1986, the Code also requires most corporations, including savings institutions, to utilize the accrual method of accounting for tax purposes. Further, for taxable years ending after 1986, the Code disallows 100% of a savings institution's interest expense deemed allocated to certain tax-exempt obligations acquired after August 7, 1986. Interest expense allocable to (i) tax-exempt obligations acquired after August 7, 1986 which are not subject to this rule, and (ii) tax-exempt obligations issued after 1982 but before August 8, 1986, are subject to the rule which applied prior to the Code disallowing the deductibility of 20% of the interest expense.

         The Code imposes an alternative minimum tax ("AMT") on a corporation's alternative minimum taxable income ("AMTI") at a rate of 20%. AMTI is increased by certain preference items, including the excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method. Only 90% of AMTI can be offset by net operating loss carryovers of which we currently have none. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, our AMTI is increased by an amount equal to 75 % of the amount by which our adjusted current earnings exceeds our AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). In addition, for taxable years beginning after December 31, 1986 and before January 1, 1996, an environmental tax of 0.12% of the excess of AMTI (with certain modifications) over $2 million is imposed on corporations, including us, whether or not an AMT is paid. For tax years beginning in 1998 a corporation that has had average annual gross receipts of $5 million or less over its 1995, 1996 and 1997 tax years will be a "small corporation". Once the corporation is recognized as a small corporation it will be exempt from the AMT for so long as its average annual gross receipts for the prior 3 year period does not exceed $7,500,000.

         QBI may exclude from its income 100% of dividends received from us as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group, except that an 80% dividends received deduction applies if QBI owns more than 20% of the stock of a corporation paying a dividend. The above exclusion amounts, with the exception of the affiliated group figure, were reduced in years in which we availed ourself of the percentage of taxable income bad debt deduction method.

         Our federal income tax returns have not been audited by the IRS during the past ten years.

State Taxation

         The Association files Georgia income tax returns. For Georgia income tax purposes, savings institutions are presently taxed at a rate equal to 6% of net income, which is calculated based on federal taxable income, subject to certain adjustments. The State of Georgia also imposes franchise and privilege taxes on savings institutions which, in the case of Quitman, do not constitute significant tax items.

         Our state tax returns have not been audited by the State of Georgia during the past ten years.

                       MANAGEMENT OF QUITMAN BANCORP, INC.

         Our board of directors consists of the same individuals who serve as directors of our subsidiary, Quitman Federal Savings Bank. Our articles of incorporation and bylaws require that directors be divided into three classes, as nearly equal in number as possible. Each class of directors serves for a three-year period, with approximately one-third of the directors elected each year. Our officers will be elected annually by the board and serve at the board's discretion. See "Management of Quitman Federal Savings Bank."

                   MANAGEMENT OF QUITMAN FEDERAL SAVINGS BANK

Directors and Executive Officers

         Our board of directors is composed of six members each of whom serves for a term of three years, with approximately one-third of the directors elected each year. Our current charter and bylaws and our proposed stock charter and bylaws require that directors be divided into three classes, as nearly equal in number as possible. Our officers are elected annually by our board and serve at the board's discretion.

         The following table sets forth information with respect to our directors and executive officers, all of whom will continue to serve in the same capacities after the conversion.

                                            Age at                                                          Current
                                         September 30,                                    Director           Term
Name                                         1997           Position                        Since           Expires(1)
----                                         ----           --------                      --------          -------
Claude R. Butler                              59            Chairman                        1980               1999

Robert L. Cunningham, III                     41            Vice Chairman                   1985               1998

Walter B. Holwell                             41            Director                        1988               1999

Daniel M. Mitchell, Jr.                       47            Director                        1986               1997

John W. Romine                                50            Director                        1987               1997

Melvin E. Plair                               60            Director, President             1997               1998
                                                            and CEO

Peggy L. Forgione                             46            Vice President and               N/A
                                                            Controller


----------------------
(1) The terms for directors of QBI are the same as those of Quitman Federal Savings Bank.

         The business experience for the past five years of each of the directors and executive officers is as follows:

         Claude R. Butler is a pork producer in Brooks County. He was elected to the Board of Directors in 1980, and has served as Chairman since 1987. Mr. Butler is also a Brooks County Commissioner, and was Chairman of the Brooks County Commission in 1996.

         Robert L. Cunningham, III is the corporate secretary and treasurer of R.L. Cunningham & Sons, Inc., a peanut warehouse and peanut seed business. Mr. Cunningham has served as a director of the Savings Bank since 1985, and as Vice Chairman since 1987.


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



         Walter B. Holwell is the sole proprietor of Holwell & Holwell, Inc., an insurance enterprise. Mr. Holwell has served on the board of directors since 1988. Active in the community, Mr. Holwell was President of the Brooks County Chamber of Commerce from 1992 to 1993. He was President of Brooks Co. Athletic Boosters. Mr. Holwell is Secretary of Brooks Co. Industrial Authority.

         Daniel M. Mitchell, Jr. is an attorney with a practice in Quitman. He has served as a director of the Savings Bank since 1986. Mr. Mitchell is a Deacon of the First Baptist Church of Quitman and is Trustee of Westbrook School in Dixie, Georgia.

         John W. Romine is President and 100% stockholder of Romine Furniture Co., Inc., a retail furniture store. Mr. Romine has been a Director of the Savings Bank since 1987.

         Melvin E. Plair is the President and Chief Executive Officer ("CEO") of the Savings Bank. He has served in this capacity since 1993. Prior to that, Mr. Plair was a loan officer for the Savings Bank. Mr. Plair became a director of the Savings Bank and QBI in December 1997. Mr. Plair has been a director of both the Brooks County and the South Georgia Chambers of Commerce for the past three years, and has also been a director of the South Georgia Area Bankers Association for three years.

         Peggy L. Forgione has been the Vice President since January 1993 and Controller of the Savings Bank since January 1987. She has served the Savings Bank since 1982, and also holds the position of Officer in Charge of Operations. Ms. Forgione was also a director of the Brooks County Chamber of Commerce until 1994.

Meetings and Committees of the Board of Directors

         The board of directors conducts its business through meetings of the board and through activities of its committees. During the year ended September 30, 1997, the board of directors held 14 regular meetings and 4 special meetings. Additionally, the full board, functioning as the Executive Committee meets weekly to review loan applications and to consider related business. No director attended fewer than 75 % of the total meetings of the board of directors and committees on which such director served during this time period.

Director Compensation

         Each director is paid monthly. Total aggregate fees paid to the directors for the year ended September 30, 1997 were $39,750. Since October 1, 1997, each director has been paid a monthly fee of $750 and the Chairman of the Board has been paid a monthly fee of $875.

         Director Fee Continuation Program ("DFCP"). We expect to implement a DFCP to provide retirement benefits to our directors based upon the number of years of service to our board. If a director agrees to become a consulting director to our board upon retirement, he would receive a monthly payment for a period of time or until death. Benefits under our DFCP would begin upon a director's retirement. In the event there is a change in control, all directors would be entitled to receive a lump sum payment based upon future benefits. We have not determined the specific benefit to be provided to any director and have not yet determined the full cost to us of this program because the specific benefits have yet to be determined.

Executive Compensation

         Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by our chief executive officer at September 30, 1997. No employee earned in excess of $100,000 for the year ended September 30, 1997.

                                               Annual Compensation
                                        -------------------------------------

                                                               Other Annual
Name and Principal Position             Salary        Bonus     Compensation
---------------------------             ------        -----     ------------

Melvin E. Plair, Director, President    $54,000      $8,400          N/A
and CEO


         Supplemental Executive Retirement Plan. We are considering whether to implement a supplemental executive retirement plan ("SERP") for the benefit of our President, Mr. Plair. The SERP could provide Mr. Plair with a supplemental retirement benefit in addition to benefits under the Profit Sharing Plan and the proposed ESOP. Payments under the SERP would be accrued for financial reporting purposes during the period of employment. The SERP would be unfunded. All benefits payable under the SERP would be paid from our current assets. There are no tax consequences to either participant or us related to the SERP prior to payment of benefits. Upon receipt of payment of benefits, the participant will recognize taxable ordinary income in the amount of such payments received and we will be entitled to recognize a tax-deductible compensation expense at that time. We have not determined whether to implement a SERP or whether the cost would be material to us.

         Employee Stock Ownership Plan. We have established an employee stock ownership plan, the ESOP, for the exclusive benefit of participating employees of ours, to be implemented upon the completion of the conversion. Participating employees are employees who have completed one year of service with us or our subsidiary and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the ESOP will be submitted to the IRS. Although no assurances can be given, we expect that the ESOP will receive a favorable letter of determination from the IRS.

         The ESOP is to be funded by contributions made by us in cash or common stock. Benefits may be paid either in shares of the common stock or in cash. In accordance with the Plan, the ESOP may borrow funds with which to acquire up to 8 % of the common stock to be issued in the conversion. The ESOP intends to borrow funds from QBI. The loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. Presently it is anticipated that the ESOP will purchase up to 8% of the common stock to be issued in the offering (i.e., $400,000, based on the midpoint of the EVR). The loan will be secured by the shares purchased and earnings of ESOP assets. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. We anticipate contributing approximately $40,000 annually (based on a $400,000 purchase) to the ESOP to meet principal obligations under the ESOP loan, as proposed. It is anticipated that all such contributions will be tax-deductible. This loan is expected to be fully repaid in approximately 10 years.

         Shares sold above the maximum of the EVR (i.e., more than 575,000 shares) may be sold to the ESOP before satisfying remaining unfilled orders of Eligible Account Holders to fill the ESOP's subscription or the ESOP may purchase some or all of the shares covered by its subscription after the conversion in the open market.

         Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of total compensation. All participants must be employed at least 1,000 hours in a plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation. Participant benefits become vested in plan allocations following five years of service. Employment prior to the adoption of the ESOP shall be credited for the purposes of vesting. Vesting will be accelerated upon retirement, death, disability, change in control of QBI, or termination of the ESOP. Forfeitures will be reallocated to participants on the same basis as other contributions in the plan year. Benefits may be payable in the form of a lump sum upon retirement, death, disability or separation from service. Our contributions to the ESOP are discretionary and may cause a reduction in other forms of compensation. Therefore, benefits payable under the ESOP cannot be estimated.

         The board of directors has appointed non-employee directors to the ESOP Committee to administer the ESOP and to serve as the initial ESOP Trustees. The board of directors or the ESOP Committee may instruct the ESOP Trustees regarding investments of funds contributed to the ESOP. The ESOP Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP Trustees as directed by the board of directors or the ESOP Committee, subject to the Trustees' fiduciary duties.

         Profit Sharing Plan. We sponsor a tax-qualified defined contribution savings plan ("401(k) Plan") for the benefit of our employees. Employees become eligible to participate under the 401(k) Plan after reaching age 20 1/2 and completing 6 months of service. Under the 401(k) Plan, employees may voluntarily elect to defer compensation, not to exceed applicable limits under the Code (i.e., $9,500 in calendar year 1997). In recent years the Bank has contributed $10,000 to the 401(k) Plan that is allocated to each participant's account in proportion to the ratio which each participant's total compensation for the calendar year bears to the total compensation of all participants for the calendar year. Contributions from the Bank to employees vest over immediate as of the contribution date. [The Savings Bank intends to amend the 401(k) Plan to permit voluntary investments of plan assets by participants in the Common Stock in the Conversion and thereafter.]

         Benefits are payable upon termination of employment, retirement, death, disability, or plan termination. Normal retirement age under the 401(k) Plan is age 65. It is intended that the 401(k) Plan operate in compliance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the requirements of Section 401(a) of the Code.

         Costs associated with the 401(k) Plan were $10,000 for the year ended September 30, 1997. Contributions to the 401(k) Plan by the Savings Bank for employees may be reduced in the future or eliminated as a result of contributions made to the Employee Stock Ownership Plan. See "- Employee Stock Ownership Plan."

Proposed Future Stock Benefit Plans

         Stock Option Plan. The boards of directors intend to adopt a stock option plan (the Option Plan) following the conversion, subject to approval by QBI's stockholders, at a stockholders' meeting to be held no sooner than six months after the conversion. The Option Plan would be in compliance with the OTS regulations in effect. See "-- Restrictions on Stock Benefit Plans." If the Option Plan is implemented within one year after the conversion, in accordance with OTS regulations, a number of shares equal to 10% of the aggregate shares of common stock to be issued in the offering (i.e., 50,000 shares based upon the sale of 500,000 shares at the midpoint of the EVR) would be reserved for issuance by QBI upon exercise of stock options to be granted to our officers, directors and employees from time to time under the Option Plan. The purpose of the Option Plan would be to provide additional performance and retention incentives to certain officers, directors and employees by facilitating their purchase of a stock interest in QBI. Under the OTS regulations, the Option Plan, would provide for a term of 10 years, after which no awards could be made, unless earlier terminated by the board of directors pursuant to the Option Plan and the options would vest over a five year period (i.e., 20% per year), beginning one year after the date of grant of the option. Options would be granted based upon several factors, including seniority, job duties and responsibilities, job performance, our financial performance and a comparison of awards given by other savings institutions converting from mutual to stock form.

         QBI would receive no monetary consideration for the granting of stock options under the Option Plan. It would receive the option price for each share issued to optionees upon the exercise of such options. Shares issued as a result of the exercise of options will be either authorized but unissued shares or shares purchased in the open market by QBI. However, no purchases in the open market will be made that would violate applicable regulations restricting purchases by QBI. The exercise of options and payment for the shares received would contribute to the equity of QBI.

         If the Option Plan is implemented more than one year after the conversion, the Option Plan will comply with OTS regulations and policies that are applicable at such time.

         Restricted Stock Plan. The board of directors intends to adopt the RSP following the conversion, the objective of which is to enable us to retain personnel and directors of experience and ability in key positions of responsibility. QBI expects to hold a stockholders' meeting no sooner than six months after the conversion in order for stockholders to vote to approve the RSP. If the RSP is implemented within one year after the conversion, in accordance with applicable OTS regulations, the shares granted under the RSP will be in the form of restricted stock vesting over a five year period (i.e., 20% per year) beginning one year after the date of grant of the award. Compensation expense in the amount of the fair market value of the common stock granted will be recognized pro rata over the years during which the shares are payable. Until they have vested, such shares may not be sold, pledged or otherwise disposed of and are required to be held in escrow. Any shares not so allocated would be voted by the RSP Trustees. The RSP will be implemented in accordance with applicable OTS regulations. See "-- Restrictions on Stock
Benefit Plans." Awards would be granted based upon a number of factors, including seniority, job duties and responsibilities, job performance, our performance and a comparison of awards given by other institutions converting from mutual to stock form. The RSP would be managed by a committee of non-employee directors (the "RSP Trustees"). The RSP Trustees would have the responsibility to invest all funds contributed by us to the trust created for the RSP (the "RSP Trust").

         We expect to contribute sufficient to the RSP so that the RSP Trust can purchase, in the aggregate, up to 4% of the amount of common stock that is sold in the conversion. The shares purchased by the RSP would be authorized but unissued shares or would be purchased in the open market. In the event the market price of the common stock is greater than $10 per share, our contribution of funds will be increased. Likewise, in the event the market price is lower than $10 per share, our contribution will be decreased. In recognition of their prior and expected services to us and QBI, as the case may be, the officers, other employees and directors responsible for implementation of the policies adopted by the board of directors and our profitable operation will, without cost to them, be awarded stock under the RSP. Based upon the sale of 500,000 shares of common stock in the offering at the midpoint of the EVR, the RSP Trust is expected to purchase up to 20,000 shares of common stock.

         If the RSP is implemented more than one year after the conversion, the RSP will comply with such OTS regulations and policies that are applicable at such time.

         Restrictions on Stock Benefit Plans. OTS regulations provide that in the event stock option or management and/or employee stock benefit plans are implemented within one year from the date of conversion, such plans must comply with the following restrictions: (1) the plans must be fully disclosed in the prospectus, (2) for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares issued in the conversion, (3) for restricted stock plans, the shares may not exceed 3% of the shares issued in the conversion (4% for institutions with 10% or greater tangible capital), (4) the aggregate amount of stock purchased by the ESOP in the conversion may not exceed 10% (8% for well-capitalized institutions utilizing a 4% restricted stock plan), (5) no individual employee may receive more than 25 % of the available awards under the option plan or the restricted stock plans, (6) directors who are not employees may not receive more than 5 % individually or 30% in the aggregate of the awards under any plan, (7) all plans must be approved by a majority of the total votes eligible to be cast at any duly called meeting of QBI's stockholders held no earlier than six months following the conversion, (8) for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant, (9) for restricted stock plans, no stock issued in a conversion may be used to fund the plan, (10) neither stock option awards nor restricted stock awards may vest earlier than 20% as of one year after the date of stockholder approval and 20% per year thereafter, and vesting may be accelerated only in the case of disability or death (or if not inconsistent with applicable OTS regulations in effect at such time, in the event of a change in control), (11) the proxy material must clearly state that the OTS in no way endorses or approves of the plans, and (12) prior to implementing the plans, all plans must be submitted to the Regional Director of the OTS within five days after stockholder approval with a certification that the plans approved by the stockholders are the same plans that were filed with and disclosed in the proxy materials relating to the meeting at which stockholder approval was received.

         Certain Related Transactions. We grant loans to our officers, directors and employees. These loans are made in the ordinary course of business and upon the same terms, including collateral, as those prevailing at the time for comparable transactions and do not involve more than the normal risk of collectibility or present any other unfavorable features, except that we charge an interest rate that is two percent above our cost of funds and we may waive loan fees. That interest rate and the waiver of loan fees are not available to our other borrowers. Loans to officers and directors and their affiliates amounted to $675,000 or 23% of our total equity at September 30, 1997. Assuming the conversion had occurred at September 30, 1997 with the issuance of 500,000 shares, these loans would have totalled approximately 10% of pro forma consolidated stockholders' equity.

         Set forth below is information about these loans to our executive officers and directors and members of their immediate family where the aggregate balance of loans or lines of credit exceeded $60,000 at any time during the fiscal years ended September 30, 1997 or 1996.

                                                                                           Highest Balance
                                                           Date          Original            During 1997            Interest
Name of Officer or Director(1)          Loan Type       Originated      Loan Amount          Fiscal Year           Rate Paid
---------------------------             ---------       ----------      -----------          -----------           ---------

Melvin E. Plair (President)..........   real estate       3/28/97         $ 86,006              $ 86,006              7.30%
                                        vehicle           1/31/97            8,200                 8,200              7.80%
                                        real estate       8/16/94            8,852                 8,467              7.95%
                                        consumer          6/30/97            4,800                 4,800              8.09%
Claude R. Butler (Chairman)..........   real estate       3/4/97          $ 80,000              $ 80,000              7.31%
W. B. Holwell (Director).............   real estate       5/14/93         $ 13,550              $ 11,412              8.81%
                                        real estate       8/19/97          220,516               220,516              8.45%
                                        consumer          6/27/97            4,506                 4,006              9.00%


---------------
(1) Includes all loans for these individuals, even if only one loan had preferential terms.


              RESTRICTIONS ON ACQUISITION OF QUITMAN BANCORP, INC.

         While the board of directors is not aware of any effort that might be made to obtain control of QBI after conversion, the board of directors believes that it is appropriate to include certain provisions as part of QBI's articles of incorporation to protect the interests of QBI and its stockholders from hostile takeovers ("anti-takeover" provisions) which the board of directors might conclude are not in the best interests of us or our stockholders. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over the current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current board of directors or management of QBI more difficult.

         The following discussion is a general summary of the material provisions of the articles of incorporation, bylaws, and certain other regulatory provisions of QBI, which may be deemed to have such an anti-takeover effect. The description of these provisions is necessarily general and reference should be made in each case to the articles of incorporation and bylaws of QBI which are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find Additional Information" as to how to obtain a copy of these documents.

Provisions of QBI Articles of Incorporation and Bylaws

         Limitations on Voting Rights. The articles of incorporation of QBI provide that for a period of five years from completion of the conversion, in no event shall any record owner of any outstanding equity security which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of any class of equity security outstanding (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. In addition, for a period of five years from the completion of our conversion, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of QBI without the approval of the Board of Directors.

         The impact of these provisions on the submission of a proxy on behalf of a beneficial holder of more than 10% of the common stock is (1) to disregard for voting purposes and require divestiture of the amount of stock held in excess of 10% (if within five years of the conversion more than 10% of the common stock is beneficially owned by a person) and (2) limit the vote on common stock held by the beneficial owner to 10% or possibly reduce the amount that may be voted below the 10% level (if more than 10% of the common stock is beneficially owned by a person more than five years after the conversion). Unless the grantor of a revocable proxy is an affiliate or an associate of such a 10% holder or there is an arrangement, agreement or understanding with such a 10% holder, these provisions would not restrict the ability of such a 10% holder of revocable proxies to exercise revocable proxies for which the 10% holder is neither a beneficial nor record owner. A person is a beneficial owner of a security if he has the power to vote or direct the voting of all or part of the voting rights of the security, or has the power to dispose of or direct the disposition of the security. The articles of incorporation of QBI further provide that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock.

         Election of Directors. Certain provisions of QBI's articles of incorporation and bylaws will impede changes in majority control of the board of directors. QBI's articles of incorporation provide that the board of directors of QBI will be divided into three staggered classes, with directors in each class elected for three-year terms. Thus, it would take two annual elections to replace a majority of QBI's board. QBI's articles of incorporation provide that the size of the board of directors may be increased or decreased only if aproved by majority vote of the whole board of the directors. The articles of incorporation also provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled only by the board of directors, acting by a majority vote of the directors then in office and any directors so chosen shall hold office until the next succeding annual election of directors. Finally, the articles of incorporation and the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The articles of incorporation provide that a director may only be removed for cause by the affirmative vote of at least 80% of the shares of QBI entitled to vote generally in an election of directors cast at a meeting of stockholders called for that purpose.

         Restrictions on Call of Special Meetings. The articles of incorporation of QBI provide that a special meeting of stockholders may be called only pursuant to a resolution adopted by a majority of the board of directors, the chairman, the president or 80% of all shareholder votes that may be cast at a meeting. If QBI has 100 or fewer stockholders, then 25% of all shareholder votes that may be cast at a meeting is sufficient to call a special meeting.

         Absence of Cumulative Voting. QBI's articles of incorporation provide that stockholders may not cumulate their votes in the election of directors.

         Authorized Shares. The articles of incorporation authorize the issuance of 4,000,000 shares of common stock and 1,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide QBI's board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of QBI. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.

         Procedures  for  Certain   Business   Combinations.   The  articles  of
incorporation require that unless certain fair price provisions set forth in Georgia law are met, business combinations must be (1) unanimously approved by directors who are not affiliated with an "interested shareholder" (as defined below) or (2) recommended by two-thirds of directors not affiliated with an interested shareholder and approved by a majority of the votes entitled to be cast that are not owned by an interested shareholder. An interested shareholder is a person other than QBI or the Savings Bank that beneficially owns 10% or more of the outstanding voting shares of QBI within the two years prior to the time a business transaction is proposed. Exceptions to this requirement may occur if the board of directors has previously approved the business transaction or if the interested shareholder becomes the owner of 90% or more of the outstanding shares of QBI. Any amendment to this provision requires the affirmative vote of at least 80% of the shares of QBI entitled to vote generally in an election of directors.

         Amendment to Articles of Incorporation and Bylaws. Amendments to QBI's articles of incorporation must be approved by QBI's board of directors and also by a majority of the outstanding shares of QBI's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to restrictions on the acquisition and voting of greater than 10% of the common stock; number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the articles of incorporation).

         The bylaws may be amended by a majority vote of the board of directors or the affirmative vote of the holders of at least 80 % of the outstanding shares of QBI entitled to vote in the election of directors cast at a meeting called for that purpose.

         Benefit Plans. In addition to the provisions of QBI's articles of incorporation and bylaws described above, certain benefit plans of ours adopted in connection with the conversion contain provisions which also may discourage hostile takeover attempts which the boards of directors might conclude are not in the best interests of us or our stockholders. For a description of the benefit plans and the provisions of such plans relating to changes in control, see "Management of Quitman Federal Savings Bank -- Proposed Future Stock Benefit Plans."

         Regulatory Restrictions. A federal regulation prohibits any person prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, OTS regulations prohibit any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

         Federal regulations require that, prior to obtaining control of an insured institution, a person, other than a company, must give 60 days notice to the OTS and have received no OTS objection to such acquisition of control, and a company must apply for and receive OTS approval of the acquisition. Control, involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquiror also is subject to any one of either "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock after the effective date of the regulations must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

         QBI is authorized to issue 4,000,000 shares of the common stock, $0.10 par value per share, and 1,000,000 shares of serial preferred stock, no par value per share. QBI currently expects to issue up to 575,000 shares of common stock in the conversion. QBI does not intend to issue any shares of serial preferred stock in the conversion, nor are there any present plans to issue such preferred stock following the conversion. The aggregate par value of the issued shares will constitute the capital account of QBI. The balance of the purchase price will be recorded for accounting purposes as additional paid-in capital. See "Capitalization". The capital stock of QBI will represent nonwithdrawable capital and will not be insured by us, the FDIC, or any other governmental agency.

Common Stock

         Voting Rights. Each share of the common stock will have the same relative rights and will be identical in all respects with every other share of the common stock. The holders of the common stock will possess exclusive voting rights in QBI, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of the common stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the common stock and will not be permitted to cumulate their votes in the election of QBI's directors.

         Liquidation. In the unlikely event of the complete liquidation or dissolution of QBI, the holders of the common stock will be entitled to receive all assets of QBI available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of QBI; (ii) any accrued dividend claims; and (iii) liquidation preferences of any serial preferred stock which may be issued in the future.

         Restrictions on Acquisition of the Common Stock. See "Restrictions on Acquisition of Quitman Bancorp, Inc." for a discussion of the limitations on acquisition of shares of the common stock.

         Other Characteristics. Holders of the common stock will not have preemptive rights with respect to any additional shares of the common stock which may be issued. Therefore, the board of directors may sell shares of capital stock of QBI without first offering such shares to existing stockholders of QBI. The common stock is not subject to call for redemption, and the outstanding shares of common stock when issued and upon receipt by QBI of the full purchase price therefor will be fully paid and non-assessable.

         Issuance of Additional Shares. Except in the offering and possibly pursuant to the RSP or Option Plan, the QBI has no present plans, proposals, arrangements or understandings to issue additional authorized shares of the common stock. In the future, the authorized but unissued and unreserved shares of the common stock will be available for general corporate purposes, including, but not limited to, possible issuance: (i) as stock dividends; (ii) in connection with mergers or acquisitions; (iii) under a cash dividend reinvestment or stock purchase plan; (iv) in a public or private offering; or
(v) under employee benefit plans. See "Risk Factors -- Possible Dilutive Effect of RSP and Stock Options" and "Pro Forma Data." Normally no stockholder approval would be required for the issuance of these shares, except as described herein or as otherwise required to approve a transaction in which additional authorized shares of the common stock are to be issued.

         For additional information, see "Dividends," "Regulation" and "Taxation" with respect to restrictions on the payment of cash dividends; "The Conversion -- Restrictions on Sales and Purchases of Shares by Directors and Officers relating to certain restrictions on the transferability of shares purchased by directors and officers; and "Restrictions on Acquisitions of Quitman Bancorp, Inc." for information regarding restrictions on acquiring common stock of QBI.

Serial Preferred Stock

         None of the 1,000,000 authorized shares of serial preferred stock of QBI will be issued in the conversion. After the conversion is completed, the board of directors of QBI will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof, subject to regulatory approval but without stockholder approval. If and when issued, the serial preferred stock is likely to rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The board of directors, without stockholder approval, can issue serial preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock. The board of directors has no present intention to issue any of the serial preferred stock.

                              LEGAL AND TAX MATTERS

         The legality of the common stock has been passed upon for us by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C. Certain legal matters for Trident Securities, Inc. may be passed upon by Housley Kantarian & Bronstein, P.C., Washington, DC. The federal income tax consequences of the conversion have been passed upon for us by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C. The Georgia income tax consequences of the Conversion have been passed upon for us by Daniel M. Mitchell, Jr., Esq., Quitman, Georgia.

                                     EXPERTS

         The financial statements of Quitman Federal Savings Bank as of and for the years ended September 30, 1997 and 1996, appearing in this document have been audited by Stewart, Fowler & Stalvey, P.C., independent certified public accountants, as set forth in their report which appears elsewhere in this document, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         FinPro has consented to the publication herein of a summary of its letters to Quitman Federal Savings Bank setting forth its opinion as to the estimated pro forma market value of us in the converted form and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this document.

                                CHANGE IN AUDITOR

         On September 30, 1997, the audit proposal of Stewart, Fowler & Stalvey, P.C. for the 1997 audit year was accepted at a meeting of the Board of Directors of the Savings Bank. Stewart, Fowler & Stalvey, P.C. subsequently stated that it would also audit the 1996 and 1998 audit years. Simmons & Simmons, P.C., the independent auditor for the Savings Bank, orally advised the Savings Bank that it did not wish to continue as independent auditor following the conversion. The report of Simmons & Simmons, P.C. for the fiscal year ended September 30, 1996 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended September 30, 1996 and during the period from September 30, 1996 to September 30, 1997, there were no disagreements between the Savings Bank and Simmons & Simmons, P.C. concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                            REGISTRATION REQUIREMENTS

         The common stock of QBI is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). QBI will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. QBI may not deregister the common stock under the Exchange Act for a period of at least three years following the conversion.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         QBI is subject to the informational requirements of the Exchange Act and must file reports and other information with the SEC.

         QBI has filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC also maintains an internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The address for this Web site is "http://www.sec.gov."

The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form SB-2 are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

         Quitman Federal Savings Bank has filed an Application for conversion with the OTS with respect to the conversion. Pursuant to the rules and regulations of the OTS, this document omits certain information contained in that Application. The Application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Southeast Regional Office of the OTS, 1475 Peachtree Street, N.E., Atlanta, Georgia 30309, without charge.

         A copy of the Articles of Incorporation and the Bylaws of QBI are available without charge from Quitman Federal Savings Bank.

                          QUITMAN FEDERAL SAVINGS BANK

                          Index to Financial Statements



                                                                            Page
                                                                            ----

Independent Auditors' Report............................................    F-1

Balance Sheets..........................................................    F-2

Statements of Income....................................................     26

Statements of Changes in Retained Earnings..............................    F-3

Statements of Cash Flows................................................    F-4

Notes to Financial Statements...........................................    F-5

All schedules are omitted because the required information is either not applicable or is included in the consolidated financial statements or related notes.

Separate financial statements for QBI have not been included since it will not engage in material transactions until after the conversion. QBI, which has been inactive to date, has no significant assets, liabilities, revenues, expenses or contingent liabilities.

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------




To the Board of Directors
Quitman Federal Savings and Loan Association
Quitman, Georgia

We have audited the accompanying statements of financial condition of Quitman Federal Savings and Loan Association as of September 30, 1997 and 1996, and the related statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quitman Federal Savings and Loan Association as of September 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.





/s/Stewart Fowler and Stalvey, P.C.

Valdosta, Georgia
October 30, 1997

                  QUITMAN FEDERAL SAVINGS AND LOAN ASSOCIATION

                        STATEMENTS OF FINANCIAL CONDITION
                        ---------------------------------

                                     ASSETS
                                     ------

                                                                                     SEPTEMBER 30,
                                                                               -------------------------
                                                                                   1997          1996
                                                                               -----------   -----------
Cash and Cash Equivalents, Notes 1 and 2:
   Cash and amounts due from depository
      institutions                                                             $   108,650        86,461
   Interest-bearing deposits in other banks                                        548,158       678,789
                                                                               -----------   -----------
         Total Cash and Cash Equivalents                                           656,808       765,250
Investment securities:
   Available-for-sale (fair value $3,046,109 in 1997
      and $1,780,875 in 1996), Notes 1 and 3                                     3,046,109     1,780,875
   Held-to-maturity (fair value $801,061 in 1997 and
      $1,642,828 in 1996), Notes 1 and 3                                           804,706     1,663,271
Loans receivable, Notes 1 and 4                                                 33,325,719    30,805,187
Office properties and equipment, at cost, net of
   accumulated depreciation, Notes 1 and 5                                         322,527       310,921
Real estate and other property acquired in
   settlement of loans, Note 1                                                      63,915           -0-
Accrued interest receivable, Note 6                                                381,218       370,047
Investment required by law-stock in Federal
   Home Loan Bank, at cost, Note 14                                                227,700       219,100
Cash value of life insurance, Note 11                                              218,106       109,419
Other assets, Notes 1 and 9                                                        145,356       148,978
                                                                               -----------   -----------

         Total Assets                                                          $39,192,164    36,173,048
                                                                               ===========   ===========

                                           LIABILITIES AND RETAINED EARNINGS


Liabilities:
   Deposits, Note 7                                                            $34,470,803    31,728,963
   Advances from Federal Home Loan Bank, Note 14                                 1,300,000     1,200,000
   Accrued interest payable                                                        272,346       253,272
   Income taxes payable, Note 9                                                    114,766        60,015
   Other liabilities, Note 13                                                       75,696       263,958
                                                                               -----------   -----------

      Total Liabilities                                                         36,233,611    33,506,208
                                                                               -----------   -----------

Equity:
   Retained Earnings, Notes 8 and 9                                              2,952,560     2,689,761
   Unrealized gains (losses) on available-
      for-sale securities                                                            5,993       (22,921)
                                                                               -----------   -----------

      Total Equity                                                               2,958,553     2,666,840
                                                                               -----------   -----------

         Total Liabilities and Retained Earnings                               $39,192,164    36,173,048
                                                                               ===========   ===========

Note:The accompanying notes to financial statements are an integral part of this statement.

                  QUITMAN FEDERAL SAVINGS AND LOAN ASSOCIATION

                         STATEMENTS OF RETAINED EARNINGS
                         -------------------------------







                                                 YEAR ENDED SEPTEMBER 30,
                                                 ------------------------
                                                     1997         1996
                                                  ----------   ----------

Balance, October 1                                $2,689,761    2,586,475

Net Income                                           262,799      103,286
                                                  ----------   ----------

Balance, September 30                             $2,952,560    2,689,761
                                                  ==========   ==========


Note:The accompanying notes to financial statements are an integral part of this statement.

                  QUITMAN FEDERAL SAVINGS AND LOAN ASSOCIATION

                            STATEMENTS OF CASH FLOWS
                            ------------------------

                                                             YEAR ENDED SEPTEMBER 30,
                                                             ------------------------
                                                                 1997           1996
                                                             -----------    -----------
Cash Flows From Operating Activities:
-------------------------------------
   Net income                                                $   262,799        103,286
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation                                                41,067         42,601
      Provision for loan losses                                  136,000         36,000
      Increase (Decrease) in deferred income tax benefit         (51,972)        (1,185)
      Amortization (Accretion) of securities and loans            11,022          9,856

   Change in Assets and Liabilities:
      (Increase) Decrease in accrued interest receivable         (11,171)       (39,840)
      Increase (Decrease) in accrued interest payable             19,074        (16,116)
      Increase (Decrease) in other liabilities                  (188,262)       208,601
      Increase (Decrease) in income taxes payable                 60,483          2,934
      (Increase) Decrease in other assets                         49,862        (47,383)
                                                             -----------    -----------

         Net cash provided by operating activities               328,902        298,754
                                                             -----------    -----------

Cash Flows From Investing Activities:
-------------------------------------
   Capital expenditures                                          (52,673)       (22,478)
   Purchase of available-for-sale securities                  (1,740,910)    (1,408,307)
   Purchase of held-to-maturity securities                           -0-       (864,994)
   Proceeds from sale of foreclosed property                         -0-         86,733
   Proceeds from maturity of held-to-maturity securities         300,000      1,050,000
   Net (increase) decrease in loans                           (2,720,447)    (2,961,051)
   Purchase of stock in Federal Home Loan Bank                    (8,600)           -0-
   Principal collected on mortgage-backed securities               2,289            -0-
   Proceeds from sale of available-for-sale securities           400,063            -0-
   Proceeds from call of held-to-maturity securities             549,781        777,874
   Proceeds from maturity of available-for-sale securities       100,000        550,000
   Increase in cash value of life insurance                     (108,687)      (109,419)
                                                             -----------    -----------

         Net cash provided (used) by investing activities     (3,279,184)    (2,901,642)
                                                             -----------    -----------

Cash Flows From Financing Activities:
-------------------------------------
   Net increase (decrease) in deposits                         2,741,840      1,965,769
   Proceeds from Federal Home Loan Bank advances                 100,000        700,000
                                                             -----------    -----------

         Net cash provided (used) by financing activities      2,841,840      2,665,769
                                                             -----------    -----------

Net Increase (Decrease) in cash and cash equivalents            (108,442)        62,881

Cash and Cash Equivalents at Beginning of Period                 765,250        702,369
                                                             -----------    -----------

Cash and Cash Equivalents at End of Period                   $   656,808        765,250
                                                             ===========    ===========

Supplemental Disclosures of Cash Flow Information
-------------------------------------------------

   Cash paid during the year for:
      Income taxes net of refunds                            $    60,000         27,806
                                                             ===========    ===========
      Interest                                               $ 1,959,389      1,859,786
                                                             ===========    ===========


Note:The accompanying notes to financial statements are an integral part of this statement.

                  QUITMAN FEDERAL SAVINGS AND LOAN ASSOCIATION

                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

Note 1 - Summary of Significant Accounting Policies
---------------------------------------------------

Business Activities: Quitman Federal Savings and Loan Association is a federally chartered mutual savings and loan association chartered in 1936. The Association engages in traditional savings and loan association activities through its office in Quitman, Georgia. Business activities are predominately with customers in the Brooks and Lowndes County, Georgia area.

Investment Securities: Investment securities for which the Association has the ability and management has the intent to hold to maturity are classified as held-to- maturity and carried at amortized cost using methods approximating the interest method. Other securities are classified as available-for-sale and are carried at fair value. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in stockholders' equity. Cost of any securities sold is recognized by the specific identification method.

Loans Receivable: Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan-origination fees and discounts. Uncollectible interest on loans that are contractually past due is charged off or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued and income is subsequently recognized only to the extent that cash payments are received until, in management's judgement, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

Office  properties  and equipment  and related  depreciation  and  amortization:
Office properties and equipment, consisting of land, buildings, furniture and fixtures and automobile are carried at cost, less accumulated depreciation and are being depreciated on the straight-line method.

Loan origination fees: Commencing with loans originated during the year ended September 30, 1988, mortgage loan origination fees and related direct loan origination costs are deferred and the net amount so deferred is amortized over the life of the loan by a method that approximates the level yield method and reflected as an adjustment of interest income. Fees for originating consumer loans which do not materially exceed the direct loan origination cost, are recorded as income when received and the direct loan origination costs are expensed as incurred.

Real estate and other property acquired in settlement of loans: At the time of foreclosure, real estate and other property acquired in settlement of loans is recorded at fair value, less estimated costs to sell. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. Subsequent to acquisition, such assets are carried at the lower of cost or market value less estimated costs to sell. Cost incurred in maintaining such assets and any subsequent write-downs to reflect declines in the fair value of the property are included in income (loss) on foreclosed assets.

---------------------------------------------------------------

Allowance for losses: An allowance for possible loan losses is charged to operations based upon management's evaluation of the potential losses in its loan portfolio. This evaluation includes a review of all loans on which full collectibility may not be reasonably assured, considers the estimated value of the underlying collateral and such other factors as, in management's judgement, deserve recognition under existing economic conditions.

Income taxes: Income taxes have been computed under Statement of Financial Accounting Standards No. 109. Implementation of Statement No. 109 with regard to income taxes did not have a material effect on the tax provisions of the Association. Deferral of income taxes results primarily from differences in the provision for loan losses for tax purposes and financial reporting purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. The financial statements reflect a net deferred asset of $49,530 and liability of $2,442 at September 30, 1997 and 1996, respectively.

Cash and cash equivalents: For purposes of the statement of cash flows, the Association considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents and includes cash on hand and amounts due from banks (excluding certificates of deposit).

Off balance sheet financial instruments: In the ordinary course of business, the Association has entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain significant estimates: Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of allowances for losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for losses on loans and foreclosed real estate. Such agencies may require the Association to recognize additions to the allowances based on their judgements about information available to them at the time of their examination. It is at least reasonably possible that the allowances for losses on loans and foreclosed real estate may change in the near term.

---------------------------------------------------------------

Advertising costs: The Association expenses advertising costs as they are incurred. Advertising costs charged to expenses were $31,279 and $37,931 for the years ended September 30, 1997 and 1996, respectively.

Fair values of financial instruments: Statement of Financial Accounting Standards No. 107, Disclosure about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets, and, in many cases, could not be realized in immediate settlement of the instruments.
Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Association.

The following methods and assumptions were used by the Association in estimating its fair value disclosures for financial instruments:

   Cash and cash equivalents: The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate those assets' fair values.

   Time deposits: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

   Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

   Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate, mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgements regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

   Deposits: The fair values disclosed for demand deposits (for example, checking accounts, interest-bearing checking accounts and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

---------------------------------------------------------------

   Advances from Federal Home Loan Bank: The carrying amounts of advances from the Federal Home Loan Bank approximate their fair value.

   Other liabilities: Commitments to extend credit were evaluated and fair value was estimated using the terms for similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.


Note 2 - Cash
-------------

As of September 30, 1997, the Association had cash on deposit with certain commercial banks in excess of federal depository insurance as follows:

                                                           FEDERAL
                         BOOK             BANK           DEPOSITORY
                        BALANCE          BALANCE          INSURANCE
                        -------          -------          ---------
         Total       $  635,611          762,746            187,453
                     ==========         ========         ==========

As of September 30, 1996, the Association had cash on deposit with certain commercial banks in excess of federal depository insurance as follows:

                                                           FEDERAL
                         BOOK             BANK           DEPOSITORY
                        BALANCE          BALANCE          INSURANCE
                        -------          -------          ---------
         Total          $  753,095       766,500            175,101
                        ==========      ========         ==========


Note 3 - Investment Securities
------------------------------

Investment securities are carried in the accompanying balance sheets as follows:

                                                       SEPTEMBER 30,
                                                  ---------------------------
                                                    1997              1996
                                                  ----------       ----------

Available-for-sale                                $3,046,109       1,780,875
Held-to-maturity                                     804,706        1,663,271
                                                  ----------       ----------

                                                  $3,850,815        3,444,146
                                                  ==========        =========

Securities available-for-sale consist of the following:
-------------------------------------------------------

As of September 30, 1997:

                                                      GROSS             GROSS
                                  AMORTIZED        UNREALIZED        UNREALIZED          MARKET
                                    COST              GAINS             LOSSES            VALUE
                                  -----------      ---------       -----------       -----------
U.S. Treasury Obligations         $   897,299          6,763               -0-           904,062
Obligations of other U.S.
   Government agencies              1,601,903          3,120             5,108         1,599,915
Mortgage-backed securities            540,914          2,168               950           542,132
                                  -----------      ---------       -----------       -----------

                                  $ 3,040,116         12,051             6,058         3,046,109
                                  ===========      =========       ===========       ===========

------------------------------------------

As of September 30, 1996:

                                                      GROSS             GROSS
                                  AMORTIZED        UNREALIZED        UNREALIZED          MARKET
                                    COST              GAINS             LOSSES            VALUE
                                  -----------      ----------        ----------     -----------
Obligations of other U.S.
   Government agencies            $ 1,803,795             -0-            22,920       1,780,875
                                  ===========      ==========        ==========     ===========

Securities held-to-maturity consist of the following:
-----------------------------------------------------

As of September 30, 1997:

                                                                        GROSS             GROSS
                                  AMORTIZED        UNREALIZED        UNREALIZED          MARKET
                                    COST              GAINS             LOSSES            VALUE
                                  ---------        -----------       -----------       -----------
U.S. Treasury Obligations         $ 100,077                -0-                31           100,046
Obligations of other U.S.
   Government agencies              704,629                -0-             3,614           701,015
                                  ---------        -----------       -----------       -----------

                                  $ 804,706                -0-             3,645           801,061
                                  =========        ===========       ===========       ===========

As of September 30, 1996:

                                                      GROSS             GROSS
                                  AMORTIZED        UNREALIZED        UNREALIZED          MARKET
                                    COST              GAINS             LOSSES            VALUE
                                 -----------       ----------        ----------       ---------
Obligations of other U.S.
   Government agencies           $ 1,663,271              -0-           20,443        1,642,828
                                 ===========       ==========        =========        =========

The amortized cost and estimated market value of debt securities at September 30, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                           SECURITIES                            SECURITIES
                                       AVAILABLE-FOR-SALE                     HELD-TO-MATURITY
                                  -------------------------------        ------------------------------
                                   AMORTIZED            MARKET            AMORTIZED            MARKET
                                     COST               VALUE               COST               VALUE
                                  -----------         -----------        -----------        -----------
Due in one year or less           $   551,684             552,054            604,706            603,249
Due after one year through
   five years                       1,947,518           1,951,923            200,000            197,812
Due after five years through
   ten years                          540,914             542,132                -0-                -0-
                                  -----------         -----------        -----------        -----------

                                  $ 3,040,116           3,046,109            804,706            801,061
                                  ===========         ===========        ===========        ===========

Proceeds  from  sales of  available-for-sale  securities  during  the year ended
September 30, 1997 were $400,063 with gross losses of $2 being realized. Proceeds from call of held-to-maturity securities during the year ended September 30, 1997 were $549,781 with gross losses of $131 being realized. Proceeds from maturities of available-for-sale and held-to-maturity securities during the year ended September 30, 1997 were $100,000 and $300,000, respectively.

------------------------------------------

Securities  with a book  value  of  $1,104,767  (market  value  $1,104,249)  and
$1,105,752   (market  value   $1,092,395)   at  September  30,  1997  and  1996,
respectively, were pledged to secure public monies as required by law.


Note 4 - Loans Receivable
-------------------------

A summary of loans receivable is presented below:

                                                                                 SEPTEMBER 30,
                                                                           ----------------------------
                                                                                1997            1996
                                                                           ------------    ------------
First mortgage loans                                                       $ 29,748,471      29,406,603
Construction loans                                                            3,654,458       3,142,000
FHLMC pool                                                                        4,203           5,611
Share loans                                                                     470,366         476,148
Consumer loans                                                                  867,450         645,510
                                                                           ------------    ------------

                                                                             34,744,948      33,675,872

Loans in process                                                             (1,022,930)     (2,608,790)
Allowance for loan losses                                                      (346,000)       (210,000)
Deferred loan origination fees                                                  (50,299)        (51,895)
                                                                           ------------    ------------

                                                                           $ 33,325,719      30,805,187
                                                                           ============    ============

An analysis of changes in the allowance for loan losses is as follows:

                                                                             YEAR ENDED SEPTEMBER 30,
                                                                           ----------------------------
                                                                                1997            1996
                                                                           ------------    ------------
        Balance at beginning of period                                     $    210,000         174,000
        Provision charged to income                                             136,000          36,000
        Recoveries                                                                  -0-             -0-
        Losses charged to allowance                                                 -0-             -0-
                                                                           ------------    ------------

        Balance at end of period                                           $    346,000         210,000
                                                                           ============    ============

First mortgage loans on residential (one-to-four units) real estate are pledged to secure advances from the Federal Home Loan Bank (See Note 14). The advances must be fully secured after discounting the qualifying loans at 75% of the principal balances outstanding.

-------------------------------------

The Association predominately grants mortgage and consumer loans to customers in the immediate Quitman and South Georgia area. The Association has a diversified loan portfolio consisting predominately of mortgage loans collateralized by residential properties. The following schedule provides an additional summary of the Association's loans:


                                                       SEPTEMBER 30,
                                               ----------------------------
                                                    1997            1996
                                               ------------    ------------
First Mortgage Loans:
      Secured by 1 to 4 family
         residences                            $ 23,655,471      23,716,603
      Secured by over 4 family
         residences                                 699,000         607,000
      Other real estate                           5,394,000       5,083,000
Construction loans                                3,654,458       3,142,000
FHLMC pools                                           4,203           5,611
Share loans                                         470,366         476,148
Consumer loans                                      867,450         645,510
                                               ------------    ------------

                                                 34,744,948      33,675,872

Loans in Process                                 (1,022,930)     (2,608,790)
Allowance for loan losses                          (346,000)       (210,000)
Deferred loan origination fees                      (50,299)        (51,895)
                                               ------------    ------------

         Total                                 $ 33,325,719      30,805,187
                                               ============    ============

Loans on which the accrual of interest has been discontinued amounted to $124,002 and $-0- at September 30, 1997 and 1996, respectively. If interest on those loans had been accrued, such income would have approximated $11,072 and $-0- for the years ended September 30, 1997 and 1996, respectively. Interest income on those loans, which is recorded only when received, amounted to $5,156 and $-0- for the years ended September 30, 1997 and 1996, respectively. No contractual modifications have been made to these loans that would affect the interest ultimately due.

Loans receivable includes loans to officers and directors of the Association totalling approximately $674,614 and $681,037 at September 30, 1997 and 1996, respectively. Since November 1996, loans to officers and directors are made at an interest rate equal to two percentage points (2.00%) above the Associations cost of funds rate. All related party loans were made in the ordinary course of business and did not involve more than the normal risk of collectibility or present other unfavorable features.

Note 5 - Office Properties and Equipment
----------------------------------------

Office properties and equipment, at cost, are summarized as follows:

                                             SEPTEMBER 30,
                                          -------------------    ESTIMATED
                                            1997      1996      USEFUL LIVES
                                          --------   --------   ------------
   Land                                   $ 39,561     39,561
   Buildings                               234,087    234,087   20-31 years
   Furniture and fixtures                  293,912    241,239    5-10 years
   Automobile                               15,513     15,513       5 years
                                          --------   --------
                                           583,073    530,400
   Less accumulated depreciation           260,546    219,479
                                          --------   --------

                                          $322,527    310,921
                                          ========   ========

Depreciation expense for the years ended September 30, 1997 and 1996 was $41,067 and $42,601, respectively.


Note 6 - Accrued Interest Receivable
------------------------------------

Accrued interest receivable is summarized as follows:

                                          SEPTEMBER 30,
                                    ------------------------

                                       1997           1996
                                    ----------     ---------

   Investment securities             $  54,267        56,702
   Loans receivable                    326,951       313,345
                                    ----------     ---------

                                     $ 381,218       370,047
                                     =========     =========


Note 7 - Deposit Account Analysis
---------------------------------

An analysis of deposit accounts and the weighted average interest rates as of the dates indicated is presented below:


                                                         SEPTEMBER 30,
                                       -----------------------------------------------
                                                  1997                     1996
                                       ---------------------     ---------------------

                                         BOOK VALUE      %        BOOK VALUE       %
                                       ------------   ------     -----------    ------

Type of Account:
   N.O.W. Accounts - 3.39%
      (1996 - 3.42%)                   $  1,439,374     4.18       1,536,858      4.84
   Passbook - 4.11%
      (1996 - 4.18%)                      1,944,865     5.64       2,425,321      7.64
   Certificates - 6.00%
      (1996 - 6.19%)                     31,086,564    90.18      27,766,784     87.52
                                       ------------   ------     -----------    ------

                                       $ 34,470,803   100.00%     31,728,963    100.00%
                                       ============   ======     ===========    ======

The aggregate amount of certificates of deposit in denominations of $100,000 or more was $6,333,000 and $4,072,000 at September 30, 1997 and 1996, respectively.

---------------------------------------------

At September 30, 1997, scheduled maturities of certificates of deposit were as follows:

       YEAR ENDING
      SEPTEMBER 30,
      -------------

          1998                             $21,709,114
          1999                               7,555,518
          2000                                 998,573
          2001                                 823,359
                                           -----------

                                           $31,086,564
                                           ===========

The Association held deposits of $556,252 and $529,552 for related parties at September 30, 1997 and 1996, respectively.

Interest expense on deposits is summarized as follows:

                                             YEAR ENDED SEPTEMBER 30,
                                          -------------------------------

                                           1997                 1996
                                          ----------           ----------

   Passbook savings                       $   88,675               81,345
   NOW                                        50,072               52,791
   Certificates of deposit                 1,774,298            1,694,634
                                          ----------           ----------

                                           $1,913,045           1,828,770
                                           ==========          ==========

Note 8 - Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) of
--------------------------------------------------------------------------------
1989
----

FIRREA was signed into law on August 9, 1989. Regulations for savings institution's minimum capital requirements went into effect on December 7, 1989. In addition to the capital requirements, FIRREA includes provisions for changes in the Federal regulatory structure for financial institutions, including a new deposit insurance system, increased deposit insurance premiums and restricted investment activities with respect to non-investment grade corporate debt and certain other investments. FIRREA also increases the required ratio of housing-related assets needed to qualify as a savings institution. The regulations currently require institutions to have minimum regulatory tangible capital equal to 1.5% of total assets, 3% core capital ratio and 8.0% risk-based capital ratio.

As of June 30, 1997, the most recent notification from the OTS categorized the Association as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Association must maintain minimum total tangible, core and risk-based ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the institution's category.

Note 8 - Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) of
--------------------------------------------------------------------------------
1989 (Continued)
----------------

The following tables reconcile capital under generally accepted accounting principles (GAAP) to regulatory capital (in thousands).

                                           TANGIBLE                CORE             RISK-BASED
                                            CAPITAL               CAPITAL             CAPITAL
                                           ----------           ----------          ----------
At September 30, 1997:
    Total equity                           $    2,959               2,959                2,959
    Unrealized gains on securities                 (6)                 (6)                  (6)
    General valuation allowance                   -0-                 -0-                  346
                                           ----------           ----------          ----------

    Regulatory Capital                     $    2,953               2,953                3,299
                                           ==========           ==========          ==========

At September 30, 1996:
    Total equity                           $    2,667               2,667                2,667
    Unrealized losses on securities                23                  23                   23
    General valuation allowance                   -0-                 -0-                  210
                                           ----------           ---------           ----------

    Regulatory Capital                     $    2,690               2,690                2,900
                                           ==========           =========           ==========

The Association's actual capital amounts and ratios are presented (in thousands) as follows:

                                                                                                                TO BE WELL
                                                                                                             CAPITALIZED UNDER
                                                                                    FOR CAPITAL              PROMPT CORRECTIVE
                                                     ACTUAL                       ADEQUACY PURPOSES:         ACTION PROVISIONS:
                                              ----------------------         ------------------------      -----------------------
                                              AMOUNT           RATIO         AMOUNT            RATIO        AMOUNT         RATIO
                                              ------           -----         ------            -----        ------         -----
As of September 30, 1997:
   Tangible Capital
      (to adjusted total assets)              $2,953             7.5%           588               1.5%       1,959          5.0%
   Core Capital
      (to adjusted total assets)               2,953             7.5%         1,176               3.0%       1,959          5.0%
   Risk-Based Capital
      (to risk-weighted assets)                3,299            14.3%         1,852               8.0%       2,316         10.0%

As of September 30, 1996:
   Tangible Capital
      (to adjusted total assets)              $2,690             7.4%           542               1.5%       1,808          5.0%
   Core Capital
      (to adjusted total assets)               2,690             7.4%         1,085               3.0%       1,808          5.0%
   Risk-Based Capital
      (to risk-weighted assets)                2,900            13.42%        1,729               8.0%       2,161         10.0%


Note 9 - Provision For Income Taxes
-----------------------------------

The income tax provision is as follows:

                                                   YEAR ENDED SEPTEMBER 30,
                                                 ----------------------------
                                                    1997              1996
                                                 ----------        ----------
   Taxes payable currently                       $  171,183            51,806
   Deferred taxes (benefit)                         (51,972)           (1,185)
                                                 ----------        ----------
   Total tax provision                           $  119,211            50,621
                                                 ==========        ==========

-----------------------------------------------

The provision for income taxes represents the portion of estimated income taxes relating to the years ended September 30, 1997 and 1996.

Through 1995, the Association qualified under provisions of the Internal Revenue Code which permitted annual bad debt deductions based on a percentage of taxable income before such deductions. The maximum annual bad debt deduction was 8% under the Tax Reform Act of 1986. New tax legislation effective for 1996 eliminates the percentage of taxable income method for computing the provision for bad debts of thrift institutions and requires the recapture of the provision for bad debts since 1987 to the extent that the provision computed under the percentage of taxable income method exceeds that which would have been computed under the experience method. Such recapture totals $142,587 for the Association and results in an additional income tax liability of $48,480. This additional tax may be repaid over a six year period beginning in 1996 or, if certain conditions are met, over a six year period beginning in 1998. The full amount of the recapture has been accrued as of September 30, 1996.

Retained earnings at September 30, 1997 include accumulated bad debt deductions prior to 1988 amounting to approximately $6,000 for which no provision for income taxes has been made. If, in the future, these amounts are used for any purpose other than to absorb losses on bad debts, federal income taxes will be imposed at the then applicable rates. The amount of unrecognized deferred tax liability is approximately $2,040.

Deferred taxes on income result from timing differences in the recognition of revenue and expense for tax and financial statement purposes. Deferred tax assets have been recorded. No valuation allowance was required. The amount and sources of these assets were as follows:

                                                            SEPTEMBER 30,
                                                    ---------------------------
                                                       1997             1996
                                                    ----------       ----------
Deferred Tax Assets:
   Allowance for loan losses                        $  107,440           61,200
                                                    ----------       ----------
         Total                                         107,440           61,200
                                                    ----------       ----------

Deferred Tax Liabilities:
   Bad debt deduction recapture                         48,480           48,480
   Depreciation                                          9,430           15,162
                                                    ----------       ----------
      Total                                             57,910           63,642
                                                    ----------       ----------

   Net Deferred Tax Assets (Liabilities)            $   49,530           (2,442)
                                                    ==========       ==========

-----------------------------------------------

The following is a summary of the differences between the income tax expense as shown in the accompanying financial statements and the income tax expense which would result from applying the Federal statutory tax rate of 34% to earnings before taxes on income:

                                                  YEAR ENDED SEPTEMBER 30,
                                                 --------------------------
                                                     1997           1996
                                                 ----------      ----------
   Expected income tax                           $  129,883          52,328
   Increase (decrease) in tax resulting from:
      State and local taxes                          (2,440)         (1,846)
      Other, net                                     (8,232)            139
                                                 ----------      ----------
   Actual income tax expense                     $  119,211          50,621
                                                 ==========      ==========


Note 10 - Commitments and Contingencies
---------------------------------------

The Association had outstanding mortgage loan commitments at September 30, 1997 and 1996 of $1,022,930 and $2,608,790, respectively. These commitments represent financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of the Association's customers. These commitments involve elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. Outstanding loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained varies but includes primarily real estate.


Note 11 - Retirement Plans
--------------------------

401(k) Plan - The Association has a 401(k) plan, covering all full-time employees who meet the plan's eligibility requirements. The plan is a defined contribution plan. The Association made contributions to the plan in the amount of $10,000 and $10,000 for the years ended September 30, 1997 and 1996, respectively.

Deferred Compensation Plan - Effective December 15, 1996, the Association adopted a deferred compensation plan for the benefit of its officers and directors. Although the plan is to be funded from the general assets of the Association, life insurance policies were acquired for the purpose of serving as the primary funding source. As of September 30, 1996 and 1995 the cash values of those policies were $218,106 and $109,419 and the liability accrued for benefits payable under the plan was $-0- and $-0-, respectively.

Note 12 - Reconciliation of Regulatory Reports
----------------------------------------------

Net income and net worth reported in these audited financial statements differs from amounts in reports filed with the Office of Thrift Supervision (OTS) as follows:

Net Income:
-----------
                                                   YEAR ENDED SEPTEMBER 30,
                                                ----------------------------
                                                   1997                1996
                                                -----------        ---------

Net Income reported to OTS                      $   193,000          116,000

Reconciling Items                                    69,799          (12,714)
                                                -----------        ---------

Net Income for the twelve months ended
   September 30 per audited financial statement $   262,799          103,286
                                                ===========        =========

Net Worth:
----------
                                                         SEPTEMBER 30,
                                                ------------------------------

                                                    1997                1996
                                                -----------          ---------

Net Worth reported to OTS                       $ 2,910,000          2,688,000

Reconciling Items                                    48,553            (21,160)
                                                -----------          ---------

Total Net Worth on September 30, per audited
   financial statement                          $ 2,958,553          2,666,840
                                                ===========          =========


Note 13 - Special SAIF Assessment
---------------------------------

On September 30, 1996, legislation was signed into law which resulted in a special assessment, the objective of which is to recapitalize the insurance fund. The assessment which affects only Savings Associations and Thrifts, results in a fee based on 65.7 cents per $100 in domestic deposits held as of March 31, 1995. Other liabilities at September 30, 1996 includes an accrual of this assessment in the amount of $185,647. No liability accrual was necessary in 1997.


Note 14 - Advances From Federal Home Loan Bank
----------------------------------------------

Advances consist of the following:

                                                             SEPTEMBER 30,
                                                        -----------------------
                                                           1997        1996
                                                        -----------   ---------

Advances  payable - Federal  Home Loan Bank of
  Atlanta,  bearing  interest  at
  variable rate, due July 16, 1998,
  collateralized  by all stock in the Federal
  Home Loan Bank and qualifying first mortgage loans.   $ 1,300,000   1,200,000
                                                        ===========   =========

Note 15 - Fair Values of Financial Instruments
----------------------------------------------

The estimated fair values of the Association's financial instruments are as follows:

                                         SEPTEMBER 30, 1997         SEPTEMBER 30, 1996
                                     -----------------------     -------------------------
                                        CARRYING       FAIR        CARRYING        FAIR
                                         AMOUNT        VALUE        AMOUNT         VALUE
                                         ------        -----        ------         -----
Financial assets:
   Cash and cash equivalents         $   656,808       656,808       765,250       765,250
   Investment securities               3,850,815     3,847,170     3,444,146     3,423,703
   Loans, net of allowance
      for loan losses                 33,325,719    33,322,000    30,805,187    30,717,651
   Accrued interest receivable           381,218       381,218       370,047       370,047
   Investment in Federal Home
      Loan Bank stock                    227,700       227,700       219,100       219,100

Financial liabilities:
   Deposits                           34,470,803    34,598,000    31,728,963    31,814,631
   Advances from Federal Home
      Loan Bank                        1,300,000     1,300,000     1,200,000     1,200,000
   Accrued interest payable              272,346       272,346       253,272       253,272

The carrying amounts in the preceding table are included in the statement of financial condition under the applicable captions.

                                 SEPTEMBER 30, 1997                    SEPTEMBER 30, 1996
                          -----------------------------          ----------------------------

                            NOTIONAL             FAIR             NOTIONAL             FAIR
                             AMOUNT              VALUE             AMOUNT              VALUE
                          -----------         ---------          ---------          ---------
Other:
   Loan commitments       $ 1,022,930         1,022,930          2,608,790          2,608,790


Note 16 - Related Party Transactions
------------------------------------

Related parties to the Association are identified as its officers and directors. During the years ended September 30, 1997 and 1996, the Association had the following related party transactions:

                                                                   SEPTEMBER 30,
                                                           -----------------------------
                                                                1997            1996
                                                           -----------       -----------

Loans to officers and directors (balance at
   September 30), Note 6                                   $   674,614           681,037
Deposits held for officers and directors (balance
   at September 30),Note 7                                     556,252           529,552
Insurance premiums paid - director                              22,314            38,532
Legal fees paid - director                                       3,000             4,016
Supplies purchased - officers and directors                      8,218             7,141


Note 17 - Plan of Conversion
----------------------------

On October 14, 1997, the Association's Board of Directors formally approved a plan ("Plan") to convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank subject to approval by the Association's members as of a still-to-be-determined future voting record date. The Plan, which includes formation of a holding company, is subject to approval by the Office of Thrift Supervision (OTS) and includes the filing of a registration statement with the Securities and Exchange Commission. As of September 30, 1997, the Association had incurred conversion costs of approximately $10,000. If the conversion is ultimately successful, actual conversion costs will be accounted for as a reduction in gross proceeds. If the conversion is unsuccessful, the conversion costs will be expensed.

The Plan calls for the common stock of the Bank to be purchased by the holding company and for the common stock of the holding company to be offered to various parities in a subscription offering at a price based on an independent appraisal. It is anticipated that any shares not purchased in the subscription offering will be offered in a direct community offering, and then any remaining shares offered to the general public in a solicited offering.

The stockholders of the holding company will be asked to approve a proposed stock option plan and a proposed restricted stock plan at a meeting of the stockholders after the conversion. Shares issued to the directors and employees under these plans may be from authorized but unissued shares of common stock or they may be purchased in the open market. In the event that options or shares are issued under these plans, such issuances will be included in the earnings per share calculation; thus, the interests of existing stockholders would be diluted.

The Bank may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amounts required for the liquidation account discussed below or the regulatory capital requirements imposed by federal regulations.

At the time of conversion, the Bank will establish a liquidation account, which will be a memorandum account that does not appear on the balance sheet, in an amount equal to its retained income as reflected in the latest consolidated balance sheet used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their deposit accounts in the Bank after conversion. In the event of a complete liquidation of the Bank (and only in such an event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock.

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different.This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Quitman Federal Savings Bank or Quitman Bancorp, Inc. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.


                              QUITMAN BANCORP, INC.




                              Up to 575,000 Shares
                              (Anticipated Maximum)
                                  Common Stock


                           -------------------------


                                   PROSPECTUS



                           -------------------------



                            TRIDENT SECURITIES, INC.




                               Dated ____ __, 1998



                  THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                  AND ARE NOT FEDERALLY INSURED OR GUARANTEED.

   Until the later of _______ __, 1998, or 90 days after commencement of the offering of common stock, all dealers that buy, sell or trade these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors.

         Sections 14-2-850 through 14-2-859 of the Georgia Business Corporation Code (the "Code") sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities as such.

         The Articles of Incorporation of Quitman Bancorp, Inc. (the "Articles") attached as Exhibit 3(i) hereto, require indemnification of directors, officers, employees or agents of the Company to the full extent permissible under Georgia law.

         Quitman Bancorp, Inc. ("QBI") may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of QBI or is or was serving at the request of QBI as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not QBI would have the power to indemnify him against such liability under the provisions of the Code or of the Articles.




Item 25. Other Expenses of Issuance and Distribution

*        Special counsel and local counsel legal fees...........     $  80,000
*        Printing and postage...................................        30,000
*        Appraisal/Business Plan................................        20,000
*        Accounting fees........................................        20,000
*        Data processing/Conversion agent.......................         3,500
*        SEC Registration Fee...................................         2,000
*        OTS Filing Fees........................................         8,400
*        NASD Fairness Filing...................................         1,300
*        Blue Sky legal and filing fees.........................        10,000
*        Underwriting fees......................................        95,600
*        Underwriter's expenses, including legal fees...........        37,500
*        Stock Certificates.....................................         2,500
*        Miscellaneous expenses.................................        30,200
                                                                        ------
*        TOTAL    ..............................................     $ 341,000
                                                                       =======

-----------------
*        Estimated at the mid-point of the offering range.

Item 26. Recent Sales of Unregistered Securities.

         Not Applicable

Item 27. Exhibits:

         The exhibits filed as part of this Registration Statement are as follows:

                   1.1     Form of Sales Agency Agreement with Trident Securities, Inc.
                   2       Plan of Conversion
                   3(i)    Articles of Incorporation of Quitman Bancorp, Inc.
                   3(ii)   Bylaws of Quitman Bancorp, Inc.
                   4       Specimen Stock Certificate of Quitman Bancorp, Inc.
                   5.1     Opinion of Malizia, Spidi, Sloane & Fisch, P.C. regarding legality of securities registered
                   8.1     Federal Tax Opinion of Malizia, Spidi, Sloane & Fisch, P.C.
                   8.2     State Tax Opinion of Daniel M. Mitchell, Jr., Esq.
                   8.3     Opinion of FinPro, Inc. as to the value of subscription rights
                  16       Letter of Simmons & Simmons, P.C.
                  23.1     Consent of Malizia, Spidi, Sloane & Fisch, P.C. (contained in its opinions filed as Exhibits 5.1 and 8.1)
                  23.2     Consent of Stewart, Fowler & Stalvey, P.C.
                  23.3     Consent of FinPro, Inc.
                  23.4     Consent of Daniel M. Mitchell, Jr., Esq. (contained in his opinion filed as Exhibit 8.2)
                  24       Power of Attorney (reference is made to the signature page)
                  27       Financial Data Schedule**
                  99.1     Stock Order Form*
                  99.2     Appraisal Report of FinPro, Inc.*
                  99.3     Marketing Materials*

                  ----------------
                  *   To be filed by amendment
                  **  Electronic filing only


Item 28. Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                    (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

                   (ii) Reflect in the prospectus any facts or events which individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) To provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Quitman, Georgia, on December 22, 1997.

                        QUITMAN BANCORP, INC.



                        By:      /s/ Melvin E. Plair
                                 -----------------------------------------------
                                 Melvin E. Plair
                                 President and Chief Executive Officer
                                 (Duly Authorized Representative)

         We the undersigned directors and officers of Quitman Bancorp, Inc. do hereby severally constitute and appoint Melvin E. Plair our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said Melvin E. Plair may deem necessary or advisable to enable Quitman Bancorp, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of Quitman Bancorp, Inc. common stock, including specifically, but not limited to, power and authority to sign for us or any of us, in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that Melvin E. Plair shall do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated as of December 22, 1997.



/s/ Claude R. Butler                 /s/ Melvin E. Plair
----------------------------------   -----------------------------------------
Claude R. Butler                     Melvin E. Plair
Chairman of the Board and Director   President and Chief Executive Officer
                                     (Principal Executive and Financial Officer)


/s/ Robert L. Cunningham, III        /s/ Peggy L. Forgione
----------------------------------   -----------------------------------------
Robert L. Cunningham, III            Peggy L. Forgione
Vice Chairman and Director           Vice President and Controller
                                     (Principal Accounting Officer)


/s/ Walter B. Holwell
----------------------------------
Walter B. Holwell
Director



/s/ John W. Romine
----------------------------------
John W. Romine
Director



/s/ Daniel M. Mitchell, Jr.
----------------------------------
Daniel M. Mitchell, Jr.
Director

   As filed with the Securities and Exchange Commission on December 23, 1997

                                                    Registration No. 333-_______

-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    EXHIBITS
                                       TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              Quitman Bancorp, Inc.
          -------------------------------------------------------------
          (Exact Name of Small Business Issuer as Specified in Charter)

           Georgia                      6035                     Requested
---------------------------------  -----------------         -------------------
   (State or Other Jurisdiction    (Primary SIC No.)          (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)

                 100 West Screven Street, Quitman, Georgia 31643
                                 (912) 263-7538
--------------------------------------------------------------------------------

        (Address and Telephone Number of Principal Executive Offices and
                          Principal Place of Business)

                               Mr. Melvin E. Plair
                      President and Chief Executive Officer
                              Quitman Bancorp, Inc.
                 100 West Screven Street, Quitman, Georgia 31643
                                 (912) 263-7538
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                  Please send copies of all communications to:
                             Charles E. Sloane, Esq.
                             Gregory J. Rubis, Esq.
                              Jean A. Milner, Esq.
                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
           1301 K Street, N.W., Suite 700 East, Washington, D.C. 20005

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this registration statement becomes effective.

                                          INDEX TO EXHIBITS TO FORM SB-2


Exhibit

                  The exhibits filed as part of this Registration Statement are as follows:

                   1.1     Form of Sales Agency Agreement with Trident Securities, Inc.
                   2       Plan of Conversion
                   3(i)    Articles of Incorporation of Quitman Bancorp, Inc.
                   3(ii)   Bylaws of Quitman Bancorp, Inc.
                   4       Specimen Stock Certificate of Quitman Bancorp, Inc.
                   5.1     Opinion of Malizia, Spidi, Sloane & Fisch, P.C. regarding legality of securities registered
                   8.1     Federal Tax Opinion of Malizia, Spidi, Sloane & Fisch, P.C.
                   8.2     State Tax Opinion of Daniel M. Mitchell, Jr., Esq.
                   8.3     Opinion of FinPro, Inc. as to the value of subscription rights
                  16       Letter of Simmons & Simmons, P.C.
                  23.1     Consent of Malizia, Spidi, Sloane & Fisch, P.C. (contained in its opinions filed as Exhibits 5.1 and 8.1)
                  23.2     Consent of Stewart, Fowler & Stalvey, P.C.
                  23.3     Consent of FinPro, Inc.
                  23.4     Consent of Daniel M. Mitchell, Jr., Esq. (contained in his opinion filed as Exhibit 8.2)
                  24       Power of Attorney (reference is made to the signature page)
                  27       Financial Data Schedule**
                  99.1     Stock Order Form*
                  99.2     Appraisal Report of FinPro, Inc.*
                  99.3     Marketing Materials*

-----------------------
                  *   To be filed by amendment
                  **  Electronic filing only